As filed with the Securities and Exchange Commission on April 15, 2016
Registration No. 333-206460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COPsync, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3576	98-0513637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

COPsync, Inc.
16415 Addison Road, Suite 300
Addison, Texas 75001
(972) 865-6192
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald A. Woessner
Chief Executive Officer
COPsync, Inc.
16415 Addison Road, Suite 300
Addison, Texas 75001
(972) 865-6192
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Jenkins, Esq. Alexander R. McClean, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 (585) 232-6500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-206460) (the “Registration Statement”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to include the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and to update certain other information in the Registration Statement. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 15, 2016
PROSPECTUS

3,468,992 Shares of Common Stock Issuable Upon Exercise of the Warrants

This prospectus relates to 3,468,992 shares of our common stock that are issuable upon the exercise of warrants issued in connection with a public offering that we closed on November 18, 2015. Each warrant is immediately exercisable for one share of our common stock at an exercise price of $3.125 per share.

Our common stock and warrants are listed on the NASDAQ Capital Market under the symbol “COYN” and “COYNW,” respectively. On April 14, 2016, the closing price as reported on the NASDAQ Capital Market was $1.97 per share. This price will fluctuate based on the demand for our common stock.

Investing in our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                              , 2016

You should rely only on the information contained in this prospectus and any prospectus supplement prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely upon it. We are offering to sell shares of our common stock pursuant to the exercise of our warrants, only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock and warrants. Our business, financial condition, results of operations and prospects may have changed since these dates.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of our common stock and warrants and the distribution of this prospectus outside the United States.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “COPsync,” “the company,” “we,” “us,” “our” and similar references refer to COPsync, Inc.

On October 14, 2015, we effected a 1-for-50 reverse stock split. Unless context indicates or otherwise requires, all share numbers and share price data included in this prospectus have been adjusted to give effect to that reverse stock split.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide to invest in our common stock, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Our Company
COPsync Network

COPsync, Inc. operates what we believe to be the only real-time, law enforcement mobile data information system in the United States. We refer to this real-time, in-car information sharing, communication and data interoperability network as the "COPsync Network." The COPsync Network, delivered via software as a service (SaaS), is designed for the purpose of:

•	Allowing law enforcement officers to compile and share information, in real-time, via a common database accessible by all such officers on the COPsync Network, regardless of agency jurisdiction;

•
Allowing officers to query, in real time, various local, state and federal law enforcement databases, including (i) the FBI Criminal Justice Information Service (CJIS) database, (ii) the law enforcement telecommunications system databases for the States of Texas, Mississippi and Massachusetts, (iii) the historical databases of our agency subscribers who have provided us with such access, (iv) the Department of Homeland Security's El Paso Intelligence Center (EPIC) database, which collects information relating to persons crossing the United States - Mexico border, and (v) our COPsync Network database, and, as we expand the scope of our operations to states other than those noted above, we anticipate that we will provide access to the law enforcement telecommunications databases in those states as well, subject to approvals from the applicable governing state agencies;

•
Allowing dispatchers and officers to send, in real time, BOLO (be on the lookout) and other alerts of child kidnappings, robberies, car thefts, police pursuits, and other crimes in progress to all officers on the COPsync Network, regardless of agency jurisdiction;

•
Allowing officers to write tickets, offense reports, crash reports and other reports and electronically and seamlessly send, in real time or near real-time, the information in those reports to the COPsync Network database and local court and agency databases;

•
Informing officers of outstanding Texas Class C misdemeanor warrants, in real-time, at the point of a traffic stop and allowing the officers to collect payment for those warrants using a credit card, through a specific feature enhancement to the COPsync Network that we sometimes refer to as the WARRANTsync system.

In the Homeland Security Act of 2002, Congress mandated that all U.S. law enforcement agencies, federal, state and local, implement information sharing solutions, referred to as "interoperability." Our COPsync Network provides this interoperability. Prior to the introduction of the COPsync Network, significant information sharing among law enforcement agencies, regardless of agency jurisdiction, did not exist in the United States. We believe that this lack of interoperability existed because law enforcement software vendors maintain proprietary systems that are not intended to interface with systems of other vendors. Our business model is to bring real-time information sharing, communication and data interoperability to as many law enforcement agencies as possible.

COPsync911 Threat Alert System

We also offer the COPsync911 threat alert service for use in schools, hospitals, day care facilities, government office buildings, energy infrastructure and other facilities with a high level of concern about security. When used in schools, the COPsync911 service enables school personnel to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol vehicles, and to the local 911 dispatch center, with the mere click of an icon, from any computer within the facility and from any cell phone and other mobile devices associated with the facility. The alert is also sent to the cell phones of all law enforcement officers in the area and to all teachers, administrators, and other staff at the school, alerting them of imminent danger. We expect our COPsync911 service to reduce emergency law enforcement response times in those circumstances when seconds and minutes count.

Once the alert is sent, a "crisis communication portal" is established among the person(s) sending the alert, the responding patrol vehicles and the local law enforcement 911 dispatch center. This allows the person(s) initiating the alert to silently communicate with responding officers and the 911 dispatch center about the nature of the threat, whether it is an active gunman, fire, suspicious person or other emergency. The crisis communication portal also provides a link to a diagram of the school or other facility and a map to its location.

COURTsync System

We also offer the COURTsync service to enhance courthouse protection and efficiency. COURTsync utilizes our WARRANTsync system to give patrol officers utilizing our COPsync Network access to Class C warrant information from the court, enabling them to collect warrant fees for the court. When used in courthouses, the COURTsync service enables judges and court personnel to instantly send emergency alerts directly to the closest law enforcement officers in their patrol vehicles and to the local 911 dispatch center, from any computer within the facility. Court personnel are also able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons.

VidTac In-Vehicle Video System

In addition to the COPsync Network and COPsync911, we offer a 100% digital, high-performance, software-driven video system designed for law enforcement. Its ultra-compact twin lens camera system not only doubles the image resolution quality but also the effective visual range of both video and still images. Unlike traditional in-vehicle video systems, which are expensive, “hardware centric” DVR-based systems, our VidTac software-driven system eliminates the need for a separate DVR, which allows us to offer VidTac for about half the price.

Business Model

We offer the COPsync Network, the COPsync911 threat alert service and the COURTsync service via a SaaS business model, under which our customers subscribe to use the COPsync Network and the COPsync911 service for a specified term. The subscription fees are typically paid annually at the inception of each year of service. Our business model is to obtain subscribers to use our service, achieve a high subscription renewal rate from those subscribers and then grow our revenue through a combination of acquiring new subscribers and obtaining renewals from existing subscribers. Pertinent attributes of our business model include the following:

•	We have incurred and will continue to incur material research and development costs to continue to build out our infrastructure and add new features and functionality to our offerings;

•	We have incurred start-up cost to establish our services and continue to incur recurring fixed costs to maintain our services;

•	As we acquire subscribers and bring them onto our services, we experience variable acquisition costs related to sales, installation and deployment;

•	We recruit subscribers with the goal of reaching a level of aggregate subscriber payments that exceeds our fixed (and variable) recurring service costs;

•	We seek to maintain a high renewal rate among existing subscribers; and

•	We augment these recurring revenues with product revenues from sales of our VidTac law enforcement in-vehicle video system.

Assuming that we are successful in obtaining new users of our services, as well as retaining high renewal rates of existing subscribers, we anticipate that the recurring nature of our subscription model will result in annually recurring, sustainable and predictable cash flow and revenue growth, year-over-year. However, we can provide no assurance that we will be successful in implementing our business model and achieving our operational and financial objectives.

We sell our products and services through direct sales efforts and indirectly through a small network of distributors and resellers. Virtually all of our sales to date have been derived from the direct sales efforts of sales representatives that we employ. Regarding our indirect sales channels, we have one distributor for our products and services, which has exclusive distribution rights in Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont and Virginia, except that COPsync may sell in such territories, and non-exclusive distribution rights in certain other states. We also have one reseller, with non-exclusive re-sale rights, for the COPsync Network and the COPsync911 threat alert system in Louisiana. We have several non-exclusive resellers, mainly vehicle “up-fitters” for the VidTac system in Texas. Our indirect sales channels have not contributed material sales to date when viewed in the context of our aggregate historical sales. We plan to devote time, energy and resources to develop a more robust and commercially successful network of indirect sales channels.

Intellectual Property

We hold a patent (patent no. 9,047,768) entitled, “Method, System and Computer Program for Law Enforcement,” which is utilized in the COPsync Network. This patent, which expires in August 2032, is for a method performed by an information handling system comprising a network connection for communicating information about at least one subject, wherein the subject includes at least one of a subject vehicle or a subject person. We also hold a patent (patent no. 9,143,670) entitled, “Video Capturing System Including Two Independent Image Sensors,” which is utilized in our VidTac product. This patent is for an in-vehicle video system comprising a forward-looking camera system that includes two independent image sensors and associated digital signal processors for processing imagery received from the respective independent image sensors. We also have three pending patents in application.

The federal trademark “COPSYNC” is held by a third party, but we dispute the validity of the registered holder’s rights in the mark. If the third party were to assert a trademark infringement claim against us, we could incur substantial costs and expenses of defending the claim and could be forced to relinquish our use of the “COPSYNC” mark and adopt a different trademark. This could cause a loss of the goodwill we have accumulated with respect to the sales of our products and services using the “COPSYNC” mark. We do, however, hold a Texas trademark registration for the mark “COPSYNC,” which expires in May 2018, and can be renewed for subsequent five-year terms as long as the mark remains in use. We also have a trademark registration application pending with the State of Texas for the mark “COPSYNC 911.”  Additionally, we hold federal trademark registrations for the marks “VIDTAC” and “WARRANTSYNC,” which expire in December 2022 and January 2024, respectively, and can be renewed for subsequent ten-year terms as long as the marks remain in use.

Public Offering

On November 18, 2015, we closed a $10.6 million public offering. In connection with the public offering, we issued 3,028,572 shares of our common stock and warrants to purchase 3,028,572 shares of our common stock at an exercise price of $3.125 per share. On December 17, 2015, we closed an overallotment exercise in connection with this public offering. In connection with this overallotment exercise, we issued warrants to purchase 440,420 shares of our common stock at an exercise price of $3.125 per share.

Risks Associated with Our Business

Before you invest in our common stock and warrants, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”  We believe that the following are some of the major risks and uncertainties that may affect us:

•
We have a short operating history, a relatively new business model, and have not produced significant revenues, which makes it difficult to evaluate our future prospects and increases the risk that we will not be successful;

•	We have a history of operating losses, which may continue and may harm our ability to obtain financing and continue our operations;

•
It is possible that we may require additional financing to continue to grow our business operations, which would dilute the ownership held by our stockholders. If we are unable to obtain additional financing our business operations may be harmed or discontinued, and if we do obtain additional financing our stockholders may suffer substantial dilution;

•	General economic conditions may adversely affect our business, operating results and financial condition;

•
If our existing products and services are not accepted by potential customers or we fail to introduce new products and services, our business, results of operations and financial condition will be harmed;

•	We rely heavily on sales to governmental entities, and the loss of a significant number of contracts would impact our ability to reach profitability;

•	If we are unable to adequately compete with our competitors, some of whom may have greater resources with which to compete, it may impact our ability to effectively market and sell our products;

•
Sales to many of our customers involve long sales and implementation cycles, which may cause revenues and operating results to vary significantly, making it more difficult to analyze our financial statements and prepare accurate financial projections;

•	If we are unable to retain the services of key personnel, we may not be able to continue our operations;

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand; and

•	Intellectual property litigation could harm our business.

Our Corporate Information

We were incorporated in Delaware in October 2006 and operated with nominal or no assets or operations until 2008. We acquired the predecessor-in-interest to our business, PostInk Technology, LP, a Texas limited partnership, in April 2008 and began realizing revenues from operations in the fourth quarter of 2008. Our principal executive offices are located at 16415 Addison Road, Suite 300, Addison, Texas 75001, and our telephone number is (972) 865-6192. Our website address is www.copsync.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision to purchase our common stock.

The Offering

Securities offered by us	3,468,992 shares of common stock issuable upon the exercise of warrants.

Common stock outstanding prior to this offering (1)	8,675,760 shares.
Common stock to be outstanding immediately following this offering (2)	12,144,752 shares (assuming the warrants are exercised in full).
Exercisability	Each warrant is exercisable for one share of common stock.
Exercise Price	$3.125
Exercise Period	The warrants are exercisable until November 18, 2020.
Use of proceeds
We intend to use the net proceeds from the exercise of warrants for general working capital purposes. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

Listing and Symbols	Our common stock and warrants are listed on The NASDAQ Capital Market under the symbols “COYN” and “COYNW,” respectively.
Risk factors	You should read the section of this prospectus entitled “Risk Factors” for a discussion of factors to carefully consider before deciding to invest in shares of our common stock and warrants.

(1)           The number of shares of our common stock outstanding prior to this offering is based on 8,675,760 shares outstanding as of April 11, 2016 and excludes the following:

●	40,206 shares of common stock reserved for issuance pursuant to certain convertible and non-convertible promissory note conversion agreements;

●	247,900 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $5.48 per share;

●	4,435,098 shares of common stock issuable upon exercise of outstanding warrants, at a weighted average exercise price of $3.69 per share; and

●	2,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock.

(2)           The total number of shares of our common stock outstanding after this offering is based on 8,675,760 shares outstanding as of April 11, 2016.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data. We have derived the following consolidated statements of operations data for the years ended December 31, 2015 and 2014 and the consolidated balance sheet data as of December 31, 2015 from our audited consolidated financial statements, included elsewhere in this prospectus. Our historical results for prior periods are not necessarily indicative of results to be expected for any future period. The summary consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included elsewhere in this prospectus. The summary consolidated financial data in this section is not intended to replace our consolidated financial statements and the related notes thereto.

Statement of Operations Data:

	For the Twelve Months Ended
	December 31,
	2015	2014

Total Revenues	$6,133,412	$5,910,328
Total Cost of Revenues	$3,845,688	$3,771,495
Gross Profit	$2,287,724	$2,138,833
Total Operating Expenses	$6,313,852	$6,194,707
Loss from Operations	$(4,026,128)	$(4,055,874)
Total Other Expense	$(2,388,102)	$(167,593)
Net Loss	$(6,414,230)	$(4,223,467)
Series B preferred stock dividend	$(38,692)	$(33,693)
Accretion of beneficial conversion feature on preferred shares dividends issued in kind	$(52,500)	$(71,307)
Net Loss Attributable to Common Shareholders	$(6,505,422)	$(4,328,467)
Loss Per Common Share - Basic & Diluted	$(1.43)	$(1.18)
Weighted Average Number of Common Shares Outstanding - Basic & Diluted	4,543,886	3,659,735

Balance Sheet Data:

	December 31, 2015	December 31, 2014

Total Current Assets	$9,750,219	$1,377,306
Total Property and Equipment	$317,948	$328,665
Accumulated Depreciation	$(193,760)	$(152,789)
Net Property and Equipment	$124,188	$175,879
Total Assets	$9,874,407	$1,553,182

Total Current Liabilities	$4,690,419	$4,862,131
Total Long-Term Liabilities	$1,426,919	$1,906,838
Total Liabilities	$6,117,338	$6,768,969
Series A Preferred Stock, par value $0.0001 per share, 100,000 shares authorized, 100,000 shares issued and outstanding, respectively	$10	$10
Series B Preferred Stock, par value $0.0001 per share, 375,000 shares authorized, 0 and 375,000 shares issued and outstanding, respectively	$--	$37
Common Stock, par value 0.0001 per share, 50,000,000 shares authorized, 8,362,903 and 4,037,043 shares issued and outstanding, respectively	$837	$404
Additional paid-in-capital	$33,043,232	$17,650,034
Accumulated deficit	$(29,987,131)	$(22,908,272)
Total Stockholders' Equity (Deficit)	$3,757,069	$(5,215,787)
Total Liabilities and Stockholders’ Equity (Deficit)	$9,874,407	$1,533,182

RISK FACTORS

There are numerous risks affecting our business, some of which are beyond our control. An investment in our common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

RISK FACTORS RELATING TO OUR OPERATIONS

We have experienced losses since our founding. A failure to obtain profitability and achieve consistent positive cash flows would have a significant adverse effect on our business.

We have incurred operating losses since our inception, including a reported net loss of $6,414,230 and $4,223,467 for our fiscal year ended December 31, 2015 and December 31, 2014, respectively. Cash used in operating activities for the fiscal year ended December 31, 2015 was $3,354,898. In fiscal 2014, we used $2,900,870 of cash in our operating activities. We expect to continue to incur operating losses through at least fiscal 2016. As of December 31, 2015, we had an accumulated deficit of $29,987,131, cash and cash equivalents of $8,295,310, working capital of $5,059,800 and stockholders’ equity of $3,757,069. To date, we have funded our operations principally through the sale of our capital stock and debt instruments, as well as contributions of capital to our predecessor, and cash generated from operations. We will need to generate significant revenues to achieve profitability, and we cannot assure you that we will ever realize revenues at such levels. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We may require additional financing to support our operations. Such financing may only be available on disadvantageous terms, or may not be available at all. Any new equity financing could have a substantial dilutive effect on our existing stockholders.

At December 31, 2015, we had cash and cash equivalents of $8,295,310, working capital of $5,059,800 and an accumulated deficit of $29,987,131. While we closed a $10.6 million underwritten public offering on November 18, 2015, our cash position may decline in the future, and we may not be successful in maintaining an adequate level of cash resources. Our key vendors have accommodated us by extending payment terms for our outstanding accounts payables, but we cannot assure you that these accommodations will continue. If our key vendors begin demanding standard payment terms, we may not be able to pay our accounts payable in a timely fashion, and we may lose our relationships with our key vendors.

We may be required to seek additional debt or equity financing in order to support our growing operations. We may not be able to obtain additional financing on satisfactory terms, or at all, and any new equity financing could have a substantial dilutive effect on our existing stockholders. If we cannot obtain additional financing, we will not be able to achieve the sales growth that we need to cover our costs, and our results of operations would be negatively affected.

We cannot predict our future results because we have a limited operating history.

Our predecessor, which began our business, was formed in January 2005. We began realizing revenues from operations in the fourth quarter of 2008. Given our limited operating history, it may be difficult for you to evaluate our performance or prospects. You should consider the uncertainties that we may encounter as a company that should still be considered an early stage company. These uncertainties include:

•	our ability to market and sell our COPsync Network and other products for a profit;

•	our ability to recruit and retain skilled personnel; and

•	our evolving business model.

If we are not able to address successfully some or all of these uncertainties, we may not be able to expand our business, compete effectively or achieve profitability.

If we are unable to develop and generate additional demand for our services or products, we will likely suffer serious harm to our business.

We have invested significant resources in developing and marketing our services and products. The demand for, and market acceptance of, our services and products is subject to a high level of uncertainty. Adoption of new software and hardware solutions, particularly by law enforcement agencies, which have historically relied upon more traditional means of communication, requires a broad acceptance of substantially different methods of conducting business and collecting and sharing information. Our services and products are often considered complex and often involve a new approach to the conduct of business by our customers. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our services and products in order to generate additional demand. The market for our services and products may weaken, competitors may develop superior offerings or we may fail to develop acceptable solutions to address new market conditions. Any one of these events could have a material adverse effect on our business, results of operations, cash flow and financial condition.

We rely predominantly on sales to governmental entities, and the loss of a significant number of our contracts would have a material adverse effect on our business, results of operations and cash flows.

Our sales are predominantly derived from contracts with agencies of local governments. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will successfully sell our products to such governmental entity. In order to sell to government entities, we may be required to obtain approval and/or certification by such government entities, and may require the maintenance of certain security clearances for facilities and employees, which can entail administrative time and effort possibly resulting in additional costs and delays. Additionally, such approval and/or certification processes may change, or more stringent processes may be developed, which may restrict our ability to continue to sell to government entities. Further, our sales, and results of operations, may be adversely affected by the curtailment of these governmental agencies’ use of technology, including curtailment due to governmental budget reductions. Governmental budgets available to purchase our software services and products could be negatively affected by several factors, including events we cannot foresee, such as local government budget shortfalls, federal and state government budget limitations resulting in the curtailment of grant programs that would otherwise cover the purchase of our services, current or future economic conditions, a change in spending priorities, and other related exigencies and contingencies. A significant decline in or redirection of local law enforcement expenditures in the future could result in a decrease to our sales, earnings and cash flows.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our products or lost sales.

Because our software services and products, and the environments in which they operate, are complex, our software and products may contain errors that can be detected at any point in its lifecycle. While we continually test our services and products for errors, errors may be found at any time in the future. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our services and products, diversion of development resources, injury to our reputation, increased service and warranty costs, license terminations or renegotiations or costly litigation. Additionally, because our services and products support or rely on other systems and applications, any software or hardware errors or bugs in these systems or applications may result in errors in the performance of our service or products, and it may be difficult or impossible to determine where the error resides.

We may not be competitive, and increased competition could seriously harm our business.

Relative to us, some of our current competitors or potential competitors of our COPsync 911 threat alert service, COURTsync service or VidTac in-vehicle video system may have one or more of the following advantages:

·	longer operating histories;
·	greater financial, technical, marketing, sales and other resources;
·	positive cash flows from operations;
·	greater name recognition;
·	a broader range of products to offer;
·	a larger installed base of customers; and
·	competitive product pricing.

Although no single competitive factor is dominant, current and potential competitors of our COPsync 911 threat alert service, COURTsync service or VidTac in-vehicle video system may establish cooperative relationships among themselves or with third parties to enhance their offerings that are competitive with our products and services, which may result in increased competition. Although to date we have not identified any direct competitors for our COPsync Network, competitors may develop in the future and such competitors may have greater resources or name recognition than we currently enjoy. As a result of these and other factors, we may be unable to compete successfully with our existing or new competitors.

Sales to most of our target customers involve long sales and implementation cycles, which may cause revenues and operating results to vary significantly.

We sell our services and products primarily to local government agencies and school districts. A prospective customer’s decision to purchase our services or products may often involve lengthy evaluation and product qualification process. Throughout the sales cycle, we anticipate often spending considerable time educating and providing information to prospective customers regarding the use and benefits of our services and products. Budget constraints and the need for multiple approvals within these organizations may also delay the purchase decision. Failure to obtain the timely required approval for a particular project or purchase decision may delay the purchase of our services or products. As a result, we expect that the sales cycle for our services and products will typically exceed 180 days, depending on the availability of funding to the prospective customer. These long cycles may cause delays in any potential sale, and we may spend a large amount of time and resources on prospective customers who decide not to purchase our services or products, which could materially and adversely affect our business.

Additionally, many of our services and products are designed for the law enforcement community, which requires us to maintain a sales force that understands the needs of this profession, engages in extensive negotiations and provides high-level support to complete sales. If we do not successfully market our services and products to these targeted customers, our operating results will be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.

Our products, offerings and website may be subject to intentional disruption that could adversely impact our reputation and future sales.

We collect and retain large volumes of criminal justice information, including law enforcement telemetry data, non-adjudicated criminal justice information and other personally identifiable information that our various products and systems collect, process, summarize and report. The integrity and protection of our data is critical to our business and our customers have the expectation that we will adequately protect this information. The federal Criminal Justice Information Security (CJIS) Policy and additional requirements imposed on us by the law enforcement industry pertaining to information security and privacy are increasingly demanding and continue to evolve. Maintaining compliance with these requirements may increase our operating costs and adversely impact our ability to release new products and services to our customers. Furthermore, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of our data, which could harm our reputation or result in remedial and other costs, fines or lawsuits. Our business could be subject to significant disruption, and we could suffer monetary and other losses and reputational harm, in the event of such incidents and claims.

We will not be able to develop or continue our business if we fail to attract and retain key personnel.

Our future success depends on our ability to attract, hire, train and retain a number of highly skilled employees and on the service and performance of our senior management team and other key personnel. The loss of the services of our executive officers or other key employees could adversely affect our business. Competition for qualified personnel possessing the skills necessary to implement our strategy is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully. We have obtained “key person” life insurance policies covering two of our employees.

Our success will depend to a significant degree upon the continued contributions of our key management, engineering and other personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Ronald A. Woessner, our chief executive officer, Russell Chaney, our founder and a member of the board, and Shane Rapp, our founder and president. If Messrs. Woessner, Chaney or Rapp, or any other key members of our management team, leave our employment, our business could suffer and the share price of our common stock and warrants would likely decline. Although we have entered into an employment agreement with each of Messrs. Chaney and Rapp, either of them may voluntarily terminate his services at any time. We do not currently have an employment agreement with Mr. Woessner and do not expect to enter into such agreement following the consummation of this offering.

Furthermore, our sales success is dependent on our sales leadership and our sales representatives. We continue to experience turnover in our sales organization, including at the executive level. Our current senior sales executive is relatively new to the company. In 2014 and 2015, we hired new sales personnel to fill various vacancies and increased the size of our sales team. Our current sales team is less experienced in the law enforcement space than our previous sales team. Consequently, our sales volumes could suffer until our new sales personnel become fully integrated.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Most of our software and underlying technology is proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures and through copyright, patent, trademark, and trade secret laws. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted there under may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property on a cost-effective manner.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products and services.

From time to time, we might receive claims that we have infringed the intellectual property rights of others, including claims regarding patents, copyrights, and trademarks. Because of constant technological change in the segments in which we compete, the extensive patent coverage of existing technologies, and the rapid rate of issuance of new patents, it is possible that the number of these claims may grow. In addition, former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to stop selling, delay shipments of, or redesign our products, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers. We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all. We may incur significant expenditures to investigate, defend and settle claims related to the use of technology and intellectual property rights as part of our strategy to manage this risk.

In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms, or at all, and may expose us to additional liability. This liability, or our inability to use any of this third party software, could result in shipment delays or other disruptions in our business that could materially and adversely affect our operating results.

The federal trademark “COPSYNC” is held by a third party. If the third party were to assert a trademark infringement claim against us, we could incur substantial costs and expenses in defending the claim and could be forced to relinquish our use of the “COPSYNC” mark and adopt a different trademark. This could cause a loss of the goodwill we have accumulated with respect to the sales of our products and services using the “COPSYNC” mark and could have a material adverse effect on our business and operating results.

We may become involved in litigation which could harm the value of our business.

Because of the nature of our business, there is a risk of litigation from customers, suppliers, employees, partners, stockholders and others. Litigation can cause us to incur substantial expenses whether or not we prevail, which will add to our costs and may affect the capital available for our operations. An increase in our costs may cause us to increase the prices we charge for our products and services, which may lead to our customers to seek alternatives to our products. In such event, our revenues will decrease and we may be forced to curtail our operations.

Periods of sustained economic adversity and uncertainty could negatively affect our business, results of operations and financial condition.

Demand for our services and products depend in large part upon the level of capital and maintenance expenditures by many of our customers. Economic downturns result in lower tax receipts for municipalities, counties and school districts, hence, lower budgets for our customers and potential customers. Lower budgets could have a material adverse effect on the demand for our services and products, and our business, results of operations, cash flow and overall financial condition would suffer.

Disruptions in the financial markets, such as what occurred in 2008, may adversely impact the availability and cost of credit for our potential customers, which could result in the delay or cancellation of customer purchases. In addition, the disruptions in the financial markets may have an adverse impact on regional and world economies and credit markets, which could negatively impact the availability and cost of capital for us and our customers. These conditions may reduce the willingness or ability of our customers and prospective customers to commit funds to purchase our services or products, or their ability to pay for our services after purchase. These conditions could result in bankruptcy or insolvency for some customers, which would impact our revenue and cash collections. These conditions could also result in pricing pressure and less favorable financial terms in our contracts and our ability to access capital to fund our operations.

RISK FACTORS RELATING TO OUR COMMON STOCK AND WARRANTS

We have a substantial number of authorized common and preferred shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our common stock.

We have a total of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock authorized for issuance. As of December 31, 2015, we had 41,637,097 shares of common stock and 900,000 shares of preferred stock available for issuance. As of December 31, 2015, we had reserved 4,817,198 shares of our common stock for issuance upon the exercise of outstanding options and warrants, 2,000 shares of our common stock for issuance upon conversion of outstanding shares of our preferred stock, 2,728 shares of our common stock upon conversion of an outstanding convertible note, 260,206 shares of our common stock to be issued for a series of conversions involving Series B Preferred Stock and Notes Payable, as well as stock grants issued to third-party service providers. Additionally, we have 157,900 additional shares available for future grants under our stock incentive plan. We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also undertake acquisitions that result in issuances of additional shares of our capital stock. Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us. Furthermore, the book value per share of our common stock may be reduced. This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes or the conversion ratio of any issued preferred stock is lower than the book value per share of our common stock at the time of such exercise or conversion.

The addition of a substantial number of shares of our common stock into the market or by the registration of any of our other securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. The future sales of shares of our common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of our common stock, as such warrants and options would be more likely to be exercised at a time when the price of our common stock is greater than the exercise price.

There may not be an active market for shares of our common stock, and we can provide no assurance that our common stock will continue to meet NASDAQ listing requirements, which may cause our shares to trade at a discount and may make it difficult for you to sell your shares.

Our common stock is listed on The NASDAQ Capital Market under the symbol “COYN.” However, no assurance can be given that an active trading market for our common stock will develop and continue. As a result, you may find it more difficult to purchase, dispose of and obtain accurate quotations as to the value of our common stock and warrants.

If we are unable to continue to meet NASDAQ listing requirements, our common stock could be delisted from The NASDAQ Capital Market. If our common stock were to be delisted from The NASDAQ Capital Market, our common stock could continue to trade on the OTCQB or similar marketplace following any delisting from The NASDAQ Capital Market. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

Our stock could be subject to volatility.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

·	actual or anticipated fluctuations in our quarterly and annual results;
·	changes in market valuations of companies in our industry;
·
announcements by us or our competitors of new strategies, significant contracts, acquisitions, strategic relationships, joint ventures, capital commitments or other material developments that may affect our prospects;

·	shortfalls in our operating results from levels forecasted by company management;
·	additions or departures of our key personnel;
·	sales of our capital stock in the future;
·	liquidity or cash flow constraints; and
·	fluctuations in stock market prices and volume, which are particularly common for the securities of emerging technology companies, such as us.

We may not pay dividends on our common stock in the foreseeable future.

We have not paid any dividends on our common stock. We might pay dividends in the future at the discretion of our board of directors. We are restricted from paying dividends on our common stock unless a dividend is paid on our Series A Preferred Stock in an amount equal to the amount of the dividends for all shares of our common stock into which each such share of Series A Preferred Stock could then be converted. We are unlikely to pay dividends at any time in the foreseeable future; rather, we are likely to retain earnings, if any, to fund our operations and to develop and expand our business.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our stockholders may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

Management will have broad discretion as to the use of the proceeds received from the exercise of warrants and issuance of common stock, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds received from the exercise of warrants and issuance of ordinary shares and could use them for purposes other than those currently contemplated. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See “Use of Proceeds” for a description of our management’s intended use of the proceeds received from the exercise of warrants and issuance of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” among other places in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $10,840,600, from the exercise of the warrants, assuming the warrants are exercised fully. There is no assurance that warrant holders will exercise any or all of the warrants, or that we will receive any proceeds. We expect to use the proceeds received upon the exercise of warrants primarily for working capital purposes.

MARKET FOR OUR COMMON STOCK

Our common stock is listed on the NASDAQ Capital Market under the symbol “COYN.” Through November 12, 2015, our common stock was quoted on the OTCQB maintained by the OTC Market Group Inc. under the symbol “COYN” (temporary symbol “COYND” commencing on October 14, 2015 through November 12, 2015).

The following table sets forth the quarterly quotes of high and low prices for our common stock on the OTCQB Link or NASDAQ Capital Market, as applicable, for each quarterly period between March 31, 2016 and June 30, 2014. The following high and low sales prices have been adjusted retroactively to reflect a 1-for-50 reverse stock split that we effected on October 14, 2015:

Quarter Ending	High	Low
March 31, 2016	$2.22	$1.57
December 31, 2015	$8.10	$1.54
September 30, 2015	$9.50	$7.50
June 30, 2015	$15.00	$7.00
March 31, 2015	$21.50	$4.50
December 31, 2014	$22.50	$17.50
September 30, 2014	$24.00	$8.00
June 30, 2014	$10.00	$4.50

Holders

As of April 11, 2016, the last reported sales price reported on the NASDAQ Capital Market for our common stock was $1.81 per share. As of April 11, 2016, we had approximately 235 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Nevada Agency and Transfer Company, located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

Dividends

We have never declared or paid any cash dividends on our common stock and our outstanding Series A Preferred Stock does not accrue dividends.

In November 2015, we entered into an agreement with the holders of our Series B Preferred Stock where they would convert their shares of Preferred Series B Stock into shares of our common stock.  Related to this agreement was our decision to pay the accrued dividends on the shares of the Series B Stock in cash within 30 days of listing on The NASDAQ Capital Market. Our outstanding shares of Series B Preferred Stock accrued cumulative dividends at a rate of 7% of the original issue price for those shares per annum through November 13, 2015, the date of our listing on The NASDAQ Capital Market.  The dividends for the Series B Preferred Stock were accrued and added to the liquidation preference of the Series B Preferred Stock annually. On December 10, 2015, we paid $638,055 in accrued dividends to the holders of our Preferred Series B Stock.

The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, operating and financial condition and such other factors as our board of directors may consider appropriate. We are restricted from paying dividends on our common stock unless a dividend is paid on our Series A Preferred Stock in an amount equal to the amount of the dividends for all shares of our common stock into which each such share of Series A Preferred Stock could then be converted. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	244,900	$5.55	155,100
Total	244,900	$5.55	155,100

DILUTION

We are offering up to 3,468,992 shares of common stock issuable upon exercise of warrants, at an exercise price of $3.125 per share. If you exercise warrants and invested in our common stock, your interest may be diluted to the extent of the difference between the exercise price per share and the net tangible book value per share of our common stock after such exercise. Dilution may occur in the event the exercise price is substantially in excess of the net tangible book value per share attributable to our existing owners.

Our net tangible book value as of December 31, 2015 was approximately $3,757,070 or approximately $0.45 per share of common stock. After giving effect to the issuance of 3,468,992 shares of common stock upon the full exercise of the warrants in this offering at the exercise price of $3.125 per share, our pro forma as adjusted net tangible book value at December 31, 2015 would have been approximately $4,597,669 or $1.24 per share. This represents an immediate increase in net tangible book value of approximately $0.79 per share to our existing stockholders, and an immediate dilution of $1.89 per share to investors purchasing shares in the offering.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Exercise price of warrants		$3.125
Net tangible book value per share as of December 31, 2015	$0.45
Increase in net tangible book value per share attributable to this offering	$0.79
Adjusted net tangible book value per share after this offering		$1.24
Amount of dilution in net tangible book value per share to new investors in this offering		$1.89

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this registration statement.

The information contained below may be subject to risk factors.  We urge you to review carefully the section “Risk Factors” above for a more complete discussion of the risks associated with an investment in our securities.  See “Special Note Regarding Forward-Looking Statements”.

We sell the services and products discussed under “BUSINESS” As noted above, most of our services are sold on a subscription basis to our customers who subscribe to use the service for a specified term. Our customers renew at a high-renewal rate, which produces recurring cash and recurring revenue, year-after-year.

Pertinent attributes of our subscription-based business model include the following:

●	We have incurred and will continue to incur material research and development costs to continue to build out our infrastructure and add new features and functionality to our offerings.

●	We have incurred start-up costs to establish our services and continue to incur recurring fixed costs to maintain our services.

●	As we acquire subscribers and bring them onto our services, we experience variable acquisition costs related to sales, installation and deployment.

●	We recruit subscribers with the goal of reaching a level of aggregate subscriber payments that exceeds our fixed (and variable) recurring service costs.

●	We seek to maintain a high renewal rate among existing subscribers.

Assuming we are successful in obtaining new users of our services, as well as retaining high renewal rates of existing subscribers, we anticipate that the recurring nature of our subscription model will result in annually recurring, sustainable and predictable cash flow and revenue growth, year-over-year.  However, there is no assurance that we will be successful in implementing our business model and achieving our operational and financial objectives.

At December 31, 2015, the Company had cash and cash equivalents of $8,295,310, working capital of $5,059,800 and an accumulated deficit of $29,987,131.  The following factors are helping the Company manage its liquidity and enable it to progress its business towards cash-flow break-even, and ultimately profitability:

(1)  Relative to our new order bookings, we signed service agreements for approximately $4,551,000 in new orders for the twelve-month period ended December 31, 2015, compared to approximately $4,500,000 in new orders for the comparable period in 2014.

(2)  On November 13, 2015, the Company’s stock and warrants commenced trading on The NASDAQ Capital Market under the symbols COYN and COYNW, respectively.  On November 18, 2015, the Company announced the closing of an underwritten public offering of 3,028,572 shares of common stock, and warrants to purchase up to an aggregate of 3,028,572 shares of common stock, at an offering price of $3.49 per share and $0.01 per warrant.  The warrants are immediately exercisable, have a per share exercise price of $3.125, and expire five years from the date of issuance.  The gross proceeds to COPsync from this offering was approximately $10.6 million before deducting $1.1 million of costs for the underwriting discount and other estimated offering expenses.  The Company also granted the underwriters a 45-day option to purchase up to an aggregate of 454,286 additional shares of common stock and/or up to 454,286 additional warrants to cover over-allotments, if any, of which the underwriters exercised their rights to purchase 440,420 additional warrants.

(3) On July 14, 2015, July 23, 2015 and August 10, 2015 we closed a private placement, in which we issued $1,795,000, in the aggregate, of convertible promissory notes and warrants to purchase Company common stock. The associated warrants have a per share exercise price of $3.125, are immediately exercisable for an aggregate of 527,634 shares of Company common stock, and expire five years from the date of issuance.

(4)  During 2015, a combination of debt instruments and vendor payables were converted into shares of the Company’s common stock, consisting of: (1) an aggregate principal amount of $895,101 of convertible debt being converted into 142,211 shares; (2) an aggregate principal amount of $675,250 of notes payable being converted into 139,364 shares; and (3) an aggregate amount of $236,265 of vendor payables being converted into 29,902 shares.

(5)  The Company continues to employ “just in time” principles in its procurement processes for third party hardware, meaning that it attempts to schedule delivery to the customer of the third party hardware that the Company sells immediately after it receives the hardware.

(6)  We believe that we have the capability to reduce operating expenses, should circumstances warrant.

There can be no assurances that we will become cash flow positive and/or profitable without an additional infusion of capital. Further, there can be no assurances that such capital would be available on terms acceptable to us.

Critical Accounting Policies and Estimates

In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant impact on revenue, income (loss) from operations and net income (loss), as well as the value of certain assets and liabilities on our balance sheet. The application of our critical accounting policies requires an evaluation of a number of complex criteria and significant accounting judgments by us.  Company management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  We evaluate our estimates on a regular basis and make changes accordingly.  Senior management has discussed the development, selection and disclosure of these estimates.  Actual results may materially differ from these estimates under different assumptions or conditions.  If actual results were to materially differ from these estimates, the resulting changes could have a material adverse effect on our financial condition.

Our critical accounting polices include the following:

a. Revenue Recognition

Our business focus is to sell subscriptions to the COPsync software as a service, which is a real-time, in-car information sharing, communication and data interoperability network for law enforcement agencies.  We refer to this service as The COPsync Network.  The agencies subscribe to the service for a specified period of time (usually for twelve to forty-eight months), for a specified number of officers per agency, and at a fixed subscription fee per officer.

In the process of selling the subscription service, we also sell computers and computer-related hardware (“hardware”) used to provide the in-vehicle service should the customer not already have the hardware, or wants to upgrade their existing hardware, as well as hardware installation services, the initial agency and officer set-up and training services and, sometimes, software integration services for enhanced service offerings.

Our most common sales are:

1) for new customers – a multiple-element arrangement involving (a) the subscription fee, (b) integration of the COPsync software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training and (c) if applicable, software integration services for enhanced service offerings; and

2) for our existing customers – the subscription fees for the annual renewal of an agency’s COPsync subscription service, upon the completion of the agency’s previous subscription period.

We recognize revenue when all of the following have occurred: (1) we have entered into a legally binding arrangement with a customer resulting in the existence of persuasive evidence of an arrangement; (2) delivery has occurred, evidenced when product title transfers to the customer; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

Revenue specific to hardware is recognized once hardware has been delivered to the customer. Installation and/or officer training fees are recognized as revenue, if and when provided.  This policy represents a change in estimate in the amount of deferred revenue recognized on hardware sales.  Further, the hardware has to be useable by the customer for general business purposes and possibly unrelated to the COPsync service should they need to use the hardware for general businesses.  If the hardware is not useable, then no revenue recognition can be taken.  If a portion of the hardware has been installed at the end of the reporting period, then along with the hardware recognition, a prorated portion of the installation fees will be recognized as of the date of such installation.  Any remaining revenue items will be deferred until all of the hardware is finished being installed and officer training completed.  The warranty on third party hardware is provided by the manufacturer only.

The sale of the hardware and related services for hardware installation and agency and officer set-up and training are reported as “Hardware, installation and other revenues” in our statement of operations.  The sale of the VidTac product offering is considered a hardware sale and is reported in this revenue classification.

The subscription fees and software integration services are reported as “software license/subscriptions revenues” in our statement of operations.  The subscription fees include termed licenses for the contracted officers to have access to the service and the right to receive telephonic customer and technical support, as well as software updates, during the subscription period.  Support for the hardware is normally provided by the hardware manufacturer.

The sale of the WARRANTsync and COPsync911 product offerings are reported in “software license/subscriptions revenues”.  The service for each of these products consist of two elements: (1) an integration element, and (2) a subscription element, both of which are recognized ratably over the service period upon customer acceptance.  WARRANTsync represents a very small portion of our revenues and could be viewed as an enhancement feature to the COPsync Network.

The receipt and acceptance of an executed customer’s service agreement, which outlines all of the particulars of the sale event, is the primary method of determining that persuasive evidence of an arrangement exists.

Delivery generally occurs for the different elements of revenue as follows:

(1) For multiple-element arrangements involving new customers – contractually the lesser period of time of sixty days from contract date or the date officer training services are completed.  We request the agency to complete a written customer acceptance at the time training is completed, which will override the contracted criteria discussed immediately above.

(2) The subscription fee – the date the officer training is completed and written customer acceptance is received.

(3) Software integration services for enhanced service offerings – upon the completion of the integration efforts and verification that the enhanced service offering is available for use by the agency.

Fees are typically considered to be fixed or determinable at the inception of an arrangement, generally based on specific services and products to be delivered pursuant to the executed service agreement. Substantially all of our service agreements do not include rights of return or acceptance provisions.  To the extent that agreements contain such terms, we recognize revenue once the acceptance provisions or right of return lapses.  Payment terms to customers generally range from net “upon receipt of invoice” to “net 30 days from invoice date.”  Beginning in 2013, we adopted a policy of requesting customers purchasing a significant amount of hardware to prepay for the hardware at the time the equipment was ordered from our suppliers.  These prepayments are recorded on our balance sheet as current deferred revenues.

We assess the ability to collect from its customers based on a number of factors, including credit worthiness of the customer and the past transaction history with the customer.  If the customer is not deemed credit worthy, we defer all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met. With the exception of sales to resellers, all of our customers are local or state governmental agencies.

As indicated above, some customer orders contain multiple elements.  We allocate revenue to each element in an arrangement based on relative selling price.  The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”), if available, third party evidence ("TPE"), if VSOE is not available, or our best estimate of selling price ("ESP"), if neither VSOE nor TPE is available.  The maximum revenue we recognize on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.  Many of our service agreements contain grants (or discounts) provided to the contracting agency.  These grants or discounts have been allocated across all of the different elements based upon the respective, relative selling price.

We determine VSOE for subscription fees for the initial contract period based upon the rate charged to customers on a stand-alone subscription service.  VSOE for renewal pricing is based upon the stated rate for the renewed subscription service, which is stated in the service agreement or contract entered into.  Historically, the renewal rate has been equal to or slightly higher than the stated rate in the original contract; however, we have experienced in fiscal year 2015, a lower renewal rate for certain, renewing customers as a result of their budgetary constraints.  The renewal rate is administered on a customer-by-customer basis.  Subscription fee revenue is recognized ratably over the life of the service agreement.

We have determined that the selling price of hardware products include the related services for hardware installation and agency and officer set-up and training, as well as integration services for enhanced service offerings, which are sold separately and, as a result, it has VSOE for these products.

For almost all of our new service agreements, as well as renewal agreements, billing and payment terms are agreed to up front or in advance of performance milestones.  These payments are initially recorded as deferred revenue and subsequently recognized as revenue as follows:

(1) Integration of our software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training – immediately upon delivery.

(2) The subscription fee – ratably over the contracted subscription period, commencing on the delivery date.

(3) Software integration services for enhanced service offerings – immediately upon our completion of the integration and verification that the enhanced service is available for the agency’s use.

(4) Renewals – ratably over the renewed subscription or service period commencing on the completion of the previous subscription or service period.

b. Software Development Costs

Certain software development costs incurred subsequent to the establishment of technological feasibility may be capitalized and amortized over the estimated lives of the related products.  Through mid-year 2010, we capitalized certain software development costs accordingly.

We determined technological feasibility to be established upon completion of (1) product design, (2) detail program design, (3) consistency between product and program design and (4) review of detail program design to ensure that high risk development issues have been resolved.  Upon the general release of the COPsync service offering to customers, development costs for that product were amortized over fifteen years based on management’s then estimated economic life of the product.

We have not capitalized any of the software development efforts associated with our new product offerings, WARRANTsync, VidTac and COPsync911, because the time period between achieving technological feasibility and product release for these product offerings was very short.  As a result, the incurred costs have been recorded as research and development costs in years 2015 and 2014.

Results of Continuing Operations for the Years Ended December 31, 2015 and 2014

Revenues.

Total revenues for the years ended December 31, 2015 and 2014 were $6,133,412 and $5,910,328, respectively.  Total revenues are comprised of software license/subscription revenue and hardware, installation and other revenue.  Software license/subscriptions revenue is a key indicator of revenue performance in future years, since this revenue represents that portion of our revenue that is anticipated to recur as our service contracts renew from year-to-year.  Hardware, installation and other revenue is a one-time revenue event, and is not a key indicator of future performance.  Software license/subscriptions revenue totaled $3,312,977 and $2,662,237 for the years ended December 31, 2015 and 2014, respectively.  The increase in software license/subscriptions revenue was due to an increase in the number of law enforcement agency contracts executed between periods, revenues from our COPsync911 service and increased revenue attributable to contract renewals and one-time service fees totaling $303,000 were derived from the sales of third party computer aided dispatch services.  Hardware, installation and other revenue totaled $2,820,435 and $3,248,091 for the years ended December 31, 2015 and 2014, respectively.  These revenues involved a certain number of hardware intensive contracts involving both new customers and existing customers electing to replace or update their computer equipment, plus sales of our VidTac product offering.  VidTac revenues were approximately $598,000 and $652,000 for the years ended December 31, 2015 and 2014, respectively.  We believe the year-over-year decrease in sales of VidTac units resulted principally from our relatively new and inexperienced sales team.  We believe that in fiscal year 2016 we will experience increased customer orders for our VidTac product as the sales team matures and as certain feature sets and enhancements are incorporated into the product later in the year.

Many of our new contracts are multiple-year contracts that typically include hardware, installation and training (and integration in some cases) and one year of software license/subscriptions revenue during the first year of the contract, followed by software license/subscriptions revenue during the remaining years of the contract.  Normally, we receive full payment up front upon contract inception.  This up-front payment is initially recorded as deferred revenues and subsequently recognized as revenue during the service period.  As of December 31, 2015, we had $3,119,957 in deferred revenues, compared to $3,669,427 for 2014.  The decrease in deferred revenue resulted from the recognition of $303,000 of one-time service fees in 2015 from contractual payments we received in 2013. We do not believe our deferred revenues will have a material effect on our future working capital for the later years of the contract service periods because a large portion of our continuing customer support costs are incrementally fixed in nature.

We executed approximately 428 new service agreements (or contracts) in 2015, compared to approximately 347 new service agreements in 2014.  We expect to sign more new service agreements in 2016 than we did in 2015, primarily due to anticipated improvements in our sales staff.

Cost of Revenues and Gross Profit

The following is a summary of the cost of revenues and gross profit performances for the respective revenue types for the twelve month periods ended December 31, 2015 and 2014:

	For the twelve months ended December 31,
	2015		2014
	$	%	$	%

Hardware, installation and other revenues
Revenues	$2,820,435	100%	$3,248,091	100%
Cost of Revenues-hardware & other external costs	2,113,593	75%	2,332,922	73%
Cost of Revenues-internal costs	304,168	11%	238,437	7%
Total Gross Profit	$402,674	14%	$676,732	21%

Software license/subscription revenues
Revenues	$3,312,977	100%	$2,662,237	100%
Cost of Revenues-internal costs	1,427,927	43%	763,665	29%
Amortization of capitalized software development costs	-	0%	436,471	16%
Total Gross Profit	$1,885,050	57%	$1,462,101	55%

Total Company
Revenues	$6,133,412	100%	$5,910,328	100%
Cost of Revenues	3,845,688	63%	3,771,495	64%
Total Gross Profit	$2,287,724	37%	$2,138,833	36%

For the years ended December 31, 2015 and 2014, our total cost of revenues was $3,845,688 and $3,771,495, respectively.  As a result, we realized gross profits of $2,287,724 and $2,138,833, respectively, for the years ended December 31, 2015 and 2014.

Cost of revenues for hardware, installation and other revenues for the years ended December 31, 2015 and 2014 totaled $2,417,761 and $2,571,359, respectively.  Included in these cost of revenues are internal costs, which totaled $304,168 and $238,437 for the years ended December 31, 2015 and 2014, respectively.  The increase in internal costs between periods was due principally to increased headcount resulting from the increase in contracted hardware installations, particularly in the 2nd half of year 2015.  The total gross profit from hardware, installation and other revenue totaled $402,674 for the year ended December 31, 2015, compared to a gross profit of $676,732 for the comparable period in 2014.  This decrease in gross profit performance was due in part to an increase in grants and more aggressive pricing discounts on selected hardware items, increased cost of products and internal costs.

Cost of revenues for software license/subscription revenues for the years ended December 31, 2015 and 2014 were $1,427,927 and $1,200,130, respectively.  The increase of approximately $227,797 was due to increased internal costs representing our customer support team and web-hosting facilities.  The increased costs were driven by increased headcount and the cost of outside service providers needed to support the increased number of customers and services offered to our customers.  The resulting gross profit from software license/subscription revenues for years ended December 31, 2015 and 2014 was $1,885,050 and $1,462,101, respectively.

Our total cost of revenues has the potential to fluctuate with revenues because of the variable cost nature of hardware, installation and other revenues contained in future contracts.  Conversely, our internal costs associated with installation, training, customer support and web-site hosting are relatively flat.  In both 2015 and 2014, these internal costs increased because we added headcount and increased services to be provided by outside service providers to support the increased number of customers and new products.

Operating Expenses

Research and Development
Total research and development expenses for the years ended December 31, 2015 and 2014 were $1,616,744 and $1,825,786, respectively.  The decrease between years was principally due to our decision to cut-back on the scalability project in the second quarter of 2015 because of financial constraints.  The scalability project involves reviewing the topology and architecture of our software-based service offerings and making system changes that will assist in the rapid growth of our service offerings in states outside of Texas.  Additionally, the expenses incurred in 2015 as well as 2014 were principally devoted to the continued development and refinement of our COPsync911 threat alert service, our VidTac system, and development efforts to enhance the scalability of our COPsync Network and COPsync911 service offerings.

We anticipate these expenses increasing as we invest additional resources to migrate the entirety of our technology platform to the Microsoft Azure cloud, which, when completed, will provide us the ability to “scale” the business and service millions of users across the U.S.

Sales and Marketing
Total sales and marketing expenses for the years ended December 31, 2015 and 2014 were $2,225,212 and $1,408,659, respectively.  The $816,553 increase in these expenses consists principally of $429,577 for consultants used to help improve and expand COPsync’s sales effort, $386,075 for increases in personnel, to include salary increases and year-end commission accruals, a $35,287 increase for additional trade shows attended in 2015 versus 2014, partially offset by a $18,728 decrease in travel expenses due to reorganization of the sales team through more disciplined planning and travel, plus employee turn-over from time-to-time during the year which helped reduce the travel expenses.

We expect our sales and marketing expenses will increase in 2016, as we will be increasing our current staffing levels, both internal staffing as well as external consultants to increase sales outside the State of Texas.

 General and Administrative
Total general and administrative expenses for the years ended December 31, 2015 and 2014 were $2,471,896 and $2,960,262, respectively.  The $488,366 decrease in expenses was due principally to a $1,212,000 decrease in warrant expense for warrants granted to outside parties for services rendered in year 2014 and a $310,000 decrease in bad debt expense between 2015 and 2014, partially offset by increases of $565,000 in consultant fees, most of which involved the up-listing to The NASDAQ Capital Market; $300,000 for year-end management bonuses; $74,000 in travel expenses and $50,000 for increased miscellaneous departmental expenses.

We believe our general and administrative expenses for 2016 will remain relatively consistent with expense levels of 2015.

Other Income and Expense
For the year ended December 31, 2015, other expense totaled $2,388,102, consisting of $1,203,183 in direct and imputed interest expense, involving various debt instruments, $815,905 of costs for beneficial conversion features and 397,555 of losses on debt conversion relating to the conversion of convertible promissory notes, notes payable, warrant exercises and the conversion of Series B Preferred Stock, and is partially offset by $28,541 in interest income.

For the year ended December 31, 2014, other expense totaled $167,593, consisting of $177,293 in interest expense, partially offset by $9,700 in interest income.

Liquidity and Capital Resources

We have funded our operations since inception through the sale of equity and debt securities and from cash generated by operating activities.  As of December 31, 2015, we had $8,295,310 in cash and cash equivalents, compared to $587,459 as of December 31, 2014.  The increase was due primarily to $11,080,068 net cash provided by financing activities, partially offset by $3,354,898 in net cash used in operating activities and $17,319 in net cash used in investing activities.  The net cash increase attributable to financing activities represents proceeds of $9,311,870 attributable to the Company’s listing on The NASDAQ Capital Market, $526,315 from the issuance of long-term notes payable, $600,000 from the issuance of short-term notes payable, $153,756 from the exercise of warrants for shares of our common stock, $1,596,753 net cash attributable to the Company’s private placement in the third quarter of 2015, $375,000 net cash received from the exercise of Series B warrants, partially offset by a $638,055 dividend paid to the Series B stockholders and payments on notes payable of $808,226.

We had working capital of $5,059,800 on December 31, 2015, compared to a deficit of $3,484,825 on December 31, 2014.  Included in the working capital on December 31, 2015, are current liabilities of $2,028,120 in net deferred revenues attributable to future performance obligations under prepaid customer contracts, the future costs of which we believe will not represent a majority of these current liabilities.

Off-Balance Sheet Arrangements

As of December 31, 2015, we had no off-balance sheet arrangements.

Recently Issued Accounting Standards

For information regarding the impact of recently issued accounting standards, see Note 2 to our financial statements for the fiscal year ended December 31, 2015, included in this prospectus.

BUSINESS

Overview

COPsync, Inc. (“COPsync,” the “Company,” “we,” “our” or “us”) operates what we believe to be the only real-time, law enforcement mobile data information system in the United States.  We refer to this real-time, in-car information sharing, communication and data interoperability network as the “COPsync Network.” The COPsync Network, delivered via software as a service, is designed to:

·
Improve communication between and among law enforcement officers and agencies. Allow law enforcement officers to compile and share information, in real-time, via a common database accessible by all such officers on the COPsync Network, irrespective of agency jurisdiction;

·
Allow officers to query, in real time, various local, state and federal law enforcement databases, including (i) the FBI Criminal Justice Information Service (CJIS) database, (ii) the law enforcement telecommunications system databases for the States of Texas, Mississippi and Massachusetts, (iii) the historical databases of our agency subscribers who have provided us with such access, (iv) certain Department of Homeland Security’s El Paso Intelligence Center (EPIC) information relating to persons crossing the United States – Mexico border, and (v) our COPsync Network database. As we continue to expand the scope of our operations to states others than noted above, we anticipate that we will be granted access to the law enforcement telecommunications databases in those states as well, subject to approvals from the applicable governing state and municipal agencies;

·
Allow dispatchers and officers to send, in real-time, BOLO (be on the lookout) and other alerts of child kidnappings, robberies, car thefts, police pursuits, and other crimes in progress to all officers on the COPsync Network, regardless of agency jurisdiction;

·
Allow officers to write citations, offense and crash reports and the like and electronically transmit, in real-time or near real-time, the information in those reports to the COPsync database and local court and agency databases;

·
Inform officers of outstanding Texas Class C misdemeanor warrants, in real-time, at the point of a traffic stop and allow the officers to issue a warning with respect to those warrants or, as a future enhancement, collect payment for those warrants using a credit card, through a specific feature enhancement to the COPsync Network often referred to as the WARRANTsync system.

The Homeland Security Act of 2002, which created the Department of Homeland Security, mandated that all U.S. law enforcement agencies (federal, state and local) implement information sharing solutions, referred to as “interoperability.”  The COPsync Network offers this interoperability.  Prior to the introduction of the COPsync Network, significant information sharing among law enforcement agencies, regardless of agency jurisdiction, did not exist in the United States.  We believe that this lack of interoperability existed because law enforcement industry is fragmented, reportedly comprised of approximately 18,000 agencies across the U.S., and law enforcement software vendors maintain proprietary systems that are not intended to interface with systems of other vendors.  Our business model brings real-time information sharing, communication and data interoperability to as many law enforcement agencies as possible.

We also offer the COPsync911 threat-alert service for use in schools, hospitals, day care facilities, government office buildings and other facilities with a high level of concern about safety and security.  When used in schools, the COPsync911 service enables school personnel to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol vehicles, and to the local 911 dispatch center. The alert is activated with the mere click of an icon, from any computer within the facility and/or from any cell phone and other mobile devices associated with the facility.  A notification that an alert has been issued is also sent to the cell phones of all law enforcement officers in the area and to all teachers, administrators, and other staff at the school, alerting them of imminent danger.  We expect our COPsync911 service to reduce emergency law enforcement response times in those circumstances when seconds count.

Once the alert is sent, a “crisis communication portal” is established among the person(s) sending the alert, the responding patrol vehicles and the local law enforcement 911 dispatch center. This allows the person(s) initiating the alert to silently communicate with responding officers and the 911 dispatch center about the nature of the threat, whether it is an active gunman, fire, suspicious person or other emergency. The crisis communication portal also provides a link to a diagram of the school/facility and a map to its location.

We also augment our other services with our own law enforcement in-car video system, named VidTac, and COURTsync, a court security and efficiency application, described below.

Number of Users and Corporate History

As of December 31, 2015, the total number of operational customers on the COPsync Network was 657, including 616 law enforcement agency customers and 847 subscribers to COPsync911. The reach of the COPsync Network is now especially broad in Texas with 525 law enforcement agencies, including 123 of the 254 sheriff’s offices in Texas.  Furthermore, we currently have at least one subscriber using the COPsync Network in approximately 79% of Texas counties.

To date, our COPsync Network service has successfully submitted, processed and relayed over 15,800,000 officer initiated information requests.  On average, our service is returning responses to our customers in less than 5 seconds, well within the 32 second average NCIC 2000 standard for mobile clients.

We were incorporated in Delaware in October 2006, and operated with nominal or no assets or operations until 2008.  We acquired the predecessor-in-interest to our business, PostInk Technology, LP, a Texas limited partnership, in April 2008 and began realizing revenues from operations in the fourth quarter of 2008.

Business Model

We deliver the COPsync Network and the COPsync911 threat alert service via a “software as a service” (SaaS), a subscription-based business model, whereby our customers subscribe to use the COPsync Network and the COPsync911 service for a specified term.  The subscription fees are typically paid annually at the inception of each year of service.  Our business model is: to obtain subscribers to use our services; achieve a high subscription renewal rate from those subscribers; and grow our revenue through a combination of acquiring new subscribers and obtaining renewals from existing subscribers.  Pertinent attributes of our business model include the following:

●	We have incurred and will continue to incur material research and development costs to continue to build out our infrastructure and add new features and functionality to our offerings.

●	We incurred start-up costs to establish our services and continue to incur recurring fixed costs to maintain our services.

●	We acquire subscribers and bring them onto our services, which requires variable acquisition costs related to sales, installation and deployment.

●	We recruit subscribers with the goal of reaching a level of aggregate subscriber payments that exceeds our fixed (and variable) recurring service costs.

●	We seek to maintain a high renewal rate among existing subscribers.

●	We augment these recurring revenues with product revenues from sales of our VidTac law enforcement in-car video system.

Assuming that we are successful in obtaining new subscribers of our services, as well as retaining high renewal rates of existing subscribers, we anticipate that the recurring nature of our subscription model will result in annually recurring, sustainable and predictable cash flow and revenue growth, year-over-year.  However, there is no assurance that we will be successful in implementing our business model and achieving our operational and financial objectives.

Our Products

COPsync Network

As described above, the COPsync Network is a real-time mobile information sharing and communication network.

Information Sharing Replaces Agency “Information Silos”

State and local law enforcement agencies traditionally operate in information “silos.”  Information about criminals and criminal activity known to one law enforcement agency is typically contained only in that particular agency’s database and is not shared or made known to other agencies, even those that are geographically proximate.  The only exceptions to these information silos are the FBI National Crime Information Center (NCIC) and each state’s law enforcement telecommunications system (LETS).  However, we believe that these available databases have limited value because they only provide adjudicated information, such as certain warrant issuances, convictions or prison sentences.  These databases do not provide non-adjudicated information, such as whether an individual has made a threat against law enforcement, is a known gang member, has been questioned for suspicious activity, or is known to carry a weapon.  Moreover, the NCIC and the LETS information is typically transmitted via radio from the local dispatch office for those agencies that do not have in-vehicle computers.

The COPsync Network gives patrol officers in-car, real-time, access to the adjudicated NCIC and LETS data, EPIC data, and non-adjudicated data from other agencies and officers using the COPsync Network, regardless of the type of computer infrastructure used by the other agencies.  We believe that we are the only provider in the United States whose primary business objective is to connect law enforcement agencies for this purpose.

Real-Time Communication Replacing Virtually No Communication Between Agencies

Today, patrol officers typically cannot communicate in real-time with officers from other agencies because their radios are not interoperable.  Thus, officers have no ability to advise other agencies in real-time of “officer needs assistance” situations, BOLOs, child abductions, robberies or other crimes in progress.

The COPsync Network allows agencies and officers to communicate with each other in real time through instant messaging (computer to computer) or SMS (computer to cell phone).  This feature enables the virtually instantaneous communication and transmission of information to an individual officer, agency, county, state or even the entire country – assuming the recipient is using the COPsync Network.

Electronic Tools Replacing Pen and Paper

Historically time-consuming processes associated with manually documenting traffic citations, arrest reports and the like have been replaced with COPsync’s 21st century electronic tools designed to replace pen and paper. These electronic tools are designed to automate this labor-intensive process and enhance patrol officer efficiency.  For example, the average DUI arrest in the State of Texas takes between 3.5 and 4.0 hours to process, in part because of the many required handwritten forms involved.  Using the COPsync Network, an officer can complete the paperwork for a DUI arrest in a fraction of the time.  Additionally, routine traffic stops can also be processed much quicker and citations can be electronically transmitted to the court records management system for processing using the COPsync Network.

COPsync911 Threat Alert Service

As described above, the COPsync911 threat alert service enables persons to instantly and silently send emergency alerts directly to the five closest law enforcement officers in their patrol vehicles and the local 911 dispatch center with the mere click of an icon.  Features of the COPsync911 threat alert service include:

·	Persons can send emergency alerts directly to the five closest law enforcement officers’ dashboard computers while simultaneously alerting the 911 law enforcement dispatch center.

·	Text alerts are simultaneously sent to others within the targeted location and all officers in the area that subscribe to the COPsync Network.

·
Once triggered, a crisis communication portal is established among the person sending the alert, the local 911 dispatch center and the responding officers – all within the span of approximately two seconds.

·	This crisis communication portal enables all parties to communicate directly and in real-time as the responding officers make their way to the scene.

·
Subsequent alerts sent from the scene by others are automatically added to the initial crisis communication portal, thus providing law enforcement responders real-time situational awareness information.

·	Responding officers are able to view a diagram of the school or other facility and a map of its physical location through the crisis communication portal.

COURTsync System

The COURTsync service enables judges and court personnel to instantly send emergency alerts directly to the closest law enforcement officers in their patrol vehicles and to the local 911 dispatch center, from any computer within the facility. Court personnel are also able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons. The COURTsync system ensures a new level of protection for judges and court personnel via the following features:

•                 In the event of a courthouse threat, panic alerts can be activated via Microsoft Windows court computers or mobile device and sent directly to the five geographically closest officers in their patrol cars.

• The alerts simultaneously inform the 9-1-1 dispatch center, which allows unified communication among 9-1-1 dispatch, the court, officers, EMS and fire department.

• Court personnel are able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons.

Additionally, COURTsync utilizes our WARRANTsync system to give patrol officers utilizing our COPsync Network access to Class C warrant information from the court, enabling them to collect warrant fees for the court. The WARRANTsync warrant notification/clearing system module includes the following features:

• Audibly informs the officer of outstanding Class C warrants after the officer runs a driver’s license during a routine traffic stop.

• Sends a message to the court-designated warrant custodian to verify that the Class C warrant is still valid, with information then relayed back to the officer.

•                 Allows the officer to issue a warning or make an arrest for the outstanding Class C warrant, and in the future the service will provide the officer the option to collect fines and fees for the warrant as permitted by Texas HB 121 in 2015.

VidTac In-Vehicle Video System

Software Driven, Digital In-car Video System

We believe that our VidTac in-vehicle video system is the nation’s only 100% digital, high performance, software-driven video system designed for law enforcement.  Typical in-vehicle video systems are “hardware centric” DVR-based systems.  The video capture, compression and encryption of the video stream is all performed by the DVR.  High-end digital DVR-based systems are expensive, with an estimated price in excess of $5,000 per system.  These DVR-based video systems are typically replaced, at the same expensive price point every three to four years as new patrol vehicles are placed into service.

We believe that our VidTac system is price advantageous vis-a-vis other high-end video systems, since we are offering the VidTac system at a much lower price than the average price of the DVR-based video systems.   Moreover, since our system is software based, most maintenance fixes and updates can be automatically “pushed” to the users, thus avoiding the need for an on-site maintenance visit in many cases.

Sales and Marketing

We sell our products and services through direct sales efforts and indirectly through distributors and resellers.  Virtually all of our sales to-date have been derived from our direct sales efforts.  However, we continue our efforts to establish a network of indirect sales channels.  We have several distributors and resellers for the COPsync Network and COPsync911 threat alert service and a number of resellers for the VidTac system.  We are working with these indirect sales channels to establish processes and systems and otherwise enable them to become a more effective sales channel for our product offerings.

Research and Development

Total research and development expenses for the years ended December 31, 2015 and 2014 were $1,616,744 and $1,825,786, respectively.  The decrease between years was principally due to our decision to cut-back on the scalability project in the second quarter of 2015 because of financial constraints.  The expenses incurred in 2015 as well as 2014 were principally devoted to the continued development and refinement of our COPsync911 threat alert service, our VidTac system, and development efforts to enhance the scalability of our COPsync Network and COPsync911 service offerings.  COPsync911 was launched in the second quarter of 2013.  In 2016, we anticipate these expenses increasing as we redeploy additional resources to our scalability program involving our COPsync Network and COPsync911 service offerings.

Competition

We believe that there is no direct competition to our COPsync Network.  We believe that we provide the only law enforcement network that provides real-time access to both adjudicated and non-adjudicated law enforcement databases, plus real-time data sharing and communication across agency jurisdictional boundaries, directly to the patrol car and to all subscribing agencies at the point of incident.  We have designed our system to be “vendor neutral,” meaning it is designed to be used in conjunction with systems of other law enforcement technology vendors.

Although there are a number of vendors providing records management, jail management, court management and computer aided dispatch technology systems to law enforcement agencies, we do not view these vendors as our competitors, since our objective is not to interfere with their customer relationship or replace them.  Our objective is to provide their customers with the platform needed to connect to other law enforcement agencies.  We aspire to be the vendor that connects all law enforcement agencies, regardless of vendor.

There are a number of competitors to our COPsync911 threat alert service, including merely calling “911,” panic buttons, and alarm monitoring services.  We do not believe any of these competitors offer the features and functionality provided by the COPsync911 service.

There are many in-vehicle law enforcement video system vendors, including Coban, Digital Ally, MobileVision, Motorola, and Watchguard Video, whose products compete with our VidTac product offering.  We believe that we will be able to capture a reasonable share of the law enforcement in-vehicle video market with our VidTac product due to the following attributes, among others:

•	Our VidTac system possesses features and functionality that other existing video systems do not possess.

•	We are offering our VidTac system at a much lower price point than the average price of the competing DVR-based video systems.

•
Since our system is software based, most maintenance fixes and updates can be automatically “pushed” to the users, thus avoiding the need for the delay and inconvenience of on-site maintenance or the return of the system for repair.

Intellectual Property

We hold a patent (patent no. 9,047,768) entitled, “Method, System and Computer Program for Law Enforcement,” which is utilized in the COPsync Network. This patent, which expires in August 2032, is for a method performed by an information handling system comprising a network connection for communicating information about at least one subject, wherein the subject includes at least one of a subject vehicle or a subject person. We also hold a patent (patent no. 9,143,670) entitled, “Video Capturing System Including Two Independent Image Sensors,” which is utilized in our VidTac product. This patent is for an in-vehicle video system comprising a forward-looking camera system that includes two independent image sensors and associated digital signal processors for processing imagery received from the respective independent image sensors. We also have three pending patents in application.

The federal trademark “COPSYNC” is held by a third party, but we dispute the validity of the registered holder’s rights in the mark. If the third party were to assert a trademark infringement claim against us, we could incur substantial costs and expenses of defending the claim and could be forced to relinquish our use of the “COPSYNC” mark and adopt a different trademark. This could cause a loss of the goodwill we have accumulated with respect to the sales of our products and services using the “COPSYNC” mark. We do, however, hold a Texas trademark registration for the mark “COPSYNC,” which expires in May 2018, and can be renewed for subsequent five-year terms as long as the mark remains in use. We also have a trademark registration application pending with the State of Texas for the mark “COPSYNC 911.” Additionally, we hold federal trademark registrations for the marks “VIDTAC” and “WARRANTSYNC,” which expire in December 2022 and January 2024, respectively, and can be renewed for subsequent ten-year terms as long as the marks remain in use.

Employees

We had 48 full-time employees as of March 15, 2016, a substantial majority of whom are non-management personnel.  None of our employees are represented by a labor union.  We have not experienced any work stoppages and believe that we have satisfactory employee relations.

Government Regulation

Our business is subject to regulation by various federal and state governmental agencies.  Such regulation includes the anti-trust regulatory activities of the Federal Trade Commission, the Department of Justice (CJIS Division), the consumer protection laws of the Federal Trade Commission, the product safety regulatory activities of the U.S. Consumer Products Safety Commission and environmental regulation by a variety of regulatory authorities in each of the areas in which we conduct business.  With regards to the compliance of environmental regulations, our cost of such compliance is minimal.  In addition, our customers and potential customers are all governmental entities.  As a result, their ability to purchase our product could be subject to governmental regulation at the federal, state and local levels.

PROPERTIES

At December 31, 2015, our principal properties consisted of a leased facility in the Dallas area (approximately 7,000 square feet), where our research and development, sales and marketing, finance and administrative functions are located, and a leased facility in New Braunfels, Texas (approximately 2,500 square feet), where our customer support and operational activities are located.  The Dallas area location is subject to a sixty-three month lease expiring on November 30, 2020.  The New Braunfels facility is subject to a fifty-one month lease expiring on August 31, 2018.  We believe our present facilities are adequate for our foreseeable needs.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings. From time-to-time we anticipate we will be involved in legal proceedings, claims, and litigation arising in the ordinary course of our business and otherwise. The ultimate costs to resolve any such matters could have a material adverse effect on our financial statements. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of March 21, 2016.

Name	Age	Position	Year First Elected Director
Directors
Joseph R. Alosa	76	Chairman of the Board	2011
Ronald A. Woessner	59	Chief Executive Officer, Corporate Secretary and Director	2010
J. Shane Rapp	40	President and Director	2008
Joel Hochberg	80	Director	2009
Russell D. Chaney	54	Director	2008
Robert L. Harris	41	Director	2012
Brian K. Tuskan	50	Director	2015
Luisa Ingargiola	48	Director	2016

Executive Officers
Barry W. Wilson	67	Chief Financial Officer and Treasurer	N/A

The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Directors

Joseph R. Alosa, Sr. was elected Chairman of the Board on September 9, 2015 and has served on our board of directors since June 2011. Mr. Alosa is President and Chief Executive Officer of New England Kenworth, Patsy’s Inc. and Patsy’s Leasing Corp. (“The Patsy’s Companies”) and the Profile Group of Dealerships, all with corporate offices in Concord, New Hampshire. Since 1960, Mr. Alosa has operated over a dozen successful transportation industry companies throughout New England and brings decades of business experience working with law enforcement agencies in the Northeast. He serves on numerous community and professional boards in New Hampshire and has served as a representative member of the New England Advisory Board for the Federal Reserve Bank of Boston. Mr. Alosa is an honors graduate of the Stanford Graduate School’s Executive Management Program. We believe that Mr. Alosa’s qualifications to serve on our board of directors include his leadership and experience in the transportation industry, his working with law enforcement agencies in the Northeast and his significant business and investment experience in general.

Ronald A. Woessner was elected as our Chief Executive Officer, effective October 1, 2010 and was appointed as a member of our board of directors in June 2011. Mr. Woessner has worked in a senior executive or legal capacity at publicly-held, start-up and emerging technology companies for over twenty years. Prior to his appointment as our Chief Executive Officer in August 2010, Mr. Woessner worked with us in a consulting capacity. From 1998 until 2009, he served as senior vice president and general counsel for Zix Corporation (NASDAQ: ZIXI), a subscription-based, encrypted email SaaS services provider that enables healthcare and financial institutions to comply with HIPAA and GLBA. Prior to that, he served as senior vice president and general counsel for Amtech Corporation (NASDAQ: AMTC), a provider of RFID solutions for railroad car tracking and electronic toll collection installations, including the TOLLTAG system used throughout Texas, Oklahoma and other states and the EZ-PASS system used in the New York, New Jersey and Pennsylvania areas. He was previously a corporate and securities attorney with the Dallas-based law firm of Johnson & (Swanson) Gibbs, P.C., where he specialized in public and private equity and debt financings, mergers and acquisitions, and leveraged buy-outs. Mr. Woessner is a magna cum laude graduate of the University of Minnesota law school and a summa cum laude graduate of Texas A&M University. He also holds a compliance and ethics professional certification from the Society of Corporate Compliance and Ethics and a director’s certification from the National Association of Corporate Directors (NACD). We believe that Mr. Woessner’s qualifications to serve on our board of directors include his position as our Chief Executive Officer and his extensive experience in management of emerging technology companies and SaaS service providers.

J. Shane Rapp has served as our President and as a member of our board of directors since April 2008. Prior to joining us, Mr. Rapp served as co-founder and President of PostInk Technology, LP from March 2003 until April 2008. Prior to joining PostInk Technology, Mr. Rapp served as co-founder and President of CARad.com from January 2000 until March 2003, where he managed CARad.com's Texas office and its employees. After CARad.com was acquired by eBay, Inc. in March 2003, Mr. Rapp served eBay's Automobile Dealers and Software Developers as an instrumental liaison. Mr. Rapp graduated from the San Antonio Police Academy in 1997. He then began serving as a Deputy Constable for Comal County, Texas. Mr. Rapp furthered his law enforcement education by obtaining a Texas Communications Officers Certification and a Texas Communications Officers Supervisors Certification. In 2004, Mr. Rapp was elected to the position of Constable for Precinct #4 in Comal County, Texas. Mr. Rapp continues to serve in that position. We believe that Mr. Rapp’s qualifications to serve on our board of directors include his position as our President, his status as a co-founder of our business and his extensive experience in law enforcement.

Joel Hochberg has been a member of our board of directors since October 2009. He was originally elected as the designee of our Series B Preferred Stock. Previously, Mr. Hochberg was the president of a prominent software company in the video game industry, which was later sold to Microsoft in 2004. After the sale of this company, Mr. Hochberg served as a consultant to Microsoft’s X-Box division for three years. Additionally, Mr. Hochberg served as the vice president of Centuri, Inc. (formerly Allied Leisure Industries) a public company and manufacturer of coin operated amusement devices. We believe that Mr. Hochberg’s qualifications to serve on our board of directors include his experience in the software industry, his significant business and investment experience in general, and his leadership of the investor group that invested in our Series B Preferred Stock. In addition to serving as a consultant and advisor to various businesses, Mr. Hochberg has been self-employed since December 2006.

 Russell D. Chaney leads our business development and strategic alliance activities. Mr. Chaney previously served as our Chairman of the Board from April 2008 to September 2015 and as our Chief Executive Officer from April 2008 through October 1, 2010. Mr. Chaney also served as our Chief Financial Officer for most of that period. Prior to joining us, Mr. Chaney served as co-founder and Chief Executive Officer of PostInk Technology, LP, our predecessor, from March 2003 until April 2008. Prior to founding PostInk Technology, Mr. Chaney worked with eBay, Inc. from March 2003 until March 2004, serving the eBay Motors and CARad.com division, as well as Dean of Education for the eBay Motors University. Before joining eBay, Mr. Chaney served as co-founder and Chief Executive Officer of CARad.com until its acquisition by eBay in March 2003. Mr. Chaney completed his law enforcement training with San Antonio College in 1989 and immediately began serving as a Deputy Constable in Comal County, Texas, where he continues to serve currently. Mr. Chaney received an Associate's Degree - Criminal Justice from Southwest Texas State University. We believe that Mr. Chaney’s qualifications to serve on our board of directors include his past positions with us as our Chief Executive Officer and Chief Financial Officer, his status as a co-founder of our business and his extensive experience in law enforcement.

Robert Harris has served on our board of directors since November 2012. Mr. Harris is the chief executive officer of Mainland Bank, in the Houston, Texas area, a position he has held since 2007. Since 2012, he has also been a principal at 824 Highway 3 Investments, L.P., an investment fund that holds an investment in the Company. We believe that Mr. Harris’ qualifications to serve on our board of directors include his knowledge of economic trends influencing industries he services, and his management skills, involving financial operations.

Brian K. Tuskan was appointed to our board of directors in June 2015. Since 2001, Mr. Tuskan has served as the Senior Director of Security at Microsoft Corporation and has nearly three decades of experience in law enforcement and in the private security sector. Prior to that, Mr. Tuskan served more than 12 years in law enforcement with the City of Redmond Police (Washington) and the Honolulu Police Department (Hawaii). He is also a subject matter expert in physical security technologies and security investigations, including major crimes, threat management/workplace violence mitigation, asset protection, frauds and thefts. During his distinguished law enforcement career he served as a patrol officer, ATV specialized unit, SWAT tactical team member, criminal intelligence, undercover narcotics detective, major crimes detective and officer-in-charge. Mr. Tuskan holds a Criminal Justice degree from Wayland Baptist University, a Leadership Certificate from Georgetown University and is a graduate of the University of Washington (Foster School of Business) Executive Development Program. He serves on numerous councils and advisory boards including the Microsoft Worldwide Public Safety and Justice Advisory Council, the Security Strategy Group Advisory Board and the ASIS Leadership & Management Practices Council. After filing a voluntary petition in May 2007, Mr. Tuskan successfully completed a Chapter 13 plan of reorganization in accordance with the U.S. Bankruptcy Code and received a discharge from the Court in June 2012. We believe Mr. Tuskan’s qualifications to serve on our board of directors include his extensive experience in law enforcement and security.

Luisa Ingargiola has been a member of our Board of Directors since February 2016.  She has served as the Chief Financial Officer, Secretary and Director of MagneGas Corporation since May 2007. Between 1992 and May 2007, Ms. Ingargiola served in a variety of capacities at MetLife Insurance Company. Her responsibilities at MetLife included, but were not limited to, budget implementation, expense and variance analysis and financial reporting.  In 1990, she joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division. In this capacity, she worked with investors and partners to report investment results, file tax forms, and recommend investments.

Ms. Ingargiola’s qualifications to serve on our Board include her financial management and reporting experience.

Executive Officers

Barry W. Wilson became our Chief Financial Officer in November 2010. Mr. Wilson has worked for over twenty-three years in a variety of accounting and financial capacities at publicly-held, start-up and emerging, technology companies. He served from May 2001 to August 2009 in various capacities for Zix Corporation, most recently as chief financial officer and treasurer from November 2006 to October 2008 as well as vice president of accounting and finance from November 2008 to August 2009. He also served in various financial capacities with its predecessor-in-interest, Amtech Corporation (NASDAQ: AMTC). Mr. Wilson is a licensed certified public accountant with a degree in accounting from Point Park University, Pittsburgh, PA.

CORPORATE GOVERNANCE

Board of Directors and Committees

Our board of directors currently consists of eight members. Members of our board of directors are elected annually and serve until a successor has been elected and qualified or their earlier death, resignation or removal. Our former Series B stockholders will be entitled to nominate a designee to serve on our Board of Directors in the position currently filled by Mr. Hochberg for the Company’s 2016 Annual Meeting and shall be entitled to designate an observer to the Company’s Board of Directors commencing at the 2017 Annual Meeting until the earlier of the 36-month anniversary of the 2016 Annual Meeting or the occurrence of a change of control. Joseph R. Alosa, Robert Harris, Brian K. Tuskan and Luisa Ingargiola were appointed as members of our board of directors in June 2011, November 2012, June 2015 and March 2016, respectively. Vacancies on our board are filled by a majority vote of the remaining members of our board.

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

The composition and functioning of our board of directors and all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act, and NASDAQ and SEC rules and regulations.

Name	Board	Compensation	Audit	Governance
Joseph R. Alosa, Sr.	X*	X		X
Russell D. Chaney	X
Robert Harris	X	X	X	X
Joel Hochberg	X		X	X*
Luisa Ingargiola	X	X	X*
J. Shane Rapp	X
Brian K. Tuskan	X	X*	X	X
Ronald A. Woessner	X

X           Member
*           Chairperson

The above standing committees were established by the board of directors in a meeting held on September 9, 2015.  During the fiscal year ending December 31, 2015, the Compensation Committee met once. None of our other board committees met during 2015.

Audit Committee

Our audit committee consists of Robert Harris, Joel Hochberg, Luisa Ingargiola and Brian K. Tuskan, with Ms. Ingargiola chairing the audit committee. Our audit committee members meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Harris and Ms. Ingargiola each qualify as an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Ms. Ingargiola and Messrs. Harris, Hochberg and Tuskan are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s responsibilities include:

•           Overseeing management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company;

•           Overseeing management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assists with the oversight by the board of directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations;

•           Overseeing management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies;

•           Overseeing the independence of the independent registered public accounting firm and the qualifications and effectiveness of the independent registered public accounting firm;

•           Preparing the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations;

•           Appointing, retaining, and reviewing the performance of the independent registered public accounting firm; and

•           Evaluating the Committee’s performance annually.

Compensation Committee

Our compensation committee consists of Joseph Alosa, Robert Harris, Luisa Ingargiola and Brian Tuskan, with Mr. Tuskan chairing the compensation committee. All members of our compensation committee are independent under the applicable rules and regulations of the SEC and NASDAQ for the compensation committee members.

The compensation committee’s responsibilities include:

•           Making recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans;

•           Selecting and retaining outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary;

•           Preparing the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations; and

•           Evaluating the Committee’s performance annually.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Joseph Alosa, Robert Harris, Joel Hochberg and Brian Tuskan, with Mr. Hochberg chairing the nominating and corporate governance committee. All members of our nominating and corporate governance committee are independent under the applicable rules and regulations of the SEC and NASDAQ. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and is available on our website at www.copsync.com/investors.

The nominating and corporate governance committee’s responsibilities include:

•	Monitoring compliance with the Company’s Global Code of Conduct and all applicable laws and regulations;

•
Notifying the Audit Committee of any matters regarding accounting, internal control, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts; and

•
Identifying qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has at any time during the past fiscal year been an officer or employee of the company. None of our executive officers serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Independence

Our Board of Directors has determined that five out of our eight directors are currently “independent directors” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. These five directors are Joseph Alosa, Joel Hochberg, Robert Harris, Luisa Ingargiola and Brian K. Tuskan.

Board Attendance

Our Board held five meetings during the fiscal year ended December 31, 2015, two of which were regularly scheduled meetings. All of our directors attended at least 75% of the meetings of our Board held in 2015, except for Ms. Ingargiola who was not a director at any time during 2015. We encourage each of our directors to attend each annual meeting of stockholders, when such meetings are held. We did not hold an annual meeting of stockholders in 2015.

Board Leadership Structure and the Role of the Board in Risk Oversight

Board Leadership Structure

The positions of our chairman of the board and Chief Executive Officer are separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our board of directors’ oversight responsibilities continue to grow. Our board recognizes the importance of having an independent director serve as chairman, which is why Mr. Alosa was recently appointed as our first independent chairman. Our board of directors also believes that this structure ensures a greater role for outside directors in the oversight of the company and active participation of outside directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

Although our bylaws do not require that we separate the chairman of the board and Chief Executive Officer positions, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. Our board recognizes that depending on the circumstances, other leadership models, such as combining the role of chairman of the board with the role of Chief Executive Officer, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Role of the Board in Risk Oversight

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the company. Our board of directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of the company’s senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the Board of Directors or the independent directors by sending an email to invest@copsync.com. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.

Code of Ethics

All Company employees and directors, including the CEO and the Chief Financial Officer, are required to abide by the Company’s Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

The full text of the Code of Conduct is available on our website at www.copsync.com/investors.

Corporate Governance Guidelines

Our corporate governance guidelines are designed to help ensure effective corporate governance. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to the board, succession planning and the annual evaluations of the board and its committees. Our corporate governance guidelines are reviewed by the nominating and corporate governance committee of our board and revised when appropriate. The full text of our corporate governance guidelines are available on our website at www.copsync.com/investors.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2015 and 2014 paid to our chief executive officer and our two other most highly compensated executive officers as of December 31, 2015. In this prospectus, we refer to these individuals as our named executive officers.

 Summary Compensation Table

Name and		Salary	Bonus (1)	Option Award (2)	Total
Principal Position	Year	($)	($)	($)	($)
Ronald A. Woessner	2015	$180,000	$250,000	$83,453	$513,453
Chief Executive Officer	2014	180,000	-	-	180,000
Barry W. Wilson	2015	144,000	50,000	-	194,000
Chief Financial Officer	2014	144,000	-	-	144,000
Russell D. Chaney	2015	120,000	40,000	-	160,000
Chairman of the Board	2014	120,000	-	-	120,000
J. Shane Rapp	2015	91,000	40,000	-	131,000
President	2014	91,000	-	-	91,000

(1)           See “2015 Bonuses” on page 43 for a description of cash bonuses paid during 2015.
(2)
We granted Mr. Woessner an option to purchase 40,000 shares of our common stock under our 2009 Long-Term Incentive Plan. The terms of the award are described under footnote 2 to the “Outstanding Equity Awards at 2015 Fiscal Year-End” below.  Valuation assumptions used to determine the grant date fair value as required by FASB 718 are as follows: exercise price of $2.19; risk-free interest rate of 2.32 percent; volatility rate of 122.25; and expected life of ten years.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth the equity awards outstanding at December 31, 2015 for each of the named executive officers.

	Option awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ronald A. Woessner (1)	40,000	---	$4.50	7/27/2020
Ronald A. Woessner (2)	---	40,000	$2.19	12/29/2025
Barry W. Wilson (3)	25,000	---	$4.00	9/1/2020
Russell D. Chaney (4)	3,000	---	$4.50	12/16/2019

(1)	Mr. Woessner received options to purchase 40,000 shares of our common stock, vesting in 12 equal quarterly installments, beginning on November 27, 2010. These options are fully vested.
(2)
Mr. Woessner received options to purchase 40,000 shares of our common stock on December 29, 2015. The term of the stock options is ten years, with a three year vesting period, 33% vesting on the one-year anniversary of the grant date, and the remainder vesting ratably over the next eight quarters.

(3)	Mr. Wilson received options to purchase 25,000 shares of our common stock, vesting in 12 equal quarterly installments, beginning on December 1, 2010. These options are fully vested.
(4)	Mr. Chaney’s spouse, an employee, received options to purchase 3,000 shares of our common stock, vesting in sixty equal monthly installments, beginning January 16, 2010.

2015 Bonuses

On December 29, 2015, our Compensation Committee approved the payment of discretionary cash bonuses to each of our named executive officers.  The Compensation Committee decided to award discretionary cash bonuses because our executive officers had not receive adjustments to their base salaries over the last several years and to reward their achievement of our successful uplisting to the NASDAQ.  These cash bonuses were paid in January 2016.

401(k) Plan

We offer a tax qualified defined contribution 401(k) Profit Sharing Plan that covers all full time employees. Our employees are eligible to participate in the plan upon their initial employment. We made no matching contributions to participants in 2015 or 2014. Expenses relating to the 401(k) plan were approximately $333 for the fiscal year ended December 31, 2015 and $1,308 for the fiscal year ended December 31, 2014. We have no other plans that provide for the payment of retirement benefits or benefits that will be paid primarily after retirement.

Employment Contracts, Termination of Employment and Change in Control

In April 2008, when we completed the transaction with PostInk Technology, LP, in which PostInk became our wholly-owned subsidiary, we assumed the obligations of PostInk under existing employment agreements with Russell D. Chaney, our new Chief Executive Officer, and J. Shane Rapp, our new President. In April 2009, we entered into amended and restated employment agreements with Mr. Chaney and Mr. Rapp, described below, primarily to clarify that Mr. Chaney and Mr. Rapp will continue as employees of COPsync, and not PostInk, and to clarify certain other terms of the employment agreements. Pursuant to the amended and restated employment agreements, Mr. Chaney and Mr. Rapp agreed to forgo grants of nonqualified options and shares of restricted stock described in the original employment agreements with PostInk.

Under an employment agreement dated April 29, 2009, we agreed to employ Mr. Chaney as our Chief Executive Officer (currently Mr. Woessner) at a base salary of not less than $160,000, which may not be reduced without Mr. Chaney’s consent. Mr. Chaney has voluntarily agreed to accept a reduced salary of $120,000, accept alternative roles at the Company, and to forego 401(k) matching and life insurance coverage, until we become profitable or we raise sufficient funding to sustain our operations. Mr. Chaney is also eligible for discretionary bonuses and other incentives, including stock incentives, as determined by our board of directors. Under the agreement, we must provide Mr. Chaney with a term life insurance policy in the amount of $350,000, payable to beneficiaries designated by Mr. Chaney, and match his contributions to our 401(k) plan at 100%. The employment agreement has an initial term through December 31, 2015, with successive one-year renewal terms unless either party gives 30 days prior notice to the contrary. If we terminate Mr. Chaney for any reason other than for “cause” or Mr. Chaney terminates his employment for “good reason,” as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Chaney is entitled to a lump sum payment equal to the lesser of 200% of the remaining base salary for the initial term or renewal term, as the case may be, or $1,500,000. In the event we experience a change in control, Mr. Chaney may terminate his employment agreement for “good reason.” Additionally, Mr. Chaney has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees or compete with us for two years after the termination of his employment.

Under an employment agreement dated April 29, 2009, we agreed to employ Mr. Rapp as our President at a base salary of not less than $115,000 through April 1, 2010, at which point Mr. Rapp’s base salary increases to not less than $130,000, which may not be reduced without Mr. Rapp’s consent. Mr. Rapp has voluntarily agreed to accept a reduced salary of $91,000, and to forego 401(k) matching and life insurance coverage, until we become profitable or we raise sufficient funding to sustain our operations. Mr. Rapp is also eligible for discretionary bonuses and other incentives, including stock incentives, as determined by our board of directors. Under the agreement, we must provide Mr. Rapp with a term life insurance policy in the amount of $350,000, payable to beneficiaries designated by Mr. Rapp, and match his contributions to our 401(k) plan at 100%. The employment agreement has an initial term through December 31, 2015, with successive one-year renewal terms unless either party gives 30 days prior notice to the contrary. If we terminate Mr. Rapp for any reason other than for “cause” or Mr. Rapp terminates his employment for “good reason,” as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Rapp is entitled to a lump sum payment equal to the lesser of 200% of the remaining base salary for the initial term or renewal term, as the case may be, or $1,500,000. In the event we experience a change in control Mr. Rapp may terminate his employment agreement for “good reason.” Additionally, Mr. Rapp has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees or compete with us for two years after the termination of his employment.

Under a stock restriction agreement entered into as of August 27, 2010, we issued to Mr. Woessner 40,000 restricted shares of our common stock, which shares were conveyed to us by Mr. Chaney for the purpose of making the grant to Mr. Woessner. The restricted stock vested ratably in twelve quarterly installments, beginning December 1, 2010. All of the shares of restricted stock were fully vested at December 31, 2013.

Under a stock option agreement dated August 27, 2010, we granted Mr. Woessner options to purchase 40,000 shares of our common stock, with an exercise price of $4.50 per share, under our 2009 Long-Term Incentive Plan. These options vested quarterly during a three-year period and at a ratable amount, beginning on November 27, 2010. These options were fully vested at December 31, 2013.

Under a stock option agreement dated September 1, 2010, we granted Mr. Wilson options to purchase 25,000 shares of our common stock, with an exercise price of $4.00 per share, under our 2009 Long-Term Incentive Plan. These options vested quarterly during a three-year period and at a ratable amount, beginning on December 1, 2010. These options were fully vested at December 31, 2013.

Under a stock option agreement dated December 29, 2015, we granted Mr. Woessner options to purchase 40,000 shares of our common stock, with an exercise price of $2.19 per share, under our 2009 Long-Term Incentive Plan. These options vest 33% on the one-year anniversary of the grant date and quarterly during the subsequent two-year period at a ratable amount.

We do not currently have an employment agreement with Messrs. Woessner and Wilson.

Director Compensation

Except for the compensation to which Mr. Chaney and Mr. Rapp are entitled pursuant to the terms of their respective employment agreements, and the compensation to which Mr. Woessner is entitled in connection with his service as our Chief Executive Officer, none of Mr. Chaney, Mr. Rapp or Mr. Woessner receives any further compensation for service on our board of directors.

Our practice for compensating outside directors provides for an annual issuance of stock options to purchase shares of our common stock at a future date. The program consists of the grant of an option to purchase 1,000 shares of our common stock at the time of initial election to our board of directors, and, beginning in 2015, an annual grant of an option to purchase 1,200 shares of our common stock on the first business day of each year, assuming the director has served at least six months on our board of directors at the time of the option grant. If a director has not served as a director for six months at the time of the annual grant, then the director will not receive a grant for that year. The vesting of the stock options is over a three-year period, with 33% vesting on the one-year anniversary of the date of grant, and the remainder vesting ratably over the next eight quarters.

The table below shows the compensation paid to our non-employee directors for the service during 2015.

Summary Director Compensation Table

			Stock	Option
		Fees	Awards	Awards(5)	Total
Director's Name	Year	($)	($)	($)	($)
Joel Hochberg (1)	2015	-	-	$18,393	$18,393
Joseph Alosa (2)	2015	-	-	$18,393	$18,393
Robert Harris (3)	2015	-	-	$18,393	$18,393
Brian Tuskan (4)	2015	-	-	$6,646	$6,646

(1)
Mr. Hochberg received options to purchase 1,200 shares of common stock at an exercise price of $21.00 per share on January 2, 2015.  Mr. Hochberg also received options to purchase 500 shares of common stock at an exercise price of $5.00 per share on January 2, 2014, of which options to purchase 292 shares of common stock had vested at December 31, 2015.

(2)
Mr. Alosa received options to purchase 1,200 shares of common stock at an exercise price of $21.00 per share on January 2, 2015.  Mr. Alosa also received options to purchase 500 shares of common stock at an exercise price of $5.00 per share on January 2, 2014, of which options to purchase 292 shares of common stock had vested at December 31, 2015.

(3)
Mr. Harris received options to purchase 1,200 shares of common stock at an exercise price of $21.00 per share on January 2, 2015.  Mr. Harris also received options to purchase 500 shares of common stock at an exercise price of $5.00 per share on January 2, 2014, of which option to purchase 292 shares of common stock had vested at December 31, 2015.

(4)	Mr. Tuskan received options to purchase 1,000 shares of common stock at an exercise price of $9.50 per share on June 2, 2015.
(5)
The term of the stock options is ten years, with a three year vesting period, 33% vesting on the one-year anniversary of the grant date, and the remainder vesting ratably over the next eight quarters. The input assumptions used to calculate the value of each stock option grant consists of: closing stock price on the grant date, the exercise price, an applicable risk free inherent rate and a stock price volatility factor.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We do not believe any of our non-employee directors has a material relationship with us that could interfere with his ability to exercise independent judgment in carrying out his responsibilities. The Company’s Board of Directors has reviewed and approved of each of the following transactions. The Company’s Code of Conduct governs the Board’s consideration of transactions which could give rise to a conflict of interest, mandating that each director disclose any potential conflict of interest and permitting the Board to determine that such director may not participate in deliberations relating to the consideration of the transaction giving rise to such conflict of interest. The full text of the Code of Conduct is available on our website at www.copsync.com/investors.

In November 2013, the Company executed two equipment leases with an equipment financing company owned by Joseph Alosa, Sr., one of our directors, for the specific purpose of financing the purchase of certain third-party equipment to be sold to contracted customers. The aggregate amount due on the leases was in the aggregate of $313,477. Both leases were to expire in May 2014. The expiration dates for both leases were formally extended until June 25, 2015. On August 31, 2015, an amended lease agreement was entered into with a new expiration date of August 31, 2019. Under the amended lease agreement, the Company paid $60,000 on delivery and must make monthly payments of $5,464.69. At the termination of lease, the Company may purchase the equipment for $65,576.

On September 14, 2012, 824 Highway 3 Investments, L.P., for which Robert Harris, who became a member of our board of directors on November 9, 2012, is a principal, purchased 50,000 shares of our common stock, and a four year warrant to acquire an additional 10,000 shares of our common stock, for $250,000 in cash. On November 14, 2012, 824 Highway 3 Investments, L.P. purchased an additional 100,000 shares of our common stock, and a four year warrant to acquire an additional 20,000 shares of our common stock, for $500,000 in cash. The exercise price for the warrant to purchase 20,000 shares of our common stock is $10.00 per share, and the exercise price for the warrant to purchase 10,000 shares of our common stock is $5.00 per share.

In December 2012, Ronald A. Woessner, our chief executive officer, loaned us $120,000, which was evidenced by a demand promissory note bearing interest at the annual rate of 3%. In February 2013, we issued a convertible promissory note in the original principal amount of $120,534, the amount of the principal and accrued interest of the demand note, which replaced the demand note. This convertible note bears 3% interest per annum and was due on March 31, 2016. In September 2015, Mr. Woessner converted this note into 24,107 shares of our common stock.

In August 2013, Mr. Woessner, our chief executive officer loaned the Company $40,000, which was evidenced by a convertible promissory note bearing interest at 3% annually. The note was originally due March 31, 2014; however, the due date was extended to March 31, 2016. In September 2015, Mr. Woessner converted this note into 8,000 shares of our common stock.

In November 2013, the spouse of Mr. Woessner, our chief executive officer, loaned the Company $60,000, which was evidenced by a demand promissory note bearing interest at 3% annually. The demand note was replaced shortly thereafter with a convertible promissory note totaling $60,000, also bearing 3% annual interest and originally due March 31, 2014; however, the due date had been extended to March 31, 2016. In September 2015, Mr. Woessner converted this note into 12,000 shares of our common stock.

On February 28, 2014, the Company executed a $25,000, sixty-day promissory note payable to Mr. Woessner, our chief executive officer for a loan in the same amount. The note bears interest at 3.0% per annum, which is due upon maturity of the promissory note. In the fourth quarter of 2014, the Company repaid $17,500 of the principal amount of the note, leaving an outstanding balance of $7,500. The Company’s chief executive officer elected to extend the maturity date of this note to March 31, 2016. The remaining $7,500 balance was used by Mr. Woessner to pay the exercise price for warrants that he exercised in September 2015.

In December 2014, the Company executed a capital lease involving two automobiles with an equipment financing company owned by Mr. Alosa. The total value of the transactions was $35,098, consisting of: a term of four years; monthly lease payments during the term; and an effective annual interest rate of 9%.

On May 11, 2015, the Company entered into a short-term loan arrangement with a third party, with the initial principal of such loan equal to $300,000. This short-term loan was paid in full on August 11, 2015 and bore interest at a rate of 35.0% during the term of the loan. Ronald A. Woessner, our chief executive officer, personally guaranteed this loan.

On June 11, 2015, Mr. Alosa provided the company a $50,000, ninety-day loan for working capital purposes. The maturity of this loan has been extended until the closing of this offering. This loan bears interest at a rate of 8% per annum.

On June 29, 2015, the Company entered into a short-term loan arrangement with a third party, with the initial principal of such loan equal to $50,000. This short-term loan was paid in full on August 11, 2016 and bore interest at a rate of 40.0% during the term of the loan. Ronald A. Woessner, our chief executive officer, personally guaranteed this loan.

In November 2015, we entered into an agreement with our Series B stockholders, including Mr. Hochberg, our director. Pursuant to this agreement, we amended the terms of his warrant to reduce the exercise price from $10.00 per share to $6.25 per share in exchange for his present exercise of his warrant in full for cash. Additionally, as consideration for Mr. Hochberg agreeing to convert his shares of Series B Preferred Stock into shares of our common stock, terminate the Investors’ Rights Agreement and waive any rights he may have under such agreement, we agreed to issue to him an additional 23,750 shares of our common stock (in addition to the shares he will receive upon conversion of his Series B preferred stock and exercise of his Series B warrants) and pay accrued dividends on his shares of Series B Preferred Stock in cash within 30 days of listing on The NASDAQ Capital Market.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and other equity securities with the SEC on a timely basis. Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, other than three reports for Mr. Woessner, each reporting one transaction, two reports for Mr. Hochberg reporting one transaction and three transactions, respectively, and one report for each of Messrs. Chaney, Rapp and Alosa, each reporting one transaction, we believe all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed on a timely basis all such required reports during and with respect to our 2015 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of April 11, 2016, concerning beneficial ownership of our capital stock held by (1) each person or entity known by us to beneficially own more than 5% of any class of our voting securities, (2) each of our directors, (3) each of our named executive officers, and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Percentages are calculated based on 8,675,760 shares of our common stock and 100,000 shares of our Series A Preferred Stock outstanding. The address for our officers and directors is 16415 Addison Road, Suite 300, Addison, Texas 75001.

				Series A Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Percentage of Voting Power (8)

Russell D. Chaney	937,240	(1)	10.8%	100,000	100.0%	23.5%

J. Shane Rapp	326,865	(2)	3.8%	100,000	100.0%	17.6%

Ronald A. Woessner	220,106	(3)	2.5%	--	--	1.5%

Barry W. Wilson	36,400	(4)	*	--	--	*

Joel Hochberg	170,131	(5)	2.0%	--	--	1.5%

Joe Alosa, Sr.	229,418	(6)	2.6%	--	--	1.3%

Robert Harris	161,876	(7)	1.9%	--	--	1.5%

Brian Tuskan	333	(8)	*	--	--	*

Luisa Ingargiola	0

All directors and executive officers, as a group (9 persons)	2,060,949	(9)	22.8%	100,000	100.0%	32.2%

(1)
Includes 759,954 shares held by Mr. Chaney directly, 144,366 shares held jointly with his spouse, 8,500 shares issuable upon exercise of a warrant held by Mr. Chaney, 3,000 shares purchasable by Mr. Chaney’s spouse within 60 days under an option agreement, 19,420 shares held by RSIV, LLC, which is controlled and owned equally by Mr. Chaney and Mr. Rapp, and 2,000 shares issuable upon conversion of 100,000 shares of our Series A preferred stock held by RSIV, LLC.

(2)
Includes 296,945 shares held by Mr. Rapp directly, 19,420 shares held by RSIV, LLC, which is controlled and owned equally by Mr. Chaney and Mr. Rapp, 8,500 shares issuable upon exercise of a warrant held by Mr. Rapp and 2,000 shares issuable upon conversion of 100,000 shares of our Series A preferred stock held by RSIV, LLC.

(3)
Includes 138,106 shares held by Mr. Woessner directly, 12,000 shares held by Mr. Woessner’s spouse, 40,000 shares purchasable by Mr. Woessner within 60 days under an option agreement and 30,000 shares issuable upon exercise of a warrant held by Mr. Woessner.

(4)	Includes 5,700 shares held by Mr. Wilson, 5,700 shares issuable upon exercise of a warrant held by Mr. Wilson and 25,000 shares purchasable by Mr. Wilson within 60 days under an option agreement.
(5)
Includes 151,213 shares held by Veronica W, LLC, which is controlled by Mr. Hochberg, 16,000 shares issuable upon exercise of a warrant held by Veronica, and 2,918 shares purchasable by Mr. Hochberg within 60 days under an option agreement.

(6)
Includes 126,000 shares held by Mr. Alosa directly, 10,000 shares held jointly with his spouse, 3,418 shares purchasable by Mr. Alosa within 60 days under an option agreement, 88,000 shares issuable upon exercise of a warrant held by Mr. Alosa and 2,000 shares issuable upon exercise of a warrant held by Mr. Alosa’s spouse.

(7)
Includes 150,000 shares and 10,000 shares issuable upon exercise of warrants, both of which are held by the investment fund of 824 Highway 3 Investments, L.P., of which Mr. Harris is a principal, and 1,876 shares purchasable by Mr. Harris within 60 days under an option agreement. Mr. Harris disclaims beneficial ownership of these shares and warrants.

(8)	Includes 333 shares purchasable by Mr. Tuskan within 60 days under an option agreement.
(9)
Based upon total votes of all outstanding shares of our capital stock. Our Series A preferred stock votes as a class with our common stock on the basis of 750 votes per share of Series A preferred stock.

DESCRIPTION OF CAPITAL STOCK

We currently have two classes of outstanding equity securities, as more fully described below.

Common Stock

Holders of shares of our common stock are entitled to: (i) one vote per share on all matters requiring a shareholder vote; (ii) a ratable distribution of dividends, if and when, declared by our Board of Directors; and (iii) in the event of a liquidation, dissolution or winding up of COPsync, to share ratable in all assets remaining after all of our indebtedness has been provided for or satisfied. Holders of Common Stock do not have preemptive rights to acquire any of our additional, unissued or treasury shares or our securities convertible into or carrying a right to subscribe for or acquire our shares of capital stock. Holders of Common Stock are not entitled to cumulative voting.

As of April 11, 2016, 8,675,760 shares of our common stock were issued and outstanding and 50,000,000 shares were authorized.

Preferred Stock

Our authorized capital also consists of 1,000,000 shares of preferred stock, par value $0.0001, 100,000 of which have been designated as Series A preferred stock and 375,000 of which have been designated Series B preferred stock. The remaining 525,000 shares have yet to be designated or issued. All of the issued shares of Series B preferred stock have converted into shares of common stock and, accordingly, there are no shares of Series B preferred stock outstanding.

The unissued preferred stock may be issued from time to time in one or more series, and our Board of Directors is authorized to issue such stock in one or more series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series.

Series A Preferred Stock

The Company has outstanding a total of 100,000 shares of its Series A Preferred Stock. Each 50 shares of Series A Preferred Stock is convertible into one share of common stock, but has voting rights of 750 votes per share. Upon the occurrence of certain events, each share of the Company's Series A Preferred Stock shall automatically be converted into fully-paid non-assessable shares of common stock at the then-effective conversion rate (currently 50:1) for such share. The events that may trigger this automatic conversion event are as follows: (1) immediately prior to the closing of firm commitment initial public offering, or (2) upon the receipt of the Company of a written request for such conversion from the holders of at least a majority of the Series A Preferred stock then outstanding, or if later, the effective date for conversion specified in such requests. These shares are held by the co-founders of the Company.

Options

As of December 31, 2015, there are options outstanding that have been issued to our officers, directors, employees and an independent contractor to purchase 244,900 shares of our common stock pursuant to our 2009 Long-Term Incentive Plan.

Warrants

As of December 31, 2015, there were warrants outstanding that had been issued to nonemployees or with financing transactions to purchase 1,054,637 shares of our common stock. These warrants have expiration dates between May 2016 and November 2020 with exercise prices ranging from $3.13 to $22.50.

On July 14, 2015, July 23, 2015 and August 10, 2015 we issued warrants to purchase 527,634 shares of our common stock. These warrants expire on July 14, 2020, July 23, 2020 and August 10, 2020, respectively. The exercise price of these warrants is $7.50 per share. The Company has entered an agreement with the warrant holders to clarify the number of shares of common stock underlying the warrants and to reduce the exercise price of these warrants to $3.125 per share.

On September 9, 2015, we issued to three advisors warrants to purchase an aggregate amount of 32,000 shares of our common stock. These warrants have expiration dates of September 9, 2020 and an exercise price of $8.50.

In September, October and November 2015, certain holders of convertible promissory notes, non-convertible promissory notes and trade payables agreed to convert amounts owed under such instruments into shares of common stock. In connection with the conversion of amounts owed under the non-convertible promissory notes and trade payables, we agreed to issue warrants to purchase an aggregate amount of 156,539 shares of our common stock. These warrants expire 5 years from issuance and have an exercise price equal to 110% of the per share price in this offering.

Common Stock Underlying Warrants to be Issued in this Offering

On November 18, 2015, we issued warrants to purchase up to 3,028,572 shares of our common stock at a price equal to $3.125 per share. These warrants are exercisable immediately and terminate on November 18, 2020. These warrants were registered on this Registration Statement and listed on The NASDAQ Capital Market under the symbol “COYNW.” On December 17, 2015, we issued to the underwriters pursuant to their overallotment option, warrants to purchase up to 440,420 shares of our common stock at a price equal to $3.125 per share. These warrants were registered on this Registration Statement and listed on The NASDAQ Capital Market under the symbol “COYNW.”

The warrants entitle the registered holder to purchase one share of our common stock at a price equal to $3.125 per share, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the closing of this offering.

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent, Nevada Agency and Transfer Company. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that will be filed as an exhibit to the registration statement of which this prospectus forms a part. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the warrant agent, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our reasonable efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants and to qualify for the listing of the common stock on the Nasdaq Stock Market until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis and if the requirements of Rule 144 of the Securities Act have been satisfied the shares may be freely sold. If the requirements of Rule 144 of the Securities Act have not been satisfied and there is no registration statement filed, warrant holders will be entitled to certain cash payments until the warrant shares can be delivered without a legend.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock; provided that if we issue options, convertible securities, warrants or similar securities to our stockholders, each warrant holder will have the right to acquire the same as if it had exercised its warrants for common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

In the event of a reclassification or reorganization of the outstanding shares of common stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the warrant holders may purchase the kind and amount of shares of stock or other securities or property receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder.

Registration Rights Agreement

On July 14, 2015, July 23, 2015 and August 10, 2015, in connection with the Private Offerings, we entered into a Registration Rights Agreement with the purchasers of our securities (the “Purchasers”) in the Private Offerings. Pursuant to the terms of this agreement, we are required to file a registration statement with the SEC that covers all of the Registrable Securities (as such term is defined in the Registration Rights Agreement) under the agreement. Such a registration statement was required to be filed within 30 calendar days following certain public offerings of our securities, but no later than October 15, 2015. The Company has entered into an agreement to extend such date to December 18, 2015 and waive all accrued penalties in exchange for clarifying the number of shares underlying the warrants issued to the Purchasers and reducing the exercise price of such warrants from $7.50 per share to $3.125 per share. We filed a Registration Statement with the SEC on Form S-1 (Registration No. 333-208645) to register the Registrable Securities, which was declared effective by SEC on January 28, 2016. These registration rights terminate automatically upon repayment of any notes issued to the Purchasers as part of the Private Offerings. This agreement also contains certain covenants, representations and warranties customary with respect to similar agreements.

The above summary of Registration Rights Agreement is qualified in its entirety by the agreement, itself, which is filed as Exhibit 10.20 hereto.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the President or the Vice President.

Anti-Takeover Effects of Delaware Law

Section 203 of the Delaware General Corporation Law (the “DGCL”) provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The restrictions described above also do not apply to specified business combinations with a person who is an “interested stockholder” prior to the time when the corporation’s common stock is listed on a national securities exchange, so these restrictions would not apply to a business combination with any person who is one of our stockholders prior to this offering.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Nevada Agency and Transfer Company, located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

NASDAQ Capital Market

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “COYN.”

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who provide payment of the exercise price to our warrant agent, Nevada Agency and Transfer Company, who will receive such payments on our behalf.

LEGAL MATTERS

The validity of the shares of our common stock to be issued in this offering will be passed upon for us by our counsel, Harter Secrest & Emery LLP, Rochester, New York.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on PMB Helin Donovan, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock and warrants offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.copsync.com. You will be able to access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information to be filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material will be electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

COPSYNC, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
COPsync, Inc.:

We have audited the accompanying balance sheets of COPsync, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COPsync, Inc. as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

PMB Helin Donovan, LLP /s/ PMB Helin Donovan, LLP March 30, 2016 Dallas, Texas

COPSYNC, INC.
Balance Sheets

ASSETS

	December 31, 2015	December 31, 2014

CURRENT ASSETS

Cash and cash equivalents	$8,295,310	$587,459
Accounts receivable, net	426,265	223,622
Inventories	484,695	246,077
Prepaid expenses and other current assets	543,949	270,148
Deferred loan costs	-	50,000

Total Current Assets	9,750,219	1,377,306

PROPERTY AND EQUIPMENT

Property and equipment	317,948	328,665
Less: accumulated depreciation	(193,760)	(152,789)

Net Property and Equipment	124,188	175,876

OTHER ASSETS

TOTAL ASSETS	$9,874,407	$1,553,182

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT

	December 31, 2015	December 31, 2014

CURRENT LIABILITIES

Accounts payable and accrued expenses	$2,486,529	$1,526,612
Deferred revenues	2,028,120	2,526,990
Obligation under capital lease	9,010	7,632
Convertible notes payable, current portion	-	9,608
Three Year, 50% notes payable, net of $0 discount, current portion	40,500	121,500
Notes payable, current portion	126,260	669,789

Total Current Liabilities	4,690,419	4,862,131

LONG-TERM LIABILITIES

Deferred revenues	1,091,838	1,142,437
Obligation under capital lease	19,118	27,466
Convertible notes payable	30,000	389,178
Three Year, 50% notes payable, net of $15,000 discount, non-current portion	66,000	291,118
Notes payable, non-current portion	219,963	56,639

Total Long-Term Liabilities	1,426,919	1,906,838

Total Liabilities	6,117,338	6,768,969

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)

Series A Preferred stock, par value $0.0001 per share, 1,000,000 shares authorized; 100,000 shares issued and outstanding, respectively	10	10
Series B Preferred stock, par value $0.0001 per share, 0 and 375,000 shares authorized; issued; and outstanding, respectively	-	37
Common stock, par value $0.0001 per share, 50,000,000 shares authorized; 8,362,903 and 4,037,049 issued and outstanding, respectively	837	404
Common stock to be issued, 260,206 and 6,000 shares, respectively	700,121	42,000
Additional paid-in-capital	33,043,232	17,650,034
Accumulated deficit	(29,987,131)	(22,908,272)

Total Stockholders' Equity (Deficit)	3,757,069	(5,215,787)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$9,874,407	$1,553,182

The accompanying notes are an integral part of these financial statements.

 COPSYNC, INC.
Statements of Operations

	For the Twelve Months Ended
	December 31,
	2015	2014

REVENUES

Hardware, installation and other revenues	$2,820,435	$3,248,091
Software license/subscription revenues	3,312,977	2,662,237

Total Revenues	6,133,412	5,910,328

COST OF REVENUES

Hardware and other costs	2,417,761	2,571,359
Software license/subscriptions	1,427,927	1,200,136

Total Cost of Revenues	3,845,688	3,771,495

GROSS PROFIT	2,287,724	2,138,833

OPERATING EXPENSES

Research and development	1,616,744	1,825,786
Sales and marketing	2,225,212	1,408,659
General and administrative	2,471,896	2,960,262

Total Operating Expenses	6,313,852	6,194,707

LOSS FROM OPERATIONS	(4,026,128)	(4,055,874)

OTHER INCOME (EXPENSE)

Interest income	28,541	9,700
Interest expense	(1,203,183)	(177,293)
Loss on debt conversion	(397,555)	-
Beneficial conversion feature expense	(815,905)	-

Total Other Expense	(2,388,102)	(167,593)

NET LOSS BEFORE INCOME TAXES	(6,414,230)	(4,223,467)

INCOME TAXES	-	-

NET LOSS	$(6,414,230)	$(4,223,467)

Series B preferred stock dividend	(38,692)	(33,693)
Accretion of beneficial conversion feature on preferred shares dividends issued in kind	(52,500)	(71,307)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,505,422)	$(4,328,467)

LOSS PER COMMON SHARE - BASIC & DILUTED	$(1.43)	$(1.18)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC & DILUTED	4,543,886	3,659,734

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC
Statements of Stockholders' Equity (Deficit)
For the years ended December 31, 2015 and 2014

								Common
							Common	Stock			Total
							Stock	Warrants	Additional		Shareholder
	Preferred Stock A		Preferred Stock B		Common Stock		To Be	To Be	Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Issued	Capital	Deficit	(Deficit)

Balance, January 1, 2014	100,000	$10	375,000	$37	3,500,290	$350	$1,500	$-	$13,727,123	$(18,651,112)	$(4,922,092)

Valuation of the vested portion of employee and non-employee stock options	-	-	-	-	-	-	-	-	147,096	-	$147,096

Valuation of the vested portion of non-employee warrants	-	-	-	-	-	-	-	-	209,576	-	$209,576

Valuation of the vested portion of non-employee stock grants	-	-	-	-	50,000	5	-	-	1,049,995	-	$1,050,000

Common stock to be issued for cash at $5.00 per share from warrant exercises	-	-	-	-	-	-	-	480	-	-	$24,000

Capital contributed/co-founders' forfeiture of contractual compensation	-	-	-	-	-	-	-	-	79,000	-	$79,000

Common stock issued for services at $5.00 per share	-	-	-	-	12,000	1	-	-	59,999	-	$60,000

Common stock issued for cash at $5.00 per share	-	-	-	-	424,862	43	-	-	2,084,072	-	$2,084,115

Common stock issued for cash at $5.00 per share from warrant exercises	-	-	-	-	4,800	0	-	-	24,000	-	$24,000

Common stock issued for cash at $10.00 per share from warrant exercises	-	-	-	-	2,000	0	-	-	20,000	-	$20,000

Common stock issued in conversion of notes payable and accrued interest at $5.00 per share	-	-	-	-	43,097	5	-	-	215,480	-	$215,485

Common stock to be issued for cash at $5.00 per share	-	-	-	-	-	-	330	-	-	-	$16,500

Series B Preferred stock- cumulative dividends	-	-	-	-	-	-	-	-	105,000	(105,000)	$-

Accretion of Beneficial Conversion Feature on Preferred Shares dividends issued in kind	-	-	-	-	-	-	-	-	(71,307)	71,307	$-

Net loss for the year ended December 31, 2014	-	-	-	-	-	-	-	-	-	(4,223,467)	$(4,223,467)

Balance, December 31, 2014	100,000	$10	375,000	$37	4,037,049	$404	$18,000	$24,000	$17,650,034	$(22,908,272)	$(5,215,787)

The accompanying notes are an integral part of these financial statements.

 COPSYNC, INC
Statements of Stockholders' Equity (Deficit) (Continued)
For the year ended December 31, 2015 and 2014

								Common
							Common	Stock			Total
							Stock	Warrants	Additional		Shareholder
	Preferred Stock A		Preferred Stock B		Common Stock		To Be	To Be	Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Issued	Capital	Deficit	(Deficit)

Balance, January 1, 2015	100,000	$10	375,000	$37	4,037,049	$404	$18,000	$24,000	$17,650,034	$(22,908,272)	$(5,215,787)
											$-
Capital contributed/co-founders' forfeiture of contractual compensation	-	-	-	-	-	-	-	-	79,000	-	$79,000

Valuation of the vested portion of employee and non-employee stock options	-	-	-	-	-	-	-	-	182,114	-	$182,114

Valuation of Beneficial Conversion Feature (BCF) on 2015 convertible promissory notes	-	-	-	-	-	-	-	-	976,505	-	$976,505

Common stock issued for warrants exercised and current year deposits	-	-	-	-	21,298	2	(15,000)	(24,000)	180,988	-	$141,990

Valuation of the vested portion of non-employee warrants	-	-	-	-	-	-	-	-	114,757	-	$114,757

Common stock issued in conversion of notes payable and accrued interest	-	-	-	-	897,792	90	238,997	-	3,331,792	-	$3,570,879

Valuation of warrants exercisable at $20.00 per share issued in relationship to conversion of a note payable	-	-	-	-	-	-	-	-	130,231	-	$130,231

Valuation of warrants issued related to private placement	-	-	-	-	-	-	-	-	214,162	-	$214,162

Common stock issued to vendors and consultants for services rendered in lieu of cash	-	-	-	-	32,933	4	458,115		248,996	-	$707,115

Stock-related admin fees for Common stock issued	-	-	-	-	-	-	-	-	(4,146)	-	$(4,146)

Common stock issued in Uplist at $3.49 per share	-	-	-	-	3,028,572	303			10,569,413	-	$10,569,716

Warrants issued in Uplist at $0.01	-	-	-	-	-	-	-	-	34,338	-	$34,338

Conversion of preferred series B stock to common stock	-	-	(375,000)	(37)	225,000	23	9		5	-	$-

Preferred series B stock warrant exercise at $6.25	-	-	-	-	60,000	6	-	-	374,994	-	$375,000

Preferred series B stock incentive shares at $3.49	-	-	-	-	60,000	6	-	-	209,394	-	$209,400

Preferred series B stock interest	-	-	-	-	-	-	-	-	12,658	-	$12,658

Uplist costs	-	-	-	-	-	-	-	-	(1,288,038)	-	$(1,288,038)

Series B preferred stock - cumulative dividends	-	-	-	-	-	-	-	-	78,534	(78,534)	$-

Series B preferred stock - BCF cumulative dividends	-	-	-	-	-	-	-	-	(52,500)	52,500	$-

Series B preferred stock - dividend payment	-	-	-	-	-	-	-	-	-	(638,595)	$(638,595)

Reverse split adjustment	-	-	-	-	259	-	-	-	-	-	-

Net loss for the year ended December 31, 2015	-	-	-	-	-	-	-	-	-	(6,414,230)	$(6,414,230)

Balance, December 31, 2015	100,000	$10	-	$-	8,362,903	$837	$700,121	$-	$33,043,232	$(29,987,131)	$3,757,069

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Statements of Cash Flows

	For the Twelve Months Ended
	December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(6,414,230)	$(4,223,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	53,221	47,393
Amortization of software costs	-	436,471
Amortization of beneficial conversion costs	815,905	-
Loss on Debt Conversion	397,555
Amortization of finance costs	736,138	-
Amortization of endorser agreements	117,048	-
Additional expense for granting options	182,114	147,097
Additional expense for granting warrants	114,757	-
Amortization of note discount	97,179	-
Inventory Obsolescence	20,000
Cost of performance based warrants issued for outside services rendered	-	209,576
Valuation of exercised warrants exercisable at $20.00	19,164
Cost of stock grant issued for outside services rendered	-	1,050,000
Discount on three-year, 50% notes payable	-	37,993
Capital contributed/co-founders' forfeiture of contractual compensation	79,000	79,000
Bad debt expense	(114,389)	185,864
Loss on asset disposals	1,780	(1,516)
Change in operating assets and liabilities:
Accounts receivable	(85,503)	(276,789)
Inventories	(258,618)	111,856
Prepaid expenses and other current assets	187,180	(57,146)
Deferred loan costs	50,000	(50,000)
Deferred revenues	(549,470)	(261,586)
Accounts payable and accrued expenses	1,196,271	(335,616)

Net Cash Used in Operating Activities	$(3,354,898)	$(2,900,870)

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from asset disposals	4,000	2,500
Purchases of property and equipment	(21,319)	(51,233)

Net Cash Used in Investing Activities	$(17,319)	$(48,733)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	600,000	285,000
Proceeds from issuance of common stock for cash	-	2,084,115
Proceeds from common stock to be issued, net	-	40,500
Proceeds from convertible notes	526,315	-
Proceeds from the issuance of stock for warrant exercises	153,756	44,000
Proceeds from note-related advance	-	475,000
Proceeds from three-year, 50% notes payable	-	405,000
Proceeds from private placement	1,596,753	-
Proceeds from stock uplist, net of costs	9,311,870	-
Proceeds from preferred series B warrant exercise	375,000	-
Payments on three-year, 50% notes payable	(30,375)	(30,375)
Payment of preferred series B dividend	(638,055)	-
Payments on capitalized lease obligation	(6,970)	-
Payments on notes payable	(808,226)	(180,229)

Net Cash Provided by Financing Activities	$11,080,068	$3,123,011

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,707,851	173,408

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	587,459	414,051

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,295,310	$587,459

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Statements of Cash Flows (Continued)

	For the Twelve Months Ended
	December 31,
	2015	2014
SUPPLEMENTAL DISCLOSURES:

Cash paid for interest	$201,861	$62,683
Cash paid for income tax	$10,922	$9,649

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Non-cash common stock to be issued 140,000 shares for consulting endorsement agreements	$453,850	$-
Issuance of common stock 60,000 shares for preferred series B incentive	$209,400	$-
Private placement issue costs and beneficial conversion feature	$662,912	$-
Issuance of 89,364 shares of common stock for and 31,036 shares to be issued for 3 year 50% notes payable	$372,922	$-
Issuance of 659,573 shares of common stock for private placement notes	$1,795,000
Issuance of 59,504 shares of common stock and 14,170 shares to be issued on note payable conversions	$1,653,624
Partial financing associated with the purchase of two fleet vehicles	$-	$49,503
Series B Preferred stock dividends	$-	$27,020
Accretion of beneficial conversion feature on preferred shares dividends issued in kind	$52,500	$71,307
Non-cash issuance of 0 and 12,000 shares of common stock, respectively, to third party for services performed and to be performed	$-	$60,000
Conversion of convertible notes into 0 and 43,097 shares of common stock, respectively	$-	$215,485
Financing of prepaid insurance policy	$-	$40,300
Insurance proceeds applied to outstanding bank loan	$-	$15,854
Capitalized lease involving two fleet vehicles	$-	$35,098

The accompanying notes are an integral part of these financial statements.

 COPSYNC, INC.
Notes to Financial Statements

NOTE 1 -       NATURE OF ORGANIZATION

The Company sells the COPsync Network service, which is a real-time, in-car information sharing, communication and data interoperability network for law enforcement agencies.  The COPsync Network service enables patrol officers to collect, report and share critical data in real-time at the point of incident and obtain instant access to various local, state and federal law enforcement databases.  The COPsync Network service also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, process DUI and other arrests and document accidents and other incidents.  The Company believes that the COPsync Network service saves lives, reduces unsolved crimes and assists in apprehending criminals through such features like a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as child abductions, bank robberies and police pursuits.  The Company has designed the COPsync Network to be “vendor neutral,” meaning it can be used with products and services offered by other law enforcement technology vendors.  Additionally, the COPsync Network system architecture is designed to scale nationwide.

In addition to the Company’s core COPsync Network service, the Company offers three complementary service/product offerings.  These offerings are: COPsync911, an emergency threat notification service; VidTac, an in-vehicle software-driven video camera system for law enforcement and fire departments; WARRANTsync, a statewide misdemeanor warrant clearing database; and COURTsync, a court security and efficiency application

The Company offers the COPsync911 threat alert, first introduced in the second quarter of 2013, for use in schools, hospitals, day care facilities, governmental office buildings and other facilities with a high level of concern about safety and security.  When used in schools, for example, the COPsync911 service enables school personnel to instantly and silently send emergency alerts directly to the five closest law enforcement officers in their patrol vehicles, and to the local 911 dispatch center, with the mere click of a screen icon located on every Windows-based computer or any handheld device within the facility.  A text alert is also sent to the cell phones of all law enforcement officers in the area and to all teachers, administrators, and other staff at the school, alerting them of potential danger.  The Company expects its COPsync911 service to reduce emergency law enforcement response times by five to seven minutes.

VidTac is a software-driven video system for law enforcement.  Traditional in-vehicle video systems are “hardware centric” DVR-based systems. The video capture, compression and encryption of the video stream is performed by the DVR.

The VidTac system is price advantageous vis-a-vis other high-end video systems, since the Company is offering it for sale at a much lower price point than the average price of DVR-based video systems.  Furthermore, for those agencies that have in-vehicle computers, the VidTac system eliminates the need for the agency to purchase a second computer, i.e., the DVR, and eliminates the need to replace this second (DVR) computer every three to four years as new patrol vehicles are placed into service.

The WARRANTsync system is designed to be a Texas statewide misdemeanor warrant clearing database. It enables law enforcement officers in the field to receive notice of outstanding warrants in real-time at the point of a traffic stop.  The WARRANTsync system enables the offender to pay the outstanding warrant fees and costs using a credit card.  Following payment, the offender is given a receipt and the transaction is complete.  This product could be viewed as an enhancement feature to the core COPsync Network service since all COPsync Network users receive the outstanding Warrant notice.

The COURTsync system is designed to enable judges and court personnel to instantly send emergency alerts directly to the closest law enforcement officers in their patrol vehicles and to the local 911 dispatch center, from any computer within the facility. Court personnel are also able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons. Additionally, COURTsync utilizes our WARRANTsync system to give patrol officers utilizing our COPsync Network access to Class C warrant information from the court, enabling them to collect warrant fees for the court.

The Company sells its products primarily in Texas, Massachusetts, New Hampshire and Louisiana.

NOTE 2 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.             Basis of Presentation

The accompanying financial statements include the accounts of the Company, and are prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

b.             Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. These reclassifications had no impact on the Company’s net loss.

COPSYNC, INC.
Notes to Financial Statements

c.             Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

The Company's cash and cash equivalents, at December 31st, consisted of the following:

	2015	2014
Cash in bank	$8,053,390	$586,469
Money market funds	241,920	990
Cash and cash equivalents	$8,295,310	$587,459

d.             Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in two financial institutions in the United States. Accounts at financial institutions in the United States are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, the Company’s deposits or investments may exceed federally insured limits.  At December 31, 2015, the Company had approximately $7,797,000 at one financial institution in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.

e.             Use of Estimates

The preparation of accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. The Company’s significant estimates include primarily those required in the valuation or impairment analysis of capitalization of labor under software development costs, property and equipment, revenue recognition, allowances for doubtful accounts, stock-based compensation, warrants, litigation accruals and valuation allowances for deferred tax assets. Although the Company believes that adequate accruals have been made for unsettled issues, additional gains or losses could occur in future years from resolutions of outstanding matters. Actual results could differ materially from original estimates.

f.              Inventory

Inventory is stated at the lower of cost (determined using the first-in, first-out method) or market. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence or impaired balances.  Total adjustments made in years 2015 or 2014 were $20,000 and zero, respectively.

g.             Deferred Loan Costs

At the beginning of 2014, the Company began the process of securing up to $2.0 million in funding pursuant to an EB-5 program, which originally had been expected to close before the close of 2014.  The EB-5 program is a program under which foreign nationals loan money to U.S. companies who are creating U.S. jobs.  Following the job creation, the foreign lenders receive U.S. “green cards.” At December 31, 2014, the Company remained optimistic that it could successfully close this funding in fiscal 2015; however, it became apparent as the Company proceeded through fiscal year 2015 that this funding alternative would not become a reality for reasons beyond the Company’s control.

Related to the EB-5 program and on December 30, 2013, the Company executed an agreement with a third-party service provider to provide business, promotional, financial and EB-5 Regional Center consulting services.  For those services, the Company prepaid $50,000.  The prepayment was recorded as Prepaid Loan Costs on the balance sheet with the expectation it would be matched or netted against the expected funding from the completed EB-5 program by being charged, upon receipt of the funding, to general and administrative expense.

As a result of the Company’s decision to no longer pursue the EB-5 program, the $50,000 prepayment was charged to general and administrative expense in fiscal year 2015.

COPSYNC, INC.
Notes to Financial Statements

h.             Property and Equipment

The Company’s major classes of property and equipment are as follows:

	At December 31,
Classes of Depreciable Assets	2015	2014

Fleet Vehicles	$148,940	$174,094
Fleet Vehicles - Capitalized Lease	35,098	35,098
Furniture and Fixtures	10,467	10,467
Computer Hardware	86,508	72,070
Computer Software	36,935	36,936
Property and Equipment	$317,948	$328,665

Accumulated Depreciation	$(193,760)	$(152,789)

Net Property and Equipment	$124,188	$175,876

Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, ranging as follows:

Computer hardware/software	3 years
Fleet vehicles	5 years
Furniture and fixtures	5 to 7 years

Depreciation expense on property and equipment was $53,221 and $47,393 for the years ended December 31, 2015 and 2014, respectively.

i.              Leased Property & Obligation under Capital Lease

On December 22, 2014, the Company executed a forty-eight-month capital lease agreement with a third-party service provider for the lease of two vehicles.  The agreement requires monthly payments of $873 totaling $35,098 over the life of the lease and has a minimal buy-out option at the end of the lease.  Accordingly, both a lease property asset and obligation in the amount of $35,098 was reported as of December 31, 2014, with lease payments beginning in January 2015. At December 31, 2015, the lease property asset and obligation values were $26,324 and $28,128, respectively. Rent expense was $126,571 and $116,525 for the years ended December 31, 2015 and 2014, respectively.

j.              Long-lived Assets

The Company reviews its long-lived assets including property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Examples of such events could include a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business.

An impairment test involves a comparison of undiscounted cash flows from the use of the asset to the carrying value of the asset.  Measurement of an impairment loss is based on the amount that the carrying value of the asset exceeds its fair value.  No impairment losses were incurred in the periods presented.

k.             Software Development Costs

Certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products.

COPSYNC, INC.
Notes to Financial Statements

The Company determines technological feasibility to be established upon completion of (1) product design, (2) detail program design, (3) consistency between product and program design and (4) review of detail program design to ensure that high risk development issues have been resolved.  Upon the general release of the COPsync service offering to customers, development costs for that product were amortized over fifteen years based on management’s then estimated economic life of the product.

The Company has not capitalized any of the software development efforts associated with its new product offerings, WARRANTsync, VidTac and COPsync911, because the time period between achieving technological feasibility and product release for both of these product offerings was very short.  As a result, the incurred costs have been recorded as research and development costs in years 2015 and 2014.

l.              Research and Development

Research and development costs are charged to expense as incurred.

m.            Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair value due to their relatively short maturities. The carrying amounts of notes payable approximate fair value based on market interest rates currently available to the Company.

The fair value framework requires a categorization of assets and liabilities, which are required at fair value, into three levels based upon the assumptions (inputs) used to price the assets and liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

n.            Revenue Recognition

The Company’s business focus is to sell subscriptions to the COPsync software as a service, which is a real-time, in-car information sharing, communication and data interoperability network for law enforcement agencies.  The Company refers to this service as The COPsync Network.  The agencies subscribe to the service for a specified period of time (usually for twelve to forty-eight months), for a specified number of officers per agency, and at a fixed subscription fee per officer.

In the process of selling the subscription service, the Company also sells computers and computer-related hardware (“hardware”) used to provide the in-vehicle service should the customer not already have the hardware, or wants to upgrade their existing hardware, as well as hardware installation services, the initial agency and officer set-up and training services and, sometimes, software integration services for enhanced service offerings.

The Company’s most common sales are:

1) for new customers – a multiple-element arrangement involving (a) the subscription fee, (b) integration of the COPsync software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training and (c) if applicable, software integration services for enhanced service offerings; and

2) for existing customers – the subscription fees for the annual renewal of an agency’s COPsync subscription service, upon the completion of the agency’s previous subscription period.

COPSYNC, INC.
Notes to Financial Statements

The Company recognizes revenue when all of the following have occurred: (1) the Company has entered into a legally binding arrangement with a customer resulting in the existence of persuasive evidence of an arrangement; (2) delivery has occurred, evidenced when product title transfers to the customer; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

Revenue specific to hardware is recognized once hardware has been delivered to the customer. Installation and/or officer training fees are recognized as revenue, if and when provided.  This policy represents a change in estimate in the amount of deferred revenue recognized on hardware sales.  Further, the hardware has to be useable by the customer for general business purposes and possibly unrelated to the COPsync service should they need to use the hardware for general businesses.  If the hardware is not useable, then no revenue recognition can be taken.  If a portion of the hardware has been installed at the end of the reporting period, then along with the hardware recognition, a prorated portion of the installation fees will be recognized as of the date of such installation.  Any remaining revenue items will be deferred until all of the hardware is finished being installed and officer training completed.  The warranty on third party hardware is provided by the manufacturer only.

The sale of the hardware and related services for hardware installation and agency and officer set-up and training are reported as “Hardware, installation and other revenues” in the Company’s statement of operations.  The sale of the VidTac product offering is considered a hardware sale and is reported in this revenue classification.

The subscription fees and software integration services are reported as “software license/subscriptions revenues” in the Company’s statement of operations.  The subscription fees include termed licenses for the contracted officers to have access to the service and the right to receive telephonic customer and technical support, as well as software updates, during the subscription period.  Support for the hardware is normally provided by the hardware manufacturer.

The sale of the WARRANTsync and COPsync911 product offerings are reported in “software license/subscriptions revenues”.  The service for each of these products consist of two elements: (1) an integration element, and (2) a subscription element, both of which are recognized ratably over the service period upon customer acceptance.  WARRANTsync represents a very small portion of our revenues and could be viewed as an enhancement feature to our COPsync Network.

The receipt and acceptance of an executed customer’s service agreement, which outlines all of the particulars of the sale event, is the primary method of determining that persuasive evidence of an arrangement exists.

Delivery generally occurs for the different elements of revenue as follows:

(1) For multiple-element arrangements involving new customers – contractually the lesser period of time of sixty days from contract date or the date officer training services are completed.  The Company requests the agency to complete a written customer acceptance at the time training is completed, which will override the contracted criteria discussed immediately above.

(2) The subscription fee – the date the officer training is completed and written customer acceptance is received.

(3) Software integration services for enhanced service offerings – upon the completion of the integration efforts and verification that the enhanced service offering is available for use by the agency.

Fees are typically considered to be fixed or determinable at the inception of an arrangement, generally based on specific services and products to be delivered pursuant to the executed service agreement. Substantially all of the Company’s service agreements do not include rights of return or acceptance provisions.  To the extent that agreements contain such terms, the Company recognizes revenue once the acceptance provisions or right of return lapses.  Payment terms to customers generally range from net “upon receipt of invoice” to “net 30 days from invoice date.”  Beginning in 2013, the Company adopted a policy of requesting customers purchasing a significant amount of hardware to prepay for the hardware at the time the equipment was ordered from the Company’s suppliers.  These prepayments are recorded on the Company’s balance sheet as current deferred revenues.

The Company assesses the ability to collect from its customers based on a number of factors, including credit worthiness of the customer and the past transaction history with the customer.  If the customer is not deemed credit worthy, the Company defers all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met. With the exception of sales to resellers, all of the Company’s customers are local or state governmental agencies.

COPSYNC, INC.
Notes to Financial Statements

As indicated above, some customer orders contain multiple elements.  The Company allocates revenue to each element in an arrangement based on relative selling price.  The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”), if available, third party evidence ("TPE"), if VSOE is not available, or the Company’s best estimate of selling price ("ESP"), if neither VSOE nor TPE is available.  The maximum revenue the Company recognizes on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.  Many of the Company’s service agreements contain grants (or discounts) provided to the contracting agency.  These grants or discounts have been allocated across all of the different elements based upon the respective, relative selling price.

The Company determines VSOE for subscription fees for the initial contract period based upon the rate charged to customers on a stand-alone subscription service.  VSOE for renewal pricing is based upon the stated rate for the renewed subscription service, which is stated in the service agreement or contract entered into.  Historically, the renewal rate has been equal to or slightly higher than the stated rate in the original contract; however, we have experienced in fiscal year 2015, a lower renewal rate for certain, renewing customers as a result of their budgetary constraints.  The renewal rate is administered on a customer-by-customer basis.  Subscription fee revenue is recognized ratably over the life of the service agreement.

The Company has determined that the selling price of hardware products include the related services for hardware installation and agency and officer set-up and training, as well as integration services for enhanced service offerings, which are sold separately and, as a result, it has VSOE for these products.

For almost all of the Company’s new service agreements, as well as renewal agreements, billing and payment terms are agreed to up front or in advance of performance milestones.  These payments are initially recorded as deferred revenue and subsequently recognized as revenue as follows:

(1) Integration of the COPsync software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training – immediately upon delivery.

(2) The subscription fee – ratably over the contracted subscription period, commencing on the delivery date.

(3) Software integration services for enhanced service offerings – immediately upon the Company’s completion of the integration and verification that the enhanced service is available for the agency’s use.

(4) Renewals – ratably over the renewed subscription or service period commencing on the completion of the previous subscription or service period.

o.             Income Taxes

The Company periodically assesses uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).  The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.  The Company evaluated its tax positions and determined that there were no uncertain tax positions for the years ended December 31, 2015 and 2014.

p.             Share Based Compensation

The Company accounts for all share-based payment transactions using a fair-value based measurement method.  The Company calculates stock option-based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model.  These amounts are expensed over the respective vesting periods of each award using the straight-line attribution method.  The Company has historically issued stock options and vested and non-vested stock grants to employees.  Beginning in 2012, the Company also began granting stock options to outside directors.  The condition for vesting of the options has been continued employment or service during the related vesting or restriction period.

q.             Newly Adopted Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its audited financial statements.

COPSYNC, INC.
Notes to Financial Statements

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes most current revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgement and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.

The standard is effective for us beginning in 2018, and requires using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2018.

Going Concern

On August 27, 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about the Company’s ability to continue as a going concern and to provide related footnote disclosures. This standard will be effective for the Company for the year ending on December 31, 2016. Early application is permitted. The Company is currently evaluating the impact of ASU No. 2014-15.

Recently Issued Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02 Leases (Topic). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. For public companies, the ASU is effective for annual and interim periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the effects that the adoption of ASU 2016-02 will have on the financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”).  The amendments in ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU 2015-03. ASU 2015-03 is effective for us on January 1, 2016, with early adoption permitted.  We are currently evaluating the potential changes from this ASU to our future financial reporting and disclosures.

r.             Preferred Stock Issuances with Beneficial Conversion Features

The Company uses the effective conversion price of preferred shares issued based on the proceeds received to compute the intrinsic value of the embedded conversion feature on preferred stock issuances with detachable warrants.  The Company calculates an effective conversion price and uses that price to measure the intrinsic value of the embedded conversion option.

s.             Advertising Costs

Advertising costs were $82,092 and $42,890 for years ended December 31, 2015 and 2014, respectively.  These costs are expensed when incurred.  Our advertising consists of tradeshows, social media, and targeted email communications.

t.             Accounts Receivable and Allowance for Doubtful Accounts

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivables. Our customers are primarily local, city and state governmental agencies.  The Company’s credit risk related to new contracts is minimized because the Company verifies the customer’s budgetary funds availability or approved outside financing alternatives specific to the contract at the time of contract acceptance.  With regards to renewal billings, the Company is proactive in reminding the customers to include in their upcoming budgetary planning the necessary funds to cover the renewal of the COPsync service.

COPSYNC, INC.
Notes to Financial Statements

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the outstanding account balances specific to identifiable customer accounts considered at risk or uncollectible based upon a customer-by-customer review.  At December 31, 2015, the Company established a $10,000 general allowance, which is directed towards receivables that are over sixty days of age and may be at risk of collection.  The expense associated with the allowance for doubtful accounts is recognized as general and administration expense.

NOTE 3 -       ACCOUNTS RECEIVABLE

The Company's accounts receivable, net, at December 31, consisted of the following:

	December 31,
Category	2015	2014

Trade receivables	$1,360,929	$1,101,279
Other receivables	26,360	53,227
Elimination of unpaid deferred revenue	(861,024)	(716,495)
Allowance for doubtful accounts	(100,000)	(214,389)

Total Accounts Receivable	$426,265	$223,622

To date, accounts receivable derived principally from revenue earned from end users, which are local and state governmental agencies.  The Company performs periodic credit evaluations of its customers, and does not require collateral.

Our trade receivables increased by approximately $260,000 principally due to: 1) an increase in contract revenue in the fourth quarter of 2015; 2) following the completion of the up-listing to the NASDAQ Capital Market, the Company relaxed its normal prepayment requirements on new hardware contracts and began procuring contracted equipment immediately upon contract execution (This did not increase our risk of collectability because the Company still confirmed the source of contract funding.); and 3) one of the Company’s reseller’s has experienced an increase in business activity and as a result is carrying a larger accounts receivable balance with the Company compared to past balances.

The Company’s other receivables generally consist of miscellaneous receivable activities.  At December 31, 2014, and in addition to the miscellaneous activities, the balance included $30,890 for the sale of two vehicles to a third party leasing company and $9,700 for interest charged against a specific customer’s outstanding receivables balance.

The elimination of the unpaid deferred revenue at December 31, 2014, represents those invoices issued for products and/or services not yet paid by the customer or services completed by the Company.  The elimination is made to prevent the “gross-up” effect on the Company’s balance sheet between accounts receivable and deferred revenues.

The Company’s allowance for doubtful accounts is based upon a review of outstanding receivables.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

At December 31, 2015, the $100,000 allowance consisted of a $90,000 specific reserve following a customer specific review of total receivables, and a $10,000 general, or non-specific, allowance, compared to a $214,389 specific allowance at December 31, 2014.  The decrease in the specific allowance is principally due to the elimination of the previously perceived risk involving a significant customer.  As of December 31, 2015, the Company established a $10,000 general allowance, which is directed towards receivables that are over sixty days of age and may be at risk of collection.

NOTE 4 -       INVENTORY

Inventory consisted of the following as of December 31:

	December 31,
Category	2015	2014

Finished goods	504,695	246,077
Obsolescence Allowance	(20,000)	-

Total Inventory	$484,695	$246,077

COPSYNC, INC.
Notes to Financial Statements

Total inventory at December 31, 2015 included hardware consisting of computer laptops, printers and ancillary parts, such as electronic components, connectors, adapters and cables, as well as the Company’s propriety VidTac product and its related components.  Generally, the Company procures hardware as a result of receiving a customer order.  The hardware is procured, delivered to the Company, prepared for installation and then transported by the Company to the customer site for installation.  The Company does not procure and inventory third party hardware for speculative selling.  Further, the various components of hardware are all considered finished goods because the individual items may be, and are, sold in a package, or on an individual basis, normally at the same pricing structure.

The approximate $239,000 increase in inventory between 2015 and 2014 is due principally to a $219,000 increase in VidTac-related inventory and $44,000 in finished inventory purchased for specific customer contracts to be installed in the first quarter of 2016.  The increase in VidTac-related inventory relates to a demand purchase order valued at $433,000 placed in December 2014 with the contract manufacturer for finished units to be delivered ratably in fiscal year 2015, beginning in May 2015.  This order was to cover forecasted demand for the product during the delivery period, as well as to accommodate the long-lead times required for procuring certain components from off-shore manufacturers.

With regards to the Company’s VidTac product, a manufacturing agreement was executed in 2012 with a single contract manufacturer and calls for the Company to periodically place a demand purchase order for a fixed number of finished units to be manufactured and delivered as finished goods.  The Company’s purchase orders placed with the contract manufacturer are non-cancellable; however, there are some relief provisions: (1) the Company may change the original requested delivery dates if the Company gives sufficient advance notice to the contract manufacturer; and (2) should the Company elect to cancel a purchase order in total or in part, it would be financially responsible for any materials that could not be returned by the contract manufacturer to its source suppliers.

When the VidTac product is recorded into Finished Goods, it consists of a kit consisting of four basic components.  It is inventoried as a single unit of inventory.  Should a single component fail or need to be replaced, the Company will take a kit and then inventory the components, still considered finished goods.  Should a component need to be repaired, it is returned to the contracted manufacturer for analysis and repair.  The repaired component is then shipped to the Company and inventoried as a finished goods component.

NOTE 5 -      PREPAID EXPENSES AND OTHER ASSETS

The Company's prepaid expenses and other assets at December 31, consisted of the following:

	December 31,
Category	2015	2014

Prepaid Insurance	$69,456	$44,101
Subscriptions	54,756	24,050
Vendor Prepayments	34,389	103,044
Deferred Valuation Expense Related To Endorser Agreements	353,802	-
Deferred Charges	31,546	98,953

Total Prepaid Expenses and Other Assets	$543,949	$270,148

Prepaid insurance pertains to various business insurance policies, the fees of which have been financed by a third-party service provider and are being paid over an eleven-month period.  This prepayment is amortized ratably over the twelve-month insurance coverage period.  The increase is due principally to the increase in premiums between years.

Subscriptions principally pertain to prepaid software support and web-hosting services provided by third-party service providers.  These prepayments are amortized into expense over the life of the specific service period.  The increase between fiscal years 2015 and 2014 is due to a combination of increased activity in fiscal year 2015, and timing of prepayments made during the respective time periods.

Vendor prepayments at December 31, 2014 primarily involved two vendors: (1) down-payments made to the Company’s contract manufacturer for new orders of the VidTac product, which were then applied on a unitized basis as credits on the vendor’s invoices when the finished product goes into finished goods inventory; and (2) a software engineering firm that provided ongoing services to the Company.  At December 31, 2015, there remained $8,663 in down-payments made to the contract manufacturer.  All of the prepayments involving the software engineering firm were charged to operating expenses in fiscal year 2015.

COPSYNC, INC.
Notes to Financial Statements

In November and December 2015, the Company entered into Endorsement Agreements whereby certain persons agreed to assist the Company with its brand recognition and sales efforts for COPsync products in pre-designated geographical areas (See Note 17). The value of the endorsement agreements was determined by using the stock price on the date of the respective agreements. This amount is being amortized to non-cash consulting expense over six months at the monthly rate of $100,048, beginning with December 2015.

Deferred charges pertain to off-the-shelf computer aided dispatch systems (“CAD”) purchased from two outside software services companies and delivered to 12 contracted customers as part of their respective, executed service agreement (or contract).  The contracts involved license fees for the CAD service over a four-year period commencing with the acceptance of the service, as well as one-time implementation fees specific to each agency.  The contracts were executed in early 2013 and the customers made prepayments totaling $406,216, which is reported in current deferred revenues.  In fourth quarter of 2015, it was deemed that all performance matters involving the contracts had been met for all but one of the contracted customers, and revenue recognition could be taken on the completed contracts.  As a result, all of the deferred charges except for $31,546 were matched against the recognized revenue and charged to cost of revenues for software license/subscriptions.

 NOTE 6 -      SOFTWARE DEVELOPMENT COSTS

Software development costs as of December 31, were as follows:

	December 31,
	2015	2014
Capitalized software development costs	$-	$2,724,082
Accumulated amortization	-	(1,847,274)
Sub-total	-	$876,808
Cumulative Impairment charge	-	(876,808)
Total	$-	$-

Amortization expense related to these costs was zero and $436,471 for the years ended December 31, 2015 and 2014, respectively.

NOTE 7 -       INCOME TAXES

As of December 31, 2015, the Company had federal net operating loss carry-forwards available to reduce taxable income of approximately $20,169,000.  The net operating loss carry-forwards expire between 2028 and 2034.

Deferred tax assets and liabilities at December 31, consist of the following:

	2015	2014
Deferred tax assets:
Net operating loss carry-forwards	$6,857,600	$5,294,800

Total deferred tax assets	6,857,600	5,294,800

Valuation allowance	(6,857,600)	(5,294,800)
Net deferred tax assets	$-	$-

Income tax benefit differs from the expected statutory rate as follows:

	2015	2014
Expected federal income tax benefit	$(2,211,800)	$(1,471,700)
Stock expense	215,600	357,000
Stock option and warrant expense	70,900	121,300
Other	362,500	70,700
Change in valuation allowance	1,562,800	922,700
Income tax benefit	$–	$–

A full valuation allowance has been established for the Company's net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

COPSYNC, INC.
Notes to Financial Statements

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carry-forwards may be impaired or limited in certain circumstances.  These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period.

NOTE 8 -       NOTES PAYABLE (NON-CONVERTIBLE)

Notes payable as of December 31 consisted of the following:

	Collateral		Interest	Monthly		December 31,
Type	(If any)		Rate	Payments	Maturity	2015	2014

Bank	Autos	(2)	6.00%	$468	Jan. 2017	2,561	10,949
Bank	Autos	(2)	6.50%	$1,017	Jun. 2018	10,718	21,818
Bank	Autos	(2)	6.50%	$220	Jul. 2018	6,242	8,387
Bank	Autos	(2)	4.00%	$312	Mar. 2019	11,367	14,569
Bank	Autos	(2)	4.00%	$254	Mar. 2019	-	11,893
Bank	Autos	(2)	4.00%	$346	May. 2019	13,254	16,790
Bank	Inventory	(2)(3)	11.47%	$5,465	Aug. 2019	238,623	-
Insurance		(1)	7.50%	$3,093	Nov. 2016	63,457	40,300
Demand Note		(7)	15.00%	$7,500	Apr. 2015	-	30,745
Demand Note	Inventory	(3)	16.00%	$-	Jun. 2015	-	313,477
Demand Note		(4)	-%	$-	Apr. 2015	-	7,500
Demand Note		(5)	12.9%	$-	Jul. 2015	-	250,000
Demand Note		(6)	16.70%	$-	Jun. 2015	106,500	412,618
Total notes payable						$452,723	$1,139,046
Less: Current portion						$(173,510)	$(791,289)

Long-term portion						$279,213	$347,757

Future principal payments on long-term debt are as follows:

2017	135,914
2018	59,733
2019	83,566
2020 & thereafter	-
Total	$279,213

 For the twelve-month period ended December 31, 2015, the Company incurred the following increase in notes payable:

(1)
The Company executed two eleven-month notes payable pertaining to the Company’s business insurance coverages: one in the amount of $2,761 in December for inland marine, general and product liability risk exposures; and a second one in the amount of $60,696 in December and for directors’ and officers’ insurance.  Both notes call for monthly payments of principal and have an interest rate of 7.5% per annum.

For the twelve-month period ended December 31, 2015, the Company recognized the following decreases in notes payable:

(2)	The Company made principal payments of $145,863 on various installment auto loans.

(3)	The Company converted a demand note bearing interest at 16% to an installment note with an interest rate of 11%, both secured by inventory.

(4)	The demand note was used to partially pay for the exercise of a warrant to purchase 2,000 shares of the Company’s common stock at $5.00 per share.

(5)	A note holder converted its note into 50,000 shares of the Company’s common stock at $5.00 per share.

(6)
Note payments totaled $30,375 for the year.  6 of the 8 note holders converted 100% of their notes and the remaining 2 had partial conversions for 89,364 shares at $3.49 per share with an attached warrant to each share with an exercise price of $3.125.

(7)
The Company made four monthly principal and interest payments of $7,028 on a $60,000 short-term promissory note payable executed on July 11, 2014 in favor of a third-party financier for the purpose of procuring VidTac products. The note matured on April 11, 2015.

COPSYNC, INC.
Notes to Financial Statements

Other activities involving the Company’s notes payable occurring during the twelve-month period ended December 31, 2015 are as follows:

During 2015, the Company executed $600,000 of bridge loans with varying interest rates. All bridge loans, including interest of $108,016, were paid in 2015.

For the twelve-month period ended December 31, 2014, the Company incurred the following increases in notes payable:

(1)	The Company executed three five-year bank notes, with total principal of $49,503 and an interest rate of 4.0% per annum, for the purchase of three automobiles to be used in sales and operations.

(2)
The Company executed two eleven-month notes payable pertaining to the Company’s business insurance coverages: one in the amount of $27,963 in February and for inland marine, general and product liability risk exposures; and a second one in the amount of $40,300 in December and for director and officers’ insurance.  Both notes call for monthly payments of principal and have an interest rate of 7.5% per annum.

(3)
On February 28, 2014, the Company executed a sixty-day promissory note in the principal amount of $25,000, payable to its Chief Executive Officer, for a loan in the same amount.  Interest at 3.0% per annum is due upon maturity of the promissory note.  In the fourth quarter of fiscal 2014, the Company repaid $17,500 of the principal amount of the note, leaving an outstanding balance of $7,500.  The Company’s chief executive officer elected to extend the maturity date of this note to April 1, 2015.

(4)
In September 2013, an individual loaned the Company $50,000 to procure third-party hardware for a new contract.  The related note matured on March 31, 2014, bore simple interest at a rate of 9.9% per annum, and was payable upon maturity.  Prior to the maturity date, the note holder elected to loan the Company an additional $200,000.  As a result, the $50,000 note was cancelled and replaced with a new $250,000 unsecured note, which matures on July 15, 2015 and accrues interest at a rate of 12.9% per annum.  Payment of the accrued interest is due upon the note’s maturity.  Accrued interest on the cancelled note totaled $2,807 and was paid in the second quarter of fiscal 2014.

(5)
In May 2014, eight individuals loaned the Company an aggregate of $405,000 in cash.  The resulting promissory notes included the following terms: each note is due thirty-six months from issuance date, contemplates a 50% return by the end of the note term, and requires a specific repayment amount be made by the Company every six months, commencing six months after the note is issued.  The aggregate repayment amount of the notes payable is $607,500.  The repayment amounts increase on an annual basis throughout the life of the note.  The Company is required to repay 10%, 30% and 60% of the aggregate repayment amount in years one, two and three of the notes’ term, respectively.  The aggregate discount on the notes, totaling $202,500, was recorded on the Company’s balance sheet at issuance as a contra-notes payable, located in long-term liabilities.  The discount is amortized ratably over the life of the respective promissory notes and is recorded as interest expense in the Company’s statement of operations.  The Company had recorded $37,933 in cumulative discount on the notes as of December 31, 2014.

(6)
On July 11, 2014, the Company executed a $60,000 short-term promissory note payable to a third-party financier.  The purpose of the note was to assist in the Company’s procurement of its VidTac products.  The note matures on April 11, 2015, accrues interest at 15% per annum, and required an initial monthly payment of interest only in August 2014 of $750, followed by eight monthly principal and interest payments in the amount of $7,027.99, commencing in September 2014.

For the twelve-month period ended December 31, 2014, the Company recognized the following decreases in notes payable:

(7)
In the third quarter of 2014, one of the Company’s financed automobiles was involved in an accident, and sustained sufficient damage whereby the insurance company determined the vehicle to be a total loss.  The insurance company subsequently issued a payment to the Company in the amount of $15,844 for its loss.  The payment was applied in full to the related bank loan.

(8)
In 2014, the Company made principal payments of $131,582, primarily through scheduled monthly payments on notes payable that financed the Company’s business insurance policies and bank notes for automobile loans.

(9)
In 2014, the Company paid a maturing loan in the amount of $48,646.  The original loan to the Company was made in September 2013 by an individual for the purpose of procuring third-party hardware for a new contract, and consisted of $50,000 in principal, an interest rate of 9.9% per annum, a maturity date in March 2014, and required the Company make monthly principal and interest payments during the life of the loan to the individual note holder.

COPSYNC, INC.
Notes to Financial Statements

(10)	In the fourth quarter of 2014, the Company made the first six-month principal repayment in the aggregate of $30,375 to the eight investors who made loans to the Company as discussed above.

Other activities involving the Company’s notes payable occurring during the twelve-month period ended December 31, 2014 are as follows:

(11)
In November 2013, the Company executed two short-term notes payable in the aggregate amount of $313,477 with an equipment financing company owned by one of the Company’s outside directors to finance the purchase of certain third-party equipment to be sold by the Company to its contracted customers.  Both notes were scheduled to mature in May 2014, bear interest at 16% per annum, payable upon maturity, and are collateralized by the third-party equipment being procured.  During the second quarter of 2014, the equipment financing company extended the maturity dates of the notes by six months, making the notes due in November 2014.  The equipment financing company required the Company to pay the accumulated interest for the original six-month period as a condition to the extension of the maturity date.  The Company paid total interest of $23,646 on these notes in the second quarter of 2014.  In December 2014, the equipment financing company again extended the maturity date of the notes to June 2015.  The Company paid total accrued interest of $26,526 on these notes in the fourth quarter of 2014.

(12)
On February 3, 2014, the Company received a $475,000 loan from the City of Pharr, Texas.  The loan documents related to this loan have not been finalized at the date of this report, but the note is expected to bear interest at 8.0% per annum.  The loan principal amount is expected to be due in full on the earlier to occur of the 18-month anniversary of the loan or the receipt by the Company of $2.0 million in proceeds from an EB-5 visa funding arrangement the Company is pursuing.  The loan is expected to be secured by a first priority security interest in the Company’s accounts receivable.  The city is expected to also receive a modest percentage of the Company’s revenue, payable quarterly, with respect to contracts for the Company’s products and services with customers located in a specified territory in the southern portion of Texas, for a specified period of time.  Because the formal loan documents have not been executed as of the date of this report, the loan advance has been classified as an accrued expense on the Company’s balance sheet.

 NOTE 9 -       CONVERTIBLE NOTES PAYABLE

During 2015 the Company issued convertible notes in the aggregate of $526,315. During the year all but one convertible note holder exchanged their notes for shares of the Company’s common stock. The total amount converted, which includes current and prior year notes, was $895,101 at a per share conversion price ranging from $3.49 to $10.00. Interest was paid in cash to the respective note holders. The Company issued 121,543 shares of its common stock upon the conversion, including $902 of accrued interest.

For the twelve months ended December 31, 2014, holders of nine convertible notes elected to convert their notes into shares of the Company’s common stock.  The total principal amount of the converted notes was $215,378.  Accrued and unpaid interest for one convertible note in the amount of $107 was also converted into shares of the Company’s common stock.  Accrued and unpaid interest for the other eight convertible notes was paid in cash to the note holders.  As a result of these conversions, the Company issued a total of 43,097 shares of its common stock, at a conversion price of $5.00 per share, pursuant to the terms of the notes.

At December 31, 2015, one convertible note was outstanding with a principal amount of $30,000. The note accrues interest at 2% per annum and is payable on a quarterly basis, has a term of three years and is convertible into 2,728 shares of the Company’s common stock at an exercise price of $11.00 per share.

The Company accrued interest on outstanding convertible notes in the amount of $151 and $16,341 for the years ended December 31, 2015 and 2014, respectively.

Convertible notes payable at December 31 are summarized as follows:

	December 31,	December 31,
	2015	2014
Total convertible notes payable	$398,786	$873,263
Plus: new notes	526,315	-
Less: note conversions	$895,101	$474,477

Convertible notes payable, net	$30,000	$398,786
Less: current portion	-	9,608

Convertible notes payable, net, long-term portion	$30,000	$389,178

COPSYNC, INC.
Notes to Financial Statements

NOTE 10 -       PRIVATE PLACEMENT CONVERTIBLE NOTES

On July 14, 2015, July 23, 2015 and August 10, 2015 the Company closed private placements, in which we issued $1,795,000, in the aggregate, of convertible promissory notes and warrants to purchase common stock. The associated warrants are exercisable into an aggregate of 527,634 shares of the Company’s common stock, and are exercisable until 5 years from issuance. The notes have a stated interest rate of 8% and the company recognized an additional 16% related to the attached warrants. The exercise price of these warrants is $3.125 per share. The convertible promissory notes were subsequently converted into 659,523 shares of Company common stock following the Company’s closing of an underwritten public offering on November 18, 2015.

NOTE 11 -       PREFERRED STOCK

Series A Preferred Stock

The Company issued a total of 100,000 shares of its Series A Preferred Stock in April 2008 as partial consideration for its acquisition of a 100% ownership interest in PostInk Technology, LP (“PostInk”).  Each share of Series A Preferred Stock is convertible into one share of common stock, but has voting rights of 750 votes per share.  These shares are held by the former general partner of PostInk, which is owned by the co-founders of the Company.

Upon the occurrence of certain events, each share of the Company’s Series A Preferred Stock shall automatically be converted into fully-paid non-assessable shares of common stock at the then effective conversion rate for such share.  The events that may trigger this automatic conversion event are as follows:  1) immediately prior to the closing of firm commitment initial public offering, or 2) upon the receipt of the Company of a written request for such conversion from the holders of at least a majority of the Series A Preferred stock then outstanding, or if later, the effective date for conversion specified in such requests.

Series B Preferred Stock

During 2009, the Company completed a private placement of its Series B Convertible Preferred Stock and warrants to purchase its common stock in which the Company raised $1,450,000 in gross proceeds.  During 2010, an additional $50,000 was raised in the private placement.

The Series B Preferred Stock and the warrants were sold as a unit, with each investor receiving eight warrants to purchase one share of common stock for every share of Series B Preferred Stock purchased.  The purchase price for each unit was $4.00 per share of Series B Preferred Stock purchased.

As a result of this private placement, the Company issued 375,000 shares of the Company’s newly designated Series B Preferred Stock.  The Series B Preferred Stock was convertible into a total of 300,000 shares of the Company’s common stock.  In addition, as part of the private placement, the Company granted warrants to purchase an aggregate of 60,000 shares of its common stock.

The Company used the effective conversion price of preferred shares issued based on the proceeds received to compute the intrinsic value of the embedded conversion feature on preferred stock issuances with detachable warrants.  The Company allocated the proceeds received from the Series B Preferred Stock issuance and the detachable warrants included in the exchange on a relative fair value basis.  The Company then calculated an effective conversion price and used that price to measure the intrinsic value of the embedded conversion option.

The warrants to purchase a total of 60,000 shares of the Company’s common stock granted in the private placement had an exercise price of $10.00 per share and were scheduled to expire on October 14, 2013.  During 2013, the Company extended the term of these warrants for an additional four years.  The fair value expense for this extension totaled $120,000, was determined using Black Scholes valuation techniques, and was reported in the Company’s Statement of Operations for fiscal 2013.  The exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including, but not limited to: (i) stock dividends, stock splits or reverse stock splits; (ii) the payment of dividends on the common stock payable in shares of common stock or securities convertible into common stock; (iii) a recapitalization, reorganization or reclassification involving the common stock, or a consolidation or merger of the Company; or (iv) a liquidation or dissolution of the Company.

COPSYNC, INC.
Notes to Financial Statements

Also in connection with this private placement, the Company agreed to use its best efforts to effect a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrants, upon the request of the holders of a majority of those shares after the second anniversary of the date of the private placement closing.  It also provided for the investors to have “piggyback” registration rights to include their shares in future registrations with the Securities and Exchange Commission by the Company of the issuance or sale of its securities.  The investor’s right to request a registration or inclusion of shares in a registration terminates on the date that such investor may immediately sell all of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrants under Rule 144 or Rule 145 promulgated under the Securities Act.  The agreement also granted to the investors a right of first refusal to purchase all, but not less than all, of certain new securities the Company may, from time to time, propose to sell after the date of the private placement agreement, and also contains certain covenants relating to the Company’s Board of Directors and requiring the Company to retain patent counsel.

The Series B Preferred Stock (i) accrued dividends at a rate of 7.0% per annum, payable in preference to the common stock or any other capital stock of the Company, (ii) had a preference in liquidation, or deemed liquidation, to receive the initial investment in the Series B Preferred Stock, plus accrued and unpaid dividends, (iii) was convertible into 40 shares of the Company’s common stock, subject to adjustments for issuances by the Company of common stock at less than $5.00 per share, and (iv) had the right to elect one member of the Company’s Board of Directors.

For the year ended December 31, 2015, gross dividends on the Series B Preferred Stock were $91,192, consisting of $52,500 for accretion of the beneficial conversion feature on the preferred shares dividends issued in kind and $38,692 for net dividends.  For the year ended December 31, 2014, dividends on the Series B Preferred Stock were $105,000.  The Company recorded accrued accumulated dividends as of December 31, 2015 and 2014 of $0 and $546,863, respectively, on the Series B Preferred Stock.

Effective October 28, 2015, the Company entered into an agreement with the Series B stockholders (the “Conversion Agreement”) whereby they agreed to convert their shares of Series B Preferred Stock into shares of the Company’s common stock pursuant to the terms of the Series B Preferred Stock, exercise their warrants at an exercise price reduced from $10.00 per share to $6.25 per share in full for cash, terminate the Investors’ Rights Agreement and waive any rights they may have under such agreement.  In return, the Company agreed to amend their warrants to reduce the exercise price from $10.00 per share to $6.25 per share, issue the Series B stockholders an additional aggregate 60,000 shares of the Company’s common stock, pay aggregate accrued dividends of up to approximately $680,000 in cash within 30 days of the Company’s listing on The NASDAQ Capital Market and grant the Series B stockholders certain board and board observer rights.

On November 13, 2015 we issued 225,000 shares of our common stock, in the aggregate, upon the conversion of the Series B Preferred Stock and the exercise of Series B Warrants held by ten persons. Additionally, we issued an additional 60,000 shares of our common stock, in the aggregate, to the same ten persons upon such conversion. 75,000 shares of common stock, attributable to the conversion of Series B Preferred Stock, remain to be issued as of the date of this report, pending receipt of certain Series B certificates.

NOTE 12 -       COMMON STOCK

In September 2015, the Company’s Board of Directors unanimously approved a 1-for-50 reverse stock split (the “Reverse Stock Split”) of the Company’s authorized, issued and outstanding shares of common stock, par value $0.0001 per share. The Reverse Stock Split was previously approved by a majority of the Company’s shareholders by written consent on July 7, 2015.  The Company effected the Reverse Stock Split by filing a Certificate of Amendment (the “Amendment”) to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware.   The Reverse Split became effective as of 12:01 a.m. Eastern Time on October 14, 2015 (the “Effective Date”).  At the Effective Time, every 50 shares of Common Stock issued and outstanding were automatically combined into one share of issued and outstanding Common Stock, without any change in the par value.  The financial statements and related notes retrospectively reflect the effect of the 1-for-50 reverse stock split.

The Company effected the Reverse Stock Split in connection with its application to list its Common Stock and Warrants on the NASDAQ Capital Market. On November 13, 2015, the Company’s common stock and warrants commenced trading on the NASDAQ Capital Market under the symbols COYN and COYNW, respectively.

During 2015 the Company issued 4,325,854 shares of common stock as described below:

(1)	The Company issued 21,298 shares of Company common stock upon the exercise of prior year deposits of $39,000 and current year cash deposits of $141,990.

COPSYNC, INC.
Notes to Financial Statements

(2)	The Company issued 897,792 shares of Company common stock upon the conversion of notes payable of $3,570,879.

(3)	The Company issued 32,833 shares of Company common stock to vendors and consultants in lieu of cash for services valued at $707,115.

(4)	The Company issued 3,028,572 shares of Company common stock in connection with its listing to NASDAQ for proceeds of $10,569,413.

(5)	The Company issued 225,000 shares of Company common stock related to the conversion of 375,000 shares of Series B Preferred Stock. 75,000 shares of common stock remain to be issued.

(6)	The Company issued 60,000 shares of Company common stock on the exercise of the Series B holders’ warrant for $375,000.

(7)	The Company issued 60,000 shares of Company common stock to the Series B preferred share holders’ pursuant to the Conversion Agreement.

Also, the Company recorded contributed capital of $79,000 during 2015 and 2014 related to the forfeiture of contractual compensation involving the Company’s two co-founders.

For the twelve-month period ended December 31, 2014, the Company issued a total of 424,862 shares of common stock, along with warrants to purchase 87,573 shares of common stock, to investors for an aggregate cash purchase price of $2,124,310, or $5.00 per share purchased, net of $40,195 in related costs.  Warrants to purchase shares of the Company’s common stock provide a four-year term and a specified exercise price ranging from $5.00 to $22.50 per share.

During 2014, the Company also issued 12,000 shares of its common stock, and warrants to purchase 2,400 shares of its common stock (with an exercise price of $5.00 per share), in exchange for $60,000 of services, $31,835 of which services had been performed at the date of issuance and $28,165 of which had yet to be performed.  Those services were subsequently performed.

On October 6, 2014, the Company executed a six-month consulting agreement with a third party service provider for general financial advisory and investment banker services.  As a part of the agreement, the Company issued 47,500 shares of its common stock to the third party provider.  The recipient of the stock is required to hold the stock for a specified period of time.  The fair value of the stock grant was $997,500, determined by multiplying 47,500 shares times that day’s closing price of $21.00 per share.  This non-cash expense was recorded as general and administrative expense in the Company’s statement of operations.

Also on October 6, 2014, the Company executed a six-month consulting agreement with a third party service provider for advisory services.  Compensation for the agreement called for the Company to issue a 2,500 stock grant for vested shares of the Company’s common stock.  The recipient of the stock grant is required to hold the stock for a specified period of time.  The fair value of the stock grant was $52,500, determined by multiplying 2,500 shares times that day’s closing price of $21.00 per share.  This non-cash expense was recorded as general and administrative expense in the Company’s statement of operations.

The Company also issued 43,097 shares of its common stock upon the conversion of $215,485 in principal and accrued interest of outstanding convertible notes during the period (See Note 9).

The Company also issued 6,800 shares of its common stock upon the exercise of outstanding warrants, for an aggregate purchase price of $44,000, during the period (See Note 14).

NOTE 13 -       COMMON STOCK TO BE ISSUED

In the fourth quarter of 2015, the Company entered into several consulting and endorsement agreements, pursuant to which 140,000 shares of the Company’s common stock were issued in January 2016. The Company has yet to issue 90,206 shares of the Company’s common stock in connection with the Series B conversion because certain Series B stockholders have not yet surrendered their Series B stock certificate or returned other necessary documentation to the Company.

During fiscal year 2014, the Company received a deposit from an investor totaling $15,000 for the purchase of 3,000 shares of common stock and associated warrants.  The Company issued these shares in fiscal 2015 pursuant to an agreement between the investor and the Company.  The term of the warrants is four years, and the exercise price is $19.00 per share.  The warrants will have no value assigned to them because the warrants are being issued as a unit with the shares of common stock.  (See Note 14).

COPSYNC, INC.
Notes to Financial Statements

In September 2014, the Company received deposits totaling $24,000 from warrant holders for the purchase of 2,400 shares of common stock.  The exercise price of the warrants was $6.50 and $7.50 per share.

During fiscal years 2014 and 2013, the Company has received a series of small deposits from a single investor totaling $3,000 for the purchase of shares of common stock and warrants to purchase 600 shares of common stock.  The Company issued these shares in 2015.  The term of the warrants is four years, and the exercise price is $5.00 per share.  The warrants will have no value assigned to them because the warrants will be issued as a unit with common stock shares.

The following table provides a reconciliation of the transactions, number of shares and associated common stock values for the common stock to be issued at December 31, 2015 and December 31, 2014.

	At December 31, 2015		At December 31, 2014
Common stock to be issued per:	# of Shares	$ Value	# of Shares	$ Value

A stock deposit received for common stock to be issued at $5.00 per share	-	$3,000	3,600	$18,000
A stock deposit received for common stock to be issued at $10.00 per share	-	-	2,400	24,000
Series B conversion common stock to be issued	75,000	9	-	-
Note conversion common stock to be issued at $8.50 and $3.49 per share	45,206	238,997	-	-
Consulting and Endorsement agreement common stock to be issued at $6.50 and $2.50	140,000	458,115	-	-
			-	-

Total number of shares and value	260,206	$700,121	6,000	$42,000

NOTE 14 -       BASIC AND FULLY DILUTED LOSS PER SHARE

The computations of basic loss per share of common stock are based on the weighted average number of common shares outstanding during the period of the financial statements.  Common stock equivalents which would arise from the exercise of stock options and warrants outstanding during the period, the conversion of convertible preferred stock and dividends or the conversion of convertible notes were excluded from the loss per share attributable to common stock holders as their value is anti-dilutive.

The Company's common stock equivalents, at December 31, consisted of the following and have not been included in the calculation because they are anti-dilutive:

	2015	2014
Convertible Notes Outstanding	2,728	82,126
Warrants Outstanding	4,575,098	447,436
Stock Options Outstanding	242,100	196,300
Common Stock to be Issued	260,206	6,000
Preferred Stock Outstanding	2,000	302,000
Dividends on Preferred Stock Outstanding	-	122,907

Total Common Stock Equivalents	5,082,132	1,156,769

 NOTE 15 -      OUTSTANDING WARRANTS

For the twelve-month period ended December 31, 2015, warrant activity consisted of the following:

(1)   On November 18, 2015, the Company issued 291,634 additional warrants to purchase the Company’s common stock associated with the private placement that took place in the third quarter of 2015. The associated warrants are immediately exercisable at an exercise price of $3.125 per share and expire five years from date of issuance. We reported imputed interest of $84,960 for this transaction.

(2)   On November 18, 2015, the Company issued an aggregate of 3,468,992 warrants to purchase its common stock, consisting of 3,028,572 for the up-listing and 440,420 for an over-allotment. The associated warrants are immediately exercisable at an exercise price of $3.125 per share and expire five years from date of issuance.   No value was assigned to the warrants granted because the warrants were issued as a unit with common stock shares.

COPSYNC, INC.
Notes to Financial Statements

(3)   On November 18, 2015, the Company issued 89,364 warrants to purchase its common stock. The associated warrants are exercisable until 5 years from issuance. The associated warrants are immediately exercisable at an exercise price of $3.125 per share and expire five years from date of issuance. The warrants were associated with the complete or partial conversion of the Company’s three-year, 50% notes and involving eight note holders. No value was assigned to the warrants granted because the warrants were issued as a unit with common stock shares.

(4)   On November 18, 2015, the Company issued 121,144 warrants to purchase its common stock.  The associated warrants are immediately exercisable at an exercise price of $3.125 per share and expire five years from date of issuance. 22,229 warrants were issued to one of the Company’s co-underwriters and allocated to certain persons associated with that co-underwriter.  No value was assigned to the warrants granted because the warrants were issued as a unit with common stock shares.

(5)   On September 9, 2015, the Company’s Board of Directors approved the issuance of warrants to two third-party service providers for services provided for corporate advisory services.  The warrants are exercisable into an aggregate of 12,000 shares of the Company’s common stock, with an exercise price of $8.50 per share.  The term of the warrants is five years from date of issuance, with vesting occurring on the grant date, and containing a cashless exercise feature.  The fair value of the warrant is $84,049, as determined by using the Black Scholes valuation method.  This non-cash expense was recorded as a general and administrative expense in the Company’s Statement of Operations during the third quarter of 2015.

(6)   On July 14, 2015, July 23, 2015 and August 10, 2015 we closed a private placement, in which we issued $1,795,000, in the aggregate, of convertible promissory notes and warrants to purchase its common stock. The associated warrants are exercisable into an aggregate of 236,000 shares of the Company’s common stock, and are exercisable until 5 years from issuance. The exercise price of these warrants is $7.50 per share.   No value was assigned to the warrants granted because the warrants were issued as a unit with common stock shares (See Note 10). In connection with the private placement we also issued to the placement agent a warrant to purchase an aggregate of 28,320 shares of common stock on terms substantially similar to the warrants issued to the investors in the private placement.  The fair value of the warrant is $214,162, as determined by using the Black Scholes valuation method.  This non-cash expense was recorded as a general and administrative expense in the Company’s Statement of Operations during the third quarter of 2015.

(7)   On June 19, 2015, the Company issued warrants to purchase 68 shares of the Company’s common stock, with an exercise price of $9.50 per share, in connection with the sale of 338 shares of its common stock for $1,690 in cash.  The term of the warrants is four years from date of issuance.  No value was assigned to the warrants granted because the warrants were issued as a unit with common stock shares (See Note 12).

(8)   During the first quarter of 2015, the Company issued warrants to purchase in the aggregate 600 shares of the Company’s common stock, with an exercise price of $5.00 per share, in connection with the sale of 3,000 shares of its common stock in the aggregate for $15,000 in cash.  The investment involved three separate $5,000 cash deposits made by the investor in fiscal year 2014.  As a result, three warrants to purchase 200 shares of the Company’ common stock were issued with issuance dates commensurate with the respective cash receipt dates, which were August 4, 2014, August 22, 2014 and September 2, 2014.  The term of the warrants is four years from date of issuance.  No value was assigned to the warrants granted because the warrants were issued as a unit with common stock shares (See Note 12).

(9)   On March 6, 2015, the Company issued warrants to purchase 200 shares of the Company’s common stock, with an exercise price of $19.00 per share, in connection with the sale of 1,000 shares of its common stock for 5,000 in cash involving a single investor.  The term of the warrants is four years from date of issuance.  No value was assigned to the warrants granted because the warrants were issued as a unit with common stock shares (See Note 12).

(10)  On February 6, 2015, the Company issued warrants to purchase 1,300 shares of the Company’s common stock, with an exercise price of $20.00 per share, in connection with the conversion of a $65,000 convertible note.  The term of the warrants is four years from date of issuance (See Note 12).

(11)  On March 23, 2015, the Company entered into a twelve-month consulting agreement with a third party service provider for comprehensive public relations services, with the service period beginning April 1, 2015.  Either party may cancel the agreement upon the submission of a written notice at any time during the twelve-month period.  Following the initial twelve-month period, the parties may renegotiate a new agreement.  On May 15 2015, the Company granted  a five-year warrant to purchase 6,000 shares of the Company’s common stock, at an exercise price of $11.00 per share to the service provider under the terms of the consulting agreement.  The warrants were granted on May 15, 2015 and vest in 12 equal monthly installments commencing June 15, 2015.  As of September 30, 2015, one-third of the warrants had vested.  The fair value of the warrant is $52,639, as determined by using the Black Scholes valuation method.  This non-cash expense will be recorded ratably as a general and administrative expense in the Company’s Statement of Operations during the twelve-month vesting period.

COPSYNC, INC.
Notes to Financial Statements

(12)  On September 16, 2014, the Company executed a six-month consulting agreement with a third party service provider for consulting services to introduce the Company to potential customers for its suite of products and services.  As a part of the agreement, the Company issued the service provider warrants to purchase 900 shares of the Company’s common stock at a price of $5.00 per share.  The warrants vest in tranches of 300 shares per qualifying event, all of which are outlined in the agreement.  Whatever portion of the warrants that are not vested on December 31, 2015 expire on that date.  The fair value of the warrants is $17,453, as determined by using the Black Scholes valuation method.  This non-cash expense will be recorded as a sales and marketing expense in the Company’s Statement of Operations on an allocated basis at the time when a specific qualifying event occurs.  These shares expired unexercised.

(13)  Warrants to purchase 4,800 shares of the Company’s common stock, with an exercise price of $10.00 per share, expired on March 31, 2015.  The warrants were held by seven warrant holders.

(14)  The Company issued 16,560 shares of its common stock upon the exercise of outstanding warrants during year 2015 for an aggregate purchase price of $155,300.

For the twelve-month period ended December 31, 2014, warrant activity consisted of the following:

(1)   The Company issued warrants to purchase 87,573 shares of common stock in connection with the issuance of 424,862 shares of the Company’s common stock pursuant to new investments, for cash totaling $2,084,115, which is net of $40,195 in finder fees and related miscellaneous costs.  The term of the warrants is four years from the date of issuance, with a range of exercise prices between $5.00 and $22.50 per share of common stock. Normally, the warrant coverage is twenty percent of the number of shares of stock issued.  This is true for all of the above warrants issued except for two warrants: one, involving an individual investment for $500,000 made in exchange for 100,000 shares of common stock and warrants to purchase 25,000 shares of common stock (or twenty-five percent warrant coverage), with an exercise price of $10.00 per share and an optional, cashless exercise feature; and two, an individual investment in shares of the Company’s common stock for $120,000 where no warrants were issued.

(2)   The Company received deposits from two investors totaling $16,500 for the purchase of 3,300 shares of common stock and warrants to purchase 660 shares of common stock.  Most of these warrants will be issued in fiscal 2015 (See Note 12).

(3)   The Company issued four-year warrants to purchase 2,400 shares of the Company’s common stock (with an exercise price of $5.00 per share) in connection with the issuance of 12,000 shares of its common stock in exchange for $60,000 of services, $31,835 of which services had been performed and $28,165 of which had yet to be performed.  This non-cash transaction was recorded on the Company’s balance sheet as a debit to accounts payable and accrued expense for $31,835, representing outstanding vendor invoices to be paid, and prepaid expenses for $28,165, representing the value of services to be performed by the vendor.  Those services were subsequently performed in fiscal year 2014.  The term of the warrants is four years from date of issuance.  No value was assigned to the warrants granted during the nine-month period, thus no additional expense was recorded under the Black-Scholes option pricing model because the warrants were issued as a unit with common stock shares.

(4)   The Company issued warrants to purchase an aggregate of 145,167 shares of the Company’s common stock, at a price of $5.00 per share, to two outside consultants following their meeting specific performance metrics associated with growing the Company’s book of new business and/or securing additional capital or debt funding.  Each warrant specifies the individual tranches related to the specific metrics that must be achieved in order for the underlying shares to become exercisable.  The term of the two warrants is five years.  No valuation is determined for the respective tranches until the associated performance metric is achieved.  Warrants to purchase a total of 10,067 shares of common stock associated with these two agreements became exercisable during fiscal year 2014 as a result of one warrant holder achieving two specified metrics.  The fair value of the exercisable warrants totaled $42,231 and was determined by using the Black Scholes valuation method.  This non-cash expense was recorded as other expense in the Company’s statement of operations.

(5)   On October 1, 2014, the Company executed a six-month consulting agreement with a third party service provider for corporate advisory services.  As a part of the agreement, the Company issued 4,000 warrants to purchase shares of the Company’s common stock at price of $5.00 per share.  The term of warrant is five years from the date of issuance.  The fair value of the exercisable warrants totaled $83,673, determined by using the Black Scholes valuation method.  This non-cash expense was recorded as general and administrative expense in the Company’s statement of operations.

COPSYNC, INC.
Notes to Financial Statements

(6)   Also on October 1, 2014, the Company executed another six-month consulting agreement with a third party service provider for general financial advisory and investment banker services.  As a part of the agreement, the Company issued 4,000 warrants to purchase shares of the Company’s common stock at price of $5.00 per share.  The term of warrant is five years from the date of issuance.  The fair value of the exercisable warrants totaled $83,673, determined by using the Black Scholes valuation method.  This non-cash expense was recorded as general and administrative expense in the Company’s statement of operations.

(7)   A number of warrant holders elected to exercise warrants to purchase a total of 9,200 shares of the Company’s common stock at a weighted average exercise price of $7.50 per share of stock, or for a total value of $68,000.  The Company issued 6,800 of those shares for an aggregate purchase price of $44,000, during the period (See Note 11).  The remaining 2,400 shares of common stock will not be issued for a period of six months from the date of exercise at the request of the two warrant holders.  These shares are being reported as an element of common stock to be issued (See Note 12).

(8)   Warrants to purchase a total of 9,500 shares of common stock, held by two warrant holders, expired during the fiscal year 2014.

A summary of the status of the Company’s outstanding warrants and the changes during 2014 and 2015 is as follows:

		Weighted Average
	Shares	Exercise Price
Outstanding, January 1, 2014	220,997	$8.50

Granted	245,139	$7.50

Expired	(9,500)	$9.50
Exercised	(9,200)	$7.50

Outstanding, December 31, 2014	447,436	$8.00

Exercisable, December 31, 2014	312,336	$9.00

Granted	4,256,522	$3.47

Cancelled	(52,300)	$10.05
Expired	(76,560)	$6.93

Outstanding, December 31, 2015	4,575,098	$3.74

Exercisable, December 31, 2015	4,435,098	$3.69

The following is a summary of outstanding and exercisable warrants at December 31, 2015:

	Outstanding			Exercisable
Exercise Prices	Weighted Average Number Outstanding at 12/31/15	Remaining Life (in yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/15	Weighted Average Exercise Price
$3.13 - 5.00	3,971,134	4.80	$3.13	3,971,134	$3.16
$5.00	238,352	2.27	$5.00	102,352	$5.00
$6.50 - 9.50	284,068	4.52	$7.55	284,068	$7.55
$10.00 - 22.50	81,544	2.79	$12.58	77,544	$12.66

$3.13 - 22.50	4,575,098	4.62	$3.70	4,435,088	$3.65

COPSYNC, INC.
Notes to Financial Statements

NOTE 16 -     EMPLOYEE OPTIONS

At December 31, 2015, the Company has a stock-based compensation plan, the 2009 Long Term Incentive Plan, as amended (the “Plan”).

The Plan was adopted by the Board of Directors on September 2, 2009 and approved by stockholders on July 27, 2009. Under the Plan, the Company can grant nonqualified options to employees, officers, outside directors and consultants of the Company or incentive stock options to employees of the Company. There are 200,000 shares of common stock authorized for issuance under the Plan. In December 2014, the Board of Directors authorized an additional 200,000 shares under the Plan, for which the Company obtained approval from a majority of the Company’s shareholders via written consent on February 9, 2015.  The outstanding options have a term of ten years and vest primarily over periods ranging from three to five years. As of December 31, 2015, options to purchase 242,100 shares of the Company’s common stock were outstanding under the plan, of which options to purchase 175,131 shares were exercisable, with a weighted average exercise price of $4.99 per share.

For the twelve-month period ended December 31, 2015, the Company granted options to purchase 48,600 shares of its common stock with a weighted average exercise price of $4.02 per share.  Of the total options granted, options to purchase 4,600 shares were granted to four outside directors, each of whom received a set number of options as part of their annual compensation for serving on the Company’s Board of Directors, and options to purchase 40,000 shares were granted to one member of executive management and 4,000 shares were granted to a single non-management employee.  The total value of these stock options, utilizing the Black Scholes valuation method, was $195,559.  The term of the stock options is ten years, with three-year vesting, with 33% vesting on the one-year anniversary of the grant date, and the remainder vesting ratably over the next eight quarters.

Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period.  The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model.  Historically and through the third quarter of 2013, forfeitures of share-based payment awards were reported when actual forfeitures occur. Beginning in the fourth quarter of 2013, the Company applied an estimated forfeiture rate of twenty-three percent to new stock option grants.  Beginning with the fourth quarter of 2014, the estimated forfeiture rate was changed to twenty-six percent.

As of December 31, 2015 and 2014, the Company recorded $182,114 and $147,097 in share-based compensation expenses, respectively.

The cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards would be classified as financing cash flows.  Due to the Company’s loss position, there was no such tax benefits during the year ended December 31, 2015.

The summary activity under the Plan is as follows:

	December 31, 2015				December 31, 2014
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life

Outstanding at beginning of period	196,300	$5.50			167,500	$4.50
Granted	48,600	$4.95			49,500	$6.50
Exercised	–	$0.00			─	$0.00
Forfeited/ Cancelled	(2,800)	$3.50			(20,700)	$3.50

Outstanding at period end	242,100	$5.55	$-	1.50	196,300	$5.50	$3,268,799	1.50

Options vested and exercisable at period end	175,131	$4.99	$-	─	150,466	$4.50	$2,708,396	─

Weighted average grant-date fair value of options granted during the period	$4.02				$13.50

COPSYNC, INC.
Notes to Financial Statements

 The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.00 – $ 4.00	90,000	7.13	$3.15	50,000	$4.00
$4.50 – $ 21.00	146,300	6.51	$6.96	125,131	$5.39
	242,100			175,131

A summary of the status of the Company’s non-vested shares as of December 31, 2015 is as follows:

Non-vested Shares	Shares	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2015	45,834	$10.00
Granted	48,600	$4.95
Forfeited	(2,800)	$3.73
Vested	(24,665)	$8.73
Non-vested	66,969	$6.34

As of December 31, 2015, there was approximately $425,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements.  The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.4 years.  The intrinsic value of options vesting in year 2015 was zero.

During 2015, the Company estimated the fair value of the stock options based on the following weighted average assumptions:

Risk-free interest rate	1.93%	-	2.32%
Expected life	10 years
Expected volatility	118%	-	122%
Dividend yield	0.0%

During 2014, the Company estimated the fair value of the stock options based on the following weighted average assumptions:

Risk-free interest rate	2.07%	-	3.00%
Expected life	10 years
Expected volatility	120%	-	123%
Dividend yield	0.0%

NOTE 17 -     COMMITMENTS AND CONTINGENCIES

Consulting Agreements

On November 21, 2015, the Company executed a twelve-month non-exclusive advisory agreement with a third party service provider for marketing advisory services.  Compensation for the services includes the issuance of 100,000 shares of common stock to be issued as follows:  25,000 upon execution of the agreement and 25,000 shares per quarter for the ensuing three quarters.  The first tranche was issued at $2.61 per share totaling $62,250 and amortized over the term covered.  The agreement shall continue until the earlier of twelve months after the effective date or termination in writing by either party.

In November 2015, the Company entered into Endorsement Agreements with ten endorsers that will assist the Company to enhance the Company’s brand recognition and sales efforts in pre-determined geographical areas. The term of these agreements are twelve months.  As compensation for their services, the endorsers were issued a pre-designated number of shares of the Company’s common stock, to be issued in two tranches, one upon execution of the agreement and the other within six months of the effective date of the agreement.

COPSYNC, INC.
Notes to Financial Statements

On August 12, 2015, the Company executed a twelve-month business development and marketing services agreement with a third party service provider.  The advisor’s compensation includes monthly payments of $4,500, as well as 20,000 shares of Company common stock with the initial 2,000 shares issued within sixty days following the execution of the agreement and the remaining shares issued on mutually agreed upon increments, subject to the advisor’s success in promoting and expanding the Company’s brand in pre-determined jurisdictions. The shares issued were valued at $8.50 per share and the $17,000 value expensed.  The Company has also agreed to pay a royalty fee and reimburse the consultant for reasonable travel and out-of-pocket expenses incurred with the performance of these services.

On July 21, 2014, the Company executed a six-month consulting agreement with a third party service provider for corporate advisory services.  After the six-month period is over, the agreement may be extended for an additional six-month period, provided either party may cancel the agreement upon the submission of a ten day written notice.  One element of compensation to the consultant is a $7,500 monthly payment.  Another element is the Company’s issuance of warrants to purchase 300,000 shares of the Company’s common stock (see Note 14).  Additionally, the agreement contains elements involving the Company’s indemnification of the consultant and future rights belonging to the consultant should the Company conduct future business with a party originally introduced to the Company by the consultant. In 2015, the monthly payment was increased to $15,000 for business development purposes as well as corporate advisory services.

On October 6, 2014, the Company executed a six-month consulting agreement with a third party service provider for general financial advisory and investment banker services.  After the six-month period ended, either party could cancel the agreement upon the submission of a thirty-day written notice.  One element of compensation to the consultant is a $5,000 non-refundable monthly payment.  The Company also agreed to reimburse the consultant for reasonable travel and other out-of-pocket expenses.  The Company also issued the consultant 47,500 shares of the Company’s common stock in 2014 (see Note 11).  Additionally, the agreement contains elements involving the Company’s indemnification of the consultant and future rights belonging to the consultant should the company become involved in a public offering.

Significant Purchase Orders

None.

In December 2014, the Company placed a demand purchase order for $433,000 with its contract manufacturer for VidTac finished units to be delivered ratably in fiscal year 2015, beginning in May 2015 (see Note 4).  This order was to cover forecasted demand for the product during the delivery period, as well as to accommodate the long-lead times required for procuring certain components from off-shore manufacturers.  The payment terms for this purchase order required a 10% down-payment at the time of order placement, followed by payment terms of Net 30 days from invoice date once the units are delivered to finished goods inventory. The remaining commitment value for this purchase order at December 31, 2015 was approximately $78,000.

Office Leases

At December 31, 2015, our principal properties consisted of a leased facility in the Dallas area (approximately 7,000 square feet), where our research and development, sales and marketing, finance and administrative functions are located and a leased facility in New Braunfels, Texas (approximately 2,500 square feet), where our customer support and operational activities are located.  The Dallas area location is subject to a sixty-three month lease expiring on November 30, 2020.  The New Braunfels facility is subject to a fifty-one month lease expiring on August 31, 2018.  We believe our present facilities are adequate for our foreseeable needs

We executed a 63-month lease for the Dallas area facility effective September 1, 2015 and calls for monthly lease payments of $7,641, plus electricity costs, with the first three month’s rent payments being waived. The monthly payments increase on an average of 4% per annum.

The lease for the New Braunfels facility is for fifty-one months, effective June 6, 2014, and calls for initial monthly lease payments of $2,906 with the first month’s rent being waived. At each yearly anniversary, the monthly payment increases approximately 7%.

Rent expense was $126,571 and $116,525 for the years ended December 31, 2015 and 2014, respectively.

Future annual lease payments as of December 31, 2015 are as follows:

	Total	2016	2017-2018	2019-2020	After 2020

Operating Lease Obligations	$652,525	$169,843	$275,500	$207,182	$-

COPSYNC, INC.
Notes to Financial Statements

Litigation

The Company is not currently involved in any material legal proceedings.  From time-to-time the Company anticipates that it will be involved in legal proceedings, claims, and litigation arising in the ordinary course of its business and otherwise.  The ultimate costs to resolve any such matters could have a material adverse effect on the Company’s financial statements.  The Company could be forced to incur material expenses with respect to these legal proceedings and, in the event there is an outcome in any that is adverse to the Company, its financial position and prospects could be harmed.

Contingency

In 2014, the Company and the City of Pharr, Texas (Pharr) determined to enter into an economic development arrangement whereby COPsync would establish a call center in Pharr, and Pharr would loan the Company $850,000 in connection with the arrangement. The principal amount was expected to be due on the earlier of the eighteen-month anniversary of the loan or the receipt by the Company of $1.5 million in proceeds from an expected EB-5 funding arrangement the Company was pursuing.  Pharr advanced $475,000 to the Company, although loan documents were never executed.  The loan advance was reclassified to customer deposits at December 31, 2014.

The contemplated transaction, including the EB-5 funding, was never completed following a change in the leadership of the City of Pharr which informed COPsync in 2015 that it would not be proceeding with the economic development arrangement.  The Company has determined to repay the $475,000 advance/customer deposit by offsetting against it certain outstanding receivables due the Company from Pharr for COPsync Network service fees and out-of-pocket expenses incurred by the Company in connection with the contemplated EB-5 arrangement. After deducting these amounts, the net balance owed was $187,539 as of December 31, 2015, which was paid by the Company in the first quarter of 2016. The parties have not reached a definitive settlement agreement relating to this matter as of the date of this report, although the City of Pharr has objected to the deduction of the out-of-pocket expenses.

Other approval and adoption actions taken by the Company’s Board of Directors

On September 9, 2015, the Company’s board of directors approved and adopted the Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”), which amend and restate the provisions of the Company’s existing bylaws, as amended, in their entirety. The Amended and Restated Bylaws reflect changes that conform with provisions that are more customary for publicly owned companies; they provide, among other things:

·	Updated procedures for conducting stockholder meetings, including notice requirements for regular and special meetings, quorum requirements, use of proxies and stockholder action by written consent;
·	Updated procedures by which directors may resign from the board; conduct meetings and designate committees;
·	Updated descriptions and duties for corporate officers; and
·	Procedure outlining the process for transferring stock certificates.

The Company’s board of directors also approved and adopted the “Code of Business Conduct and Ethics for COPsync, Inc.”  The Code of Ethics is applicable to members of the Board of Directors, officers and employees of the Company.  The Code of Ethics addresses such individuals’ conduct with respect to, among other things, the accuracy of the Company’s records, conflicts of interests, company opportunities, intellectual property and confidential information, proper use of Company assets and reporting suspected illegal or unethical behavior. The above description of the Code of Ethics is qualified in its entirety by reference to the Code of Ethics.

On September 9, 2015, the Company’s Board of Directors established a separate audit committee, compensation committee and nominating and corporate governance committee of the Board.  The Company’s Board of Directors also elected Joseph Alosa, Sr. to serve as the Company’s Chairman, replacing our prior Chairman, Russell D. Chaney.

NOTE 18 -     RELATED PARTY TRANSACTIONS

In November 2015, we entered into an agreement with our Series B stockholders, including Mr. Hochberg, our director. Pursuant to this agreement, we amended the terms of his warrant to reduce the exercise price from $10.00 per share to $6.25 per share in exchange for his present exercise of his warrant in full for cash. Additionally, as consideration for Mr. Hochberg agreeing to convert his shares of Series B Preferred Stock into shares of our common stock, terminate the Investors’ Rights Agreement and waive any rights he may have under such agreement, we agreed to issue to him an additional 23,750 shares of our common stock (in addition to the shares he received upon conversion of his Series B preferred stock and exercise of his Series B warrants) and pay accrued dividends on his shares of Series B Preferred Stock in cash within 30 days of listing on the NASDAQ. We paid Mr. Hochberg $202,324 on December 10, 2015, representing the accrued dividends on his shares of Series B Preferred Stock.

COPSYNC, INC.
Notes to Financial Statements

On August 28, 2015, the Company entered into a short-term loan arrangement with a third party, with the initial principal of such loan equal to $200,000. This short-term loan was for six-months and bore interest at a rate of 38.0% during the term of the loan. This loan was repaid on November 25, 2015.  Mr. Woessner, our chief executive officer, personally guaranteed this loan,

On June 29, 2015, the Company entered into a short-term loan arrangement with a third party, with the initial principal of such loan equal to $50,000. This short-term loan matured on October 29, 2015 and bore interest at a rate of 40.0% during the term of the loan. Ronald A. Woessner, our chief executive officer, personally guaranteed this loan.  This loan was repaid on August 12, 2015.

On June 11, 2015, the Company received a $50,000 advance from Joe Alosa, a member of the board, without accompanying paperwork.  The Company recorded the advance as a 90-day note, assuming 8% interest per annum.  The advance was subsequently documented between the two parties in October 2015.  The written terms included 1) 7% interest per annum, and 2) payment due within 30 days of the Company’s common stock commencing trading on the NASDAQ Capital Market.  This note was paid in full in November 2015.

On May 11, 2015, the Company entered into a short-term loan arrangement with a third party, with the initial principal of such loan equal to $300,000. This short-term loan matured on November 6, 2015 and bore interest at a rate of 35.0% during the term of the loan. This loan was repaid on August 19, 2015.  Mr. Woessner, our chief executive officer, personally guaranteed this loan.

On December 22, 2014, the Company executed a forty-eight-month capital lease agreement with a third-party service provider for the lease of two vehicles.  The agreement requires monthly payments of $873 totaling $35,098 over the life of the lease and has a minimal buy-out option at the end of the lease.  Accordingly, both a lease property asset and obligation in the amount of $35,098 was reported as of December 31, 2014, with lease payments beginning in January 2015. At December 31, 2015, the lease property asset and obligation values were $26,324 and $28,128, respectively.

On February 28, 2014, the Company executed a $25,000, sixty-day promissory note payable to its chief executive officer for a loan in the same amount.  The note bears interest at 3.0% per annum, which is due upon maturity of the promissory note.  In the fourth quarter of 2014, the Company repaid $17,500 of the principal amount of the note, leaving an outstanding balance of $7,500.  The Company’s chief executive officer elected to extend the maturity date of this note to March 31, 2016.  In September 2015, the $7,500 balance was used to partially pay for the exercise of a warrant to purchase 2,000 shares of the Company’s common stock with an exercise price of $10.00 per share, effective June 30, 2015.  The shares of the Company’s common stock were issued in October 2015.

In November 2013, the spouse of the Company’s chief executive officer loaned the Company $60,000, which was evidenced by a demand promissory note bearing interest at 3% annually.  The demand note was replaced shortly thereafter with a convertible promissory note totaling $60,000, also bearing 3% annual interest and originally due March 31, 2014; however, the due date was extended to March 31, 2016. The convertible note could be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $5.00 per share. In October 2015, the note was converted into 12,000 shares of common stock.

In November 2013, the Company executed two short-term notes payable in the aggregate of $313,477 with an equipment financing company owned by one of the Company’s outside directors for the specific purpose of financing the purchase of certain third-party equipment to be sold to contracted customers.  Both notes were to mature in May 2014, bear interest at 16% annually, are payable upon maturity, and are collateralized by the third-party equipment being procured.  The maturity dates for both notes were formally extended until June 25, 2015.  On September 1, 2015, a new agreement was executed between the parties consisting of the following:  the agreement was styled as a rental agreement, consisting of: a total value of $322,305, inclusive of principal and interest; a term of 48 months, monthly payments of $5,465; a buy-out amount of $65,576; and a $60,000 cash payment upon signing.

In August 2013, the Company’s chief executive officer loaned the Company $40,000, which was evidenced by a convertible promissory note bearing interest at 3% annually.  The note was originally due March 31, 2014; however, the due date was extended to March 31, 2016.  The convertible note could be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $5.00 per share.  In October 2015, the note was converted into 8,000 shares of common stock.

COPSYNC, INC.
Notes to Financial Statements

In December 2012, the Company’s chief executive officer loaned the Company $120,000, which was evidenced by a demand promissory note bearing interest at 3% annually. The demand note, including accrued interest, was replaced with a convertible promissory note totaling $120,534, also bearing 3% annual interest and due one year from its issuance.  The accrued interest was to be paid in cash on a quarterly basis.  Further, the convertible note could be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $5.00 per share.  During 2013, the Company’s chief executive officer agreed to extend the due date for this convertible promissory note to March 14, 2014.  The Company’s chief executive officer subsequently extended the due date to March 31, 2016.  In October 2015, the principal amount of the demand promissory note was converted into 24,107 shares of common stock.

NOTE 19 -     SUBSEQUENT EVENTS

None.

3,468,992 Shares of Common Stock Issuable Upon Exercise of the Warrants

PROSPECTUS

                                  , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. None of the following expenses are payable by the selling security holders. All amounts are estimates, except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Amount
SEC registration fee	$0.00
Accountants’ fees and expenses	7,000.00
Legal fees and expenses	10,000.00
Miscellaneous	1,000.00
Total	$18,000.00

Item 14. Indemnification of Directors and Officers.

COPsync, Inc. (the “Company”) is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article VII of the Company’s certificate of incorporation, limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. The effect of this provision is to eliminate the Company’s rights, and the rights of its stockholders, through stockholder derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, the Company’s directors will be personally liable to the Company and its stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived improper benefit from their actions as directors. In addition, the Company’s certificate of incorporation, as amended, provides that the Company has the right to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Company has entered into employment agreements with each of its officers, who are also the sole directors of the Company, under which the Company has agreed to indemnify its directors and officers, to the fullest extent authorized by Delaware law, with respect to any liability, including expenses, arising out of their capacity or status as directors or officers of the Company. The Company does not maintain directors’ and officers’ insurance.

Item 15. Recent Sales of Unregistered Securities.

On December 15, 2015 we issued warrants to purchase an aggregate of 327,327 shares of our common stock, at an exercise price of $3.125, to 26 investors who had previously invested in warrants to purchase 200,307 shares of our common stock.  The original warrants were issued in a private placement exempt from registration under Rule 506, pursuant to which we entered a Registration Rights Agreement with the investors (the “Registration Rights Agreement”).  In consideration for the issuance of these warrants, the investors agreed to amend the Registration Rights Agreement to extend the deadline for us to register their shares and the shares issuable upon exercise of their warrants.  Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act based on our belief that our common stock was sold to a limited number of financially sophisticated persons that were given access to information relevant to their decision to amend the Registration Rights Agreement.  We had a substantive, pre-existing relationship with each of the persons and no general solicitation or advertising was involved.

In connection with our public offering, our Series B stockholders converted their shares of Series B Preferred Stock into shares of our common stock pursuant to the terms of the Series B Preferred Stock, exercised their warrants at an exercise price reduced from $10.00 per share to $6.25 per share in full for cash, terminated the Investors’ Rights Agreement and waived any rights they may have had under such agreement. In return, we amended their warrants to reduce the exercise price from $10.00 per share to $6.25 per share, issued the Series B stockholders an additional aggregate 60,000 shares of our common stock and agreed to pay aggregate accrued dividends of $630,000 in cash within 30 days of our listing on The NASDAQ Capital Market. In total, we issued 420,000 shares of our common stock to our Series B stockholders in connection with the Series B conversions and warrant exercises.

Since June 30, 2015, certain holders of convertible and non-convertible promissory notes in an aggregate amount of $1,392,248 have converted their notes into 279,166 shares of our common stock. Vendors to whom we owed in the aggregate $236,265 have agreed to convert amounts owed to them into 31,503 shares of our common stock. In connection with the conversion of amounts owed under the non-convertible promissory notes and trade payables, we agreed to issue warrants to purchase an aggregate amount of 156,539 shares of our common stock. These warrants are exercisable until 5 years from date of issuance with a weighted average exercise price of $3.724 per share. Additionally, individuals holding warrants to purchase 4,400 shares exercised their warrants.

On September 9, 2015, we issued to two advisors warrants to purchase an aggregate amount of 12,000 shares of our common stock. These warrants have expiration dates of September 9, 2020 and an exercise price of $8.50. On September 14, 2015, we authorized for issuance to an advisor a restricted stock grant in the amount of 20,000 shares of our common stock. 2,000 of these shares are vested immediately while the remaining 18,000 will vest according to the achievement of performance metrics as determined by our CEO.

On July 14, 2015, July 23, 2015 and August 10, 2015 we closed a private placement, in which we issued $1,795,000, in the aggregate, of convertible promissory notes and warrants to purchase our common stock. The convertible promissory notes bear interest at a rate of 3% per annum and mature 3 years from issuance. In connection with our recent public offering, all of these convertible promissory notes automatically converted into shares of our common stock. The warrants are exercisable into an aggregate of 200,307 shares of our common stock upon the earlier of the closing of a public offering of $6,000,000 or greater of our common stock, or October 1, 2015, and are exercisable until 5 years from issuance. The exercise price of these warrants is $7.50 per share. We have entered an agreement with the warrant holders to clarify the number of shares of common stock underlying the warrants and to reduce the exercise price of these warrants to $3.125 per share. In connection with the private placement we also issued to the placement agent a warrant to purchase an aggregate of 28,320 shares of common stock on terms substantially similar to the warrants issued to the investors in the private placement.

During the three months ended June 30, 2015, we issued a total of 9,598 shares of our common stock as follows: we issued (i) 960 shares of our common stock upon the exercise of a single outstanding warrant, for an aggregate purchase price of $9,600; (ii) 800 shares of our common stock upon the exercise of a single outstanding warrant, for an aggregate purchase price of $8,000, which was associated with a deposit received in the first quarter of 2015; (iii) 6,500 shares of common stock to a single investor who elected to convert his $65,000 convertible promissory note; (iv) 1,000 shares of common stock and associated warrants with an exercise price of $5.00 per share for $5,000 of cash received from an individual investor in a prior period, and previously reported as a stock-related deposit; and (v) 338 shares of common stock and associated warrants with an exercise price of $9.50 per share for $1,690 of cash received from two individual investors.

During the three months ended March 31, 2015, we issued a total of 14,400 shares of our common stock as follows: (i) we issued 9,000 shares of our common stock upon the exercise of outstanding warrants, for an aggregate purchase price of $90,000; (ii) in September 2014, we received a total of $24,000 from holders of warrants to purchase 2,400 shares of common stock for the exercise of those warrants. The exercise price of the warrants was $10.00 per share. At the warrant holders’ request, the shares of common stock issuable upon such exercise will not be issued for a period of six months from the date of exercise.

 Accordingly, the shares were issued during the period; and (iii) we issued 3,000 shares of common stock and associated warrants pursuant to a $15,000 deposit received in fiscal year 2014 from a single investor. Further, in the first quarter of 2015, we sold $450,000 in convertible promissory notes bearing interest at the rate of 2 percent per annum. The principal amount of the note is convertible into shares of our common stock at the rate of $11.00 per share, and the note may be prepaid by us under certain conditions. The note was sold in connection with an initiative to fund a software development effort to enhance our current product offerings.

During the three months ended December 31, 2014, we issued 133,800 shares of our common stock, consisting of: 1) an aggregate of 50,000 shares issued to two third party service providers for advisory services, with a fair value of $1,050,000; 2) 4,000 shares issued for cash at $5.00 per share, or $20,000 in the aggregate, from warrant exercises; 3) an aggregate of 15,000 shares issued upon the conversion of three convertible promissory notes at a conversion price of $5.00 per share; 4) 41,000 shares issued in exchange for $205,000 in cash at a price of $5.00 per share received in a prior reporting period; and 5) 23,800 shares issued at a price of $5.00 per share and associated warrants to purchase 3,160 shares of common stock (with exercise prices ranging from $19.50 to $22.50 per share) in exchange for an aggregate $119,000 in cash. Additionally, we issued warrants to purchase 8,000 shares of common stock at a price of $5.00 per share to two third party service providers for advisory services, with a fair value of $167,346.

During the three months ended September 30, 2014, we issued 320,562 shares of our common stock, and associated warrants (with exercise prices ranging from $5.00 to $20.50 per share) to purchase 46,113 shares of our common stock, in exchange for an aggregate $1,602,800 in cash. Additionally, we received deposits from investors totaling $221,500 for the purchase of 44,300 shares of common stock and 8,860 warrants, most of which will be issued in the fourth quarter of 2014.

During the three months ended June 30, 2014, we issued 33,500 shares of our common stock, and associated warrants (with exercise prices ranging from $5.00 to $7.00 per share) to purchase 6,700 shares of our common stock, in exchange for an aggregate $167,500 in cash. Additionally, we issued 12,000 shares of our common stock, and 2,400 associated warrants (with an exercise price of $5.00 per share) in exchange for $60,000 of software development services, $31,835 of which services were already performed and $28,165 of which are to be performed.

During the three months ended March 31, 2014, we issued 6,000 shares of our common stock, and associated warrants (with an exercise price of $5.00 per share) to purchase 1,200 shares of our common stock, in exchange for an aggregate $30,000 in cash.

During the three months ended September 30, 2013, we issued 5,200 shares of our common stock, and associated warrants (with an exercise price of $5.00 per share) to purchase an aggregate of 1,040 shares of our common stock, in exchange for an aggregate $26,000 in cash.

During the three months ended June 30, 2013, we issued 43,900 shares of our common stock, and associated warrants (with an exercise price of $5.00 per share) to purchase 8,780 shares of our common stock, in exchange for an aggregate $219,500 in cash. Additionally, we issued 6,286 shares of our common stock and associated warrants (with an exercise price of $5.00 per share) to purchase 1,258 shares of our common stock, in exchange for an aggregate of $31,430 in cash we received in the first quarter of 2013.

During the three months period ended March 31, 2013, the Company issued a total of 15,400 shares of common stock, along with associated warrants, valued at $77,000, or $5.00 per share. These shares consisted of 14,000 shares, valued at $70,000, for investments made during the three month period, and 1,400 shares, valued at $7,000, resulting from an investment made in the prior year. Also during the three month period, the Company issued 3,820 shares of common stock, valued at $19,100, upon the conversion of an outstanding convertible note into shares of the Company’s common stock.

Any shares of common stock issued upon the exercise of warrants since January 1, 2013 were offered and sold without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 3(a)(9) of the Securities Act, and in reliance on similar exemptions under applicable state laws, for exchanges of securities with existing security holders. Furthermore, the shares of common stock and warrants issued during such period were offered primarily to individuals that we reasonably believed to be an “accredited investor,” as such term is defined in Rule 501 under the Securities Act. The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws. No general solicitation or general advertising was used in connection with any offering of the common stock and warrants. We disclosed to the investors that the shares of common stock and the warrants, and the common stock underlying the warrants, could not be sold unless they are registered under the Securities Act or unless an exemption from registration is available, and the certificates representing the shares and the warrants included, and the certificates representing the common stock to be issued upon exercise of the warrants (if applicable), will include a legend to that effect.

Item 16. Exhibits and Financial Statement Schedules.

(a)                      Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b)                      Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, in the State of Texas, on this 15th day of April, 2016.

COPSYNC, INC.

By:	/s/ Barry W. Wilson
Barry W. Wilson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer and Director	April 15, 2016
Ronald A. Woessner	(Principal Executive Officer)

/s/ Barry W. Wilson	Chief Financial Officer	April 15, 2016
Barry W. Wilson	(Principal Financial and Accounting Officer)

*	Chairman of the Board	April 15, 2016
Joseph R. Alosa

*	President and Director	April 15, 2016
J. Shane Rapp

*	Director	April 15, 2016
Russell D. Chaney

Director
Joel Hochberg

Director
Robert L. Harris

*	Director	April 15, 2016
Brian K. Tuskan

Director
Luisa Ingargiola

*By: /s/ Barry W. Wilson
Barry W. Wilson Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation filed on September 2, 2009 (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 20, 2009).
3.2
Certificate of Designations of Series B Convertible Preferred Stock filed on October 14, 2009 (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

3.3
Certificate of Amendment to Certificate of Incorporation effective as of October 14, 2015 (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on October 16, 2015).

3.4
Certificate of Correction to Certificate of Amendment effective as of October 14, 2015 (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on March 31, 2016).

3.5	Amended and Restated Bylaws (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on September 15, 2015).
4.1	Form of Common Stock Certificate (Incorporated by reference to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-140320)).
5.1#	Legal Opinion of Harter Secrest & Emery LLP.
10.1	Form of Three-Year COPsync, Inc. Promissory Note, originally issued in 2014 (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with Commission on November 11, 2014).
10.2	Form of Warrant to Purchase Common Stock (Cash Payment Exercise) (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with Commission on November 11, 2014).
10.3	Form of Warrant to Purchase Common Stock (Cashless Exercise) (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with Commission on November 11, 2014).
10.4	Form of Three-Year COPsync, Inc. Promissory Note, originally issued in 2015 (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).
10.5
Form of Warrant, dated as of October 14, 2009, issued by registrant to the investors in its Series B Preferred Stock (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

10.6
Investors’ Rights Agreement, dated as of October 14, 2009, by and among registrant and the investors in its Series B Preferred Stock (excluding exhibits) (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

10.7+
Amended and Restated Executive Employment Agreement, dated April 29, 2009, by and between Russell D. Chaney and registrant (Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 20, 2009)

10.8+
Amended and Restated Executive Employment Agreement, dated April 29, 2009, by and between J. Shane Rapp and registrant (Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 20, 2009)

10.9+
Stock Restriction Agreement, dated as of August 27, 2010, by and between Ronald A. Woessner and registrant.  (Incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the Commission on April 15, 2011).

10.10+
Form of Indemnification Agreement, dated as of October 14, 2009, by and between registrant and its officers and directors (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

10.11+	Registrant’s 2009 Long-Term Incentive Plan (Incorporated by reference to registrant’s Registration Statement on Form S-8 (Registration No. 333-161882)).
10.12+	Amendment No. 1 to Registrant’s 2009 Long-Term Incentive Plan (Incorporated by reference to Registrant’s Information Statement in Schedule 14C, filed on March 2, 2015).
10.13	Form of Warrant, issued by the registrant to certain investors (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on April 6, 2011).
10.14	Form of Convertible Note, issued by the registrant to certain investors (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on April 6, 2011).
10.15
Commercial Sublease Agreement with Addison Tower Investment Company LLC (entered into as of January 28, 2013) (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).

10.16
Commercial Lease Agreement with 1000 Walnut Limited, as amended on June 17, 2014 (originally executed on March 28, 2014) (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).

10.17	Advisory Agreement with Maxim Group LLC (entered into as of October 6, 2014) (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).
10.18
Form of Registration Rights Agreement issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.19
Form of Securities Purchase Agreement issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.20
Form of Convertible Promissory Note issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.21
Form of Stock Purchase Warrant issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.22	Warrant Agreement (Incorporated by reference to Registrant’s Current Report on Form 8-K dated November 18, 2015).
10.23	Form of Warrant (included in Exhibit 10.22) (Incorporated by reference to Registrant’s Current Report on Form 8-K dated November 18, 2015).
10.24	Form of Underwriter’s Warrant (included in Exhibit 1.1) (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2015).
10.25
Form of Series B Stock Conversion, Warrant Exercise and Investor Rights Agreement (Incorporated by reference to Registrant’s Registration Statement on Form S-1/A filed with the Commission on October 29, 2015).

10.26	Form of Conversion and Exercise Notice (Incorporated by reference to Registrant’s Registration Statement on Form S-1/A filed with the Commission on October 29, 2015).
10.27	Underwriting Agreement dated November 18, 2015 (Incorporated by reference to Registrant’s Current Report on Form 8-K dated November 18, 2015).
10.28	Form of Amendment to Registration Rights Agreement (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed with the Commission on December 18, 2015).
10.29	Form of Amendment to Warrant Agreement (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed with the Commission on December 18, 2015).
23.1#	Consent of Independent Registered Public Accounting Firm
23.2#	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page) (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed with the Commission on August 18, 2015)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Calculation Linkbase Documents
101.DEF	XBRL Taxonomy Linkbase Document
101.LAB	XBRL Taxonomy Label Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document

#	Filed herewith
+	Indicates a management contract or compensatory plan